      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 2002
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                         ------------------------------

                               THE HOCKEY COMPANY

              *AND THE CO-ISSUER AND SUBSIDIARY GUARANTORS LISTED
                       IN TABLE OF ADDITIONAL REGISTRANTS
             (Exact name of Registrant as specified in its charter)

           DELAWARE                        3949                   13-36-32297
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                       3500 BOULEVARD DE MAISONNEUVE WEST
                                   SUITE 800
                                MONTREAL, QUEBEC
                                 CANADA H3Z 3C1
                                 (514) 932-1118
     (Name and address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 590-9100
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:
                             DAVID W. POLLAK, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                                101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                                 (212) 309-6000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective in connection with the exchange offer described in the prospectus contained in this Registration Statement.

                         ------------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED          PER UNIT         OFFERING PRICE(1)    REGISTRATION FEE
11 1/4% Senior Secured Note Units due
  2009......................................     $125,000,000             100%             $125,000,000            $11,500
Guarantees related to the 11 1/4% Senior
  Secured Note Units due 2009...............          N/A                  N/A                  N/A                N/A(2)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.

(2) No separate consideration received for the guarantees and, therefore, pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                        (CONTINUED ON NEXT PAGE)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(CONTINUED FROM PREVIOUS PAGE)

                        *TABLE OF ADDITIONAL REGISTRANTS

                                                                                PRIMARY STANDARD
              NAME OF                     STATE OR OTHER JURISDICTION       INDUSTRIAL CLASSIFICATION      I.R.S. EMPLOYER
      ADDITIONAL REGISTRANT(#)           OF INCORPORATION OR FORMATION             CODE NUMBER          IDENTIFICATION NUMBER
------------------------------------  ------------------------------------  -------------------------   ---------------------
Jofa AB                               Sweden                                          3949                           --
Jofa Holding AB                       Sweden                                          3949                           --
Maska U.S., Inc.                      Vermont                                         3949                   03-0279482
SLM Trademark Acquisition Canada      New Brunswick
  Corp.                                                                               3949                           --
SLM Trademark Acquisition Corp.       Delaware                                        3949                   98-0229816
Sport Maska Inc.(+)                   New Brunswick                                   3949                           --
Sports Holdings Corp.                 Delaware                                        3949                   03-0337606
WAP Holdings Inc.                     Delaware                                        3949                   03-0337605

(#) Addresses and telephone numbers of principal executive offices are the same as those of The Hockey Company.

(+) Co-Issuer

                    SUBJECT TO COMPLETION. DATED MAY 6, 2002
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                               THE HOCKEY COMPANY
                                      AND
                                SPORT MASKA INC.
          OFFER TO EXCHANGE $125,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                 11 1/4% SENIOR SECURED NOTE UNITS DUE 2009 FOR
             REGISTERED 11 1/4% SENIOR SECURED NOTE UNITS DUE 2009

                                      [HOCKEY COMPANY LOGO]
[CCM LOGO]                                                                             [KOHO LOGO]
                                           [JOFA LOGO]

MATERIAL TERMS OF THE EXCHANGE OFFER

    We are offering to exchange the Units that we sold in a private offering for new registered Exchange Units, guaranteed as described on page 9 of this prospectus.

    The exchange offer will expire at 5:00 p.m., New York City time,       ,
2002, unless we extend the exchange offer in our sole and absolute discretion.

    Tenders of outstanding Units may be withdrawn any time prior to the expiration or termination of the exchange offer.

    All outstanding Units that are validly tendered and not validly withdrawn will be exchanged.

    We believe that the exchange of Units should not be a taxable exchange for U.S. federal income tax purposes or Canadian federal income tax purposes.

    We will not receive any cash proceeds from the exchange offer.

    The terms of the Units to be issued are identical to the outstanding Units, except that the transfer restrictions and registration rights relating to the outstanding Units will not apply to the Exchange Units.

    Each broker-dealer that receives Exchange Units for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Units. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Units received in exchange for Units where such Units were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein) or any shorter period as provided in the Registration Rights Agreement (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with such resale. See "Plan of Distribution."

    WE ARE NOT MAKING AN OFFER TO EXCHANGE UNITS IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

    THERE IS NO ESTABLISHED TRADING MARKET FOR THE UNITS OR EXCHANGE UNITS.

    INVESTING IN THE UNITS ISSUED IN THE EXCHANGE OFFER INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF SOME OF THE RISKS YOU SHOULD CONSIDER IN EVALUATING THIS EXCHANGE OFFER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE UNITS TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS               , 2002.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

    We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we "believe," "expect," "anticipate" or "plan" that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management's current plans and beliefs or estimates of future results or trends.

    Forward-looking statements regarding management's present plans or expectations for new product offerings, capital expenditures, sales-building, cost-saving strategies, and growth involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenues and/or achieve cost reductions (and other factors discussed under "Risk Factors" or elsewhere in this prospectus), which also would cause actual results to differ from present plans. Such differences could be material.

    You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

                        FOR NEW HAMPSHIRE RESIDENTS ONLY

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IN LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                            ------------------------

                          NOTICE TO FLORIDA RESIDENTS

    THE SECURITIES ARE OFFERED PURSUANT TO A CLAIM OF EXEMPTION UNDER
SECTION 517.061 OF THE FLORIDA SECURITIES ACT AND HAVE NOT BEEN REGISTERED UNDER SAID ACT IN THE STATE OF FLORIDA. ALL FLORIDA RESIDENTS (OTHER THAN EXEMPT INSTITUTIONAL INVESTORS) HAVE THE RIGHT TO VOID THE PURCHASE OF

THE SECURITIES, WITHOUT PENALTY, WITHIN THREE DAYS OF MAKING SUCH PURCHASE.

                            ------------------------

                      MARKET SHARE, RANKING AND OTHER DATA

    The market share, ranking and other data contained in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUMMARY..........................................      1

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL
  DATA......................................................     12

RISK FACTORS................................................     14

USE OF PROCEEDS.............................................     24

CAPITALIZATION..............................................     25

RATIO OF EARNINGS TO FIXED CHARGES..........................     26

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS DATA...........................................     27

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND PRO FORMA
  FINANCIAL DATA............................................     29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     31

BUSINESS....................................................     39

DIRECTORS AND EXECUTIVE OFFICERS............................     51

EXECUTIVE COMPENSATION......................................     53

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.................     54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............     56

OWNERSHIP OF CAPITAL STOCK..................................     57

DESCRIPTION OF CERTAIN INDEBTEDNESS.........................     58

THE EXCHANGE OFFER..........................................     60

DESCRIPTION OF THE EXCHANGE UNITS...........................     70

DESCRIPTION OF THE EXCHANGE NOTES...........................     70

TAX CONSEQUENCES............................................    114

PLAN OF DISTRIBUTION........................................    121

LEGAL MATTERS...............................................    121

INDEPENDENT AUDITORS........................................    121

WHERE YOU CAN FIND MORE INFORMATION.........................    122

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER WE ENCOURAGE YOU TO READ THE ENTIRE DOCUMENT AND OTHER DOCUMENTS TO WHICH WE REFER AND SHOULD CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH UNDER "RISK FACTORS". UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES TO THE "COMPANY", "THE HOCKEY COMPANY", "WE", "US", OR "OUR" REFER COLLECTIVELY TO THE HOCKEY COMPANY, SPORT MASKA INC., A WHOLLY-OWNED SUBSIDIARY OF THE HOCKEY COMPANY, AND THE HOCKEY COMPANY'S OTHER SUBSIDIARIES.

    OUR COMPANY

    We are the world's largest marketer, designer and manufacturer of hockey equipment and related apparel. Our primary brands, CCM, Koho and Jofa, are among the most widely recognized brands in hockey and we estimate that we have a 30% share of the worldwide ice and roller hockey equipment and related apparel market. We sell our products to a diverse customer base consisting of specialty retailers, sporting goods shops, mass merchandisers and international distributors. We manufacture at highly automated facilities, and have distribution facilities located, in North America, Finland and Sweden. For the fiscal year ended December 31, 2001, we generated revenue of $198.2 million, operating income of $9.0 million and adjusted EBITDA, as hereinafter defined, of $28.5 million, a 14.4% margin.

    We offer a complete line of ice and roller hockey equipment and related apparel. Hockey equipment represents approximately 64% of our sales, hockey related apparel 32% of our sales and non-hockey products represent the remaining 4%.

    HOCKEY EQUIPMENT. Our comprehensive line of hockey equipment, including skates, protective equipment, hockey sticks and goaltender equipment, provides a wide range of choices for both professional and recreational players. Our skates and other equipment are sold at various price points and range from high performance products used by professionals in the NHL and other professional leagues, to intermediate performance products used by youth league players, among others, and to entry-level products for the beginner. As of November 2001, 98% of all NHL players used at least one piece of our equipment.

    HOCKEY RELATED APPAREL. The hockey related apparel segment of our business consists of licensed hockey jerseys, team uniforms and socks and licensed or branded activewear. We have been an NHL licensee since 1967 and we are currently the exclusive supplier of hockey jerseys to every NHL team and have the exclusive worldwide right to market authentic and replica NHL jerseys. Our jerseys are worn by every player and official in the NHL. We are also the world's largest manufacturer of team uniforms and socks worn by players in hockey leagues, camps, schools and associations. Our licensed or branded activewear lines include high quality fleece wear, pants, shirts, T-shirts, golf shirts, turtlenecks, outerwear and caps embroidered with the NHL, NCAA and other team and league logos.

    NON-HOCKEY PRODUCTS. In addition to our primary hockey related equipment, we also market and manufacture other equipment, including alpine skiing and equestrian helmets. In addition, in Finland and Sweden, we are the exclusive distributor of Merrell footwear, a leading outdoor footwear brand.

INDUSTRY OVERVIEW

    We compete in the wholesale ice and roller hockey equipment and related apparel markets. We estimate the worldwide wholesale hockey equipment and related apparel market in 2000 was approximately $660 million, and we estimate that we have a 30% share of this market. Although the worldwide hockey equipment market has remained stable overall, we anticipate several specific factors will support future growth in the industry, including:

    - the increased fan interest and increased participation in hockey;

    - the recent expansion of the NHL into new markets such as Nashville in 1998, Atlanta in 1999 and Columbus and Minnesota in 2000;

    - increased marketing efforts by the NHL;

    - the increased construction of ice rinks; and

    - favorable demographics, such as the tendency for hockey enthusiasts to be more educated and have greater disposable income than participants and fans of other traditional team sports.

    The hockey equipment and related apparel markets are segments of the U.S. and worldwide sporting goods industries. Several factors are expected to support the future growth of the sporting goods industry in general, including:

    - the considerable leisure time and financial resources of the baby boomer population;

    - a heightened awareness of the importance of recreation and exercise; and

    - the growing overseas market for recreational products.

OUR COMPETITIVE STRENGTHS

    LEADING WORLDWIDE BRANDS AND MARKET POSITION. We manage a portfolio of the world's most established and widely recognized hockey brands, which include our primary brands, CCM, Koho and Jofa, as well as other brands and sub-brands, such as Tacks, Heaton, Canadien and Titan. The CCM brand has been in existence since 1899, Jofa since 1926 and Koho since 1964. We focus each brand on different consumer segments and utilize multiple distribution channels to more fully penetrate viable hockey markets. We estimate that, through our combined brands, we have a 30% share of the approximate $660 million worldwide market for hockey equipment and related apparel.

    EXTENSIVE USE OF OUR PRODUCTS IN THE NHL. Our products are the most widely used by NHL players, which we believe highlights and reinforces the marketplace's view of the innovation and high quality of our equipment and apparel. As of November 2001, 98% of all NHL players used at least one piece of our equipment. To further develop and maintain our leading market position for our equipment and our brands, we have endorsement agreements with several high visibility players including, among others, Martin Brodeur of the New Jersey Devils, Jaromir Jagr of the Washington Capitals, Mark Recchi of the Philadelphia Flyers, Patrick Roy of the Colorado Avalanche, Daniel Sedin and Henrik Sedin of the Vancouver Canucks, Mats Sundin of the Toronto Maple Leafs and Joe Thornton of the Boston Bruins.

    WORLD LEADER IN PRODUCT INNOVATION. We believe we are the industry's leader in product innovation, and have dedicated significant resources to ensure our future technological leadership. The majority of our products are developed and commercialized in our three research and development centers located in St. Jean, Quebec, Tammela, Finland and Malung, Sweden. Our research and development teams work closely with each of our product business Units to enhance the quality and performance of existing products and to introduce new products into the marketplace. The majority of our products are developed through our research efforts and continued feedback from professional and recreational players, as well as from retail customers. Our university affiliations support our efforts to develop equipment performance benchmarks, as well as new materials and equipment designs.

    FULL LINE OF HOCKEY EQUIPMENT AND RELATED APPAREL. We are the only company that offers a full line of ice and roller hockey equipment, NHL licensed jerseys and other apparel. Our products are sold at various price points and range from high performance products used by professionals in the NHL and other professional leagues worldwide, to intermediate performance products used by youth league players, among others, and to entry-level products for the beginner. Our comprehensive line of products allows us to cover the full spectrum of consumers, diversify our revenue base and optimize production capacity at our manufacturing facilities.

    ADVANCED MANUFACTURING PROCESSES. We continuously evaluate our manufacturing processes and use in-house manufacturing, where our proprietary technologies and processes provide us with a competitive advantage. Through the use of these proprietary technologies and extensive automation, we believe we have developed many of the industry's most advanced hockey equipment manufacturing processes. We believe that we operate the industry's most advanced skate manufacturing facility in St. Jean, Quebec, the industry's most automated hockey stick production facility in Cowansville, Quebec, and the industry's most automated hockey apparel production facility in St. Hyacinthe, Quebec. For other product lines, where our ability to manufacture does not give us a distinct competitive advantage, we outsource production to high quality facilities primarily in Asia and the Czech Republic.

    EXCLUSIVE NATIONAL HOCKEY LEAGUE RELATIONSHIP. We have been an NHL licensee since 1967 and we are currently the exclusive supplier of hockey jerseys to every NHL team and have the exclusive worldwide right to market authentic and replica NHL jerseys. Our jerseys are worn by every player and official in the NHL. Beginning with the 2000/2001 NHL season, the CCM logo appears above each player's name on every "home" NHL jersey, while the Koho logo appears above each player's name on every "away" and "third" NHL jersey. We are also the exclusive supplier of "on-ice" jerseys and pants for NHL officials under the Jofa brand name. Pursuant to a separate agreement with the National Hockey League Players Association we are entitled to market authentic and replica game and practice jerseys identified with the names and numbers of NHL players.

    EXTENSIVE MULTI-CHANNEL DISTRIBUTION RELATIONSHIPS. Our products are sold throughout the world to more than 4,000 customers, consisting of specialty retailers, sporting goods shops, mass merchandisers and international distributors. Internationally, we have selling offices in Sweden, Finland and Norway and distributors in over 40 countries in Europe, South America, Central America, Africa, Australia and the Far East. Our products are sold to certain large customers by our in-house sales staff, while an extensive network of approximately 90 independent sales representatives services other accounts. We distribute our products from distribution centers in the United States, Canada, Finland and Sweden. In 2001, we generated approximately 45% of our revenue in the United States, 32% in Canada and 23% internationally, primarily in Europe.

    STRONG AND EXPERIENCED MANAGEMENT TEAM AND FINANCIAL SPONSOR. We have a strong and experienced management team at the corporate and operating levels. Our senior management has an average of 18 years experience in the hockey and sporting goods industries. In addition, our largest stockholder is WS Acquisition LLC, an affiliate of Wellspring Capital Management LLC, an experienced private equity investor. Among other investments, Wellspring owns Protectron Inc., a leading residential and commercial security alarm company in Canada, and recently completed the sale of Paragon Trade Brands to Tyco International.

OUR BUSINESS STRATEGY

    Our objectives are to increase revenues and maintain high operating margins by accelerating the product replacement cycle through product innovation, maintaining our overall market leadership position and becoming the undisputed leader in each key segment of the global market for hockey equipment and related apparel. Key elements of our business strategy are as follows:

    DRIVE GROWTH THROUGH CONTINUED PRODUCT INNOVATION. Since 1937 when we introduced the revolutionary Tackaberry hockey skate until our 2002 launch of the Externo skate, we have a long history of being the first to bring technological advancements and equipment innovations to the hockey industry. We intend to continue driving our growth through continued product innovation, which we believe creates a more rapid equipment replacement cycle and increases demand for our new value added and higher margin products. By utilizing innovation-driven product marketing, we are able to compete on technology and brand rather than price, resulting in higher margins, stronger brand differentiation and additional barriers to entry.

    Some of our recent product innovations include:

    - JOFA PROTECTIVE EQUIPMENT. In 2001, we introduced new Jofa protective equipment based on the Joint Discharge Principle, a proprietary and patented design that redirects an impact from the joint to the surrounding muscle, thereby reducing injuries. This and other innovations have resulted in 98% of NHL players wearing at least one piece of Jofa equipment during the 2000/2001 season. Jofa is the only protective gear that is allowed to bear the NFL "Center-Ice" logo.

    - THE F-I-T SYSTEM THERMO-FORMING PROCESS. We introduced the patented F-I-T system in our new CCM Tacks skate line in 2001, and new CCM Extemo skate line in 2002. The F-I-T system applies heat and pressure to key areas of the boot and allows retailers, at the point of sale, to custom fit a skate based on the player's size, weight and style of play.

    - THE CCM EXTERNO. In the beginning of 2002, we introduced a new skate line, the CCM Extemo. The technologically advanced CCM Externo is a premium skate featuring a revolutionary exoskeleton support system that provides increased stability and support in the strategic areas of the skate to enhance skating performance as well as providing a more comfortable fit.

    - COMPOSITE HOCKEY STICKS. In the second quarter of 2002, we expect to introduce a lightweight one-piece composite hockey stick. Our new composite stick will allow increased puck speed, enhanced comfort and feel, and significantly reduce the weight of the stick without a reduction in durability.

    CONTINUE TO SUPPORT OUR PRODUCTS WITH OUTSTANDING MARKETING. Our marketing strategy has two major elements: the validation of the product's features and benefits and the effective communication of the product's features and benefits to the target audience.

    First, we provide validation of our products through use by NHL players, which we believe provides a high level of exposure for our brands, highlights the advanced performance features and legitimizes the new technology of our products. Our endorsement agreements with leading NHL players require the players to use our equipment during games, make themselves available for personal appearances, and, in most instances, allow us to use their image in print and television advertising. In addition, we believe our brands themselves provide validation for our new products due to their strong reputations for high quality and reliable performance.

    Second, we use television and print advertising, promotions and public relations, featuring our endorsed players, to promote and reinforce our primary brands and increase consumer awareness of our products. We also provide in-store advertising materials, brochures and print materials to assist our retailers in the communication of the features and benefits of our products to the consumer. We have co-marketing agreements with the NHL that provide us with advertising space on rink boards and signage in hockey arenas. As part of our exclusive agreement with the NHL, our logos appear above the player's name on every NHL jersey, which results in a high level of exposure. We also place our brand names on our gloves, sticks, helmets, skates, pants, and jerseys in locations that will receive a high level of exposure during play on both televised games and in still photos of games.

    INCREASE PROFITABILITY THROUGH COST REDUCTIONS AND EFFICIENCY
IMPROVEMENTS. We will continue to evaluate and rationalize our cost structure and evaluate ways to improve the efficiency and productivity of our operations. Past initiatives have included:

    - consolidation of administrative offices and warehouses;

    - consolidation of North American customer service and credit;

    - reduction in raw materials costs;

    - emphasis on outsourcing of non-core activities; and

    - consolidation of manufacturing facilities.

    We estimate that facility consolidations and head count reductions implemented and completed during fiscal year 2001 would have resulted in an additional $3.2 million of cost savings for the full year. In addition, to maintain our leading market position and continue to be a leader in product innovation, we will continue to make our business more flexible and less capital intensive by outsourcing the manufacturing of our products where it makes strategic and business sense. We plan to make investments in manufacturing and vertical integration only when we believe it will significantly strengthen our competitive position. We believe that outsourcing manufacturing will result in reduced costs, an improved ability to balance our manufacturing capacity and shorten the time-to-market for our new products.

                            ------------------------

    The Hockey Company's, Sport Maska Inc.'s and the subsidiary guarantors' principal executive offices are: The Hockey Company, 3500 Boulevard de Maisonneuve, Suite 800, Montreal, Quebec, Canada H3Z 3C1. The Hockey Company, SLM Trademark Acquisition Corp., Sports Holdings Corp. and WAP Holdings Inc. are Delaware corporations, Sport Maska Inc. and SLM Trademark Acquisition Canada Corp. are New Brunswick corporations, Maska U.S., Inc. is a Vermont corporation and Jofa AB and Jofa Holding AB are Swedish companies. Our product website addresses are www.ccmsports.com, www.jofa.com and www.koho.com.

                         SUMMARY OF THE EXCHANGE OFFER

Initial Offering of Units............  On April 3, 2002, we completed a private offering of
                                       $125,000,000 aggregate principal amount of 11 1/4% Senior
                                       Secured Note Units due 2009, which we refer to herein as the
                                       Units, each Unit consisting of $500 principal amount of
                                       11 1/4% Senior Secured Notes of The Hockey Company, referred to as the Parent Notes, and $500 principal amount of 11 1/4%
                                       Senior Secured Notes of Sport Maska Inc., referred to as the
                                       Subsidiary Notes. The initial purchaser placed the Units
                                       with institutional investors in transactions exempt from the registration requirements of the Securities Act pursuant to
                                       Section 144A of, and Regulation S under, the Securities Act and applicable state securities laws.

Registration Rights Agreement........  When we issued the Units, we entered into a Registration
                                       Rights Agreement, dated April 3, 2002, in which we agreed to file a registration statement for the Exchange Units with
                                       the SEC by July 2, 2002, the date 90 days following the date the Units were issued, and to use our best efforts to cause that registration statement to be declared effective by
                                       September 30, 2002, the date 180 days following the date the
                                       Units were issued. In addition, in

                                       certain circumstances, we have agreed to file a "shelf
                                       registration statement" that would allow some or all of
                                       these Units to be offered to the public. After the exchange offer is complete, you will no longer be entitled to any
                                       exchange or registration rights with respect to your Units, other than "shelf" registration rights as contained in the
                                       Registration Rights Agreement and described herein.

The Exchange Offer...................  Under the terms of the exchange offer, you are entitled to exchange the Units for registered Exchange Units as
                                       substitute evidence of the indebtedness originally evidenced by the Units, which we refer to herein as the Exchange
                                       Units. In order to be exchanged, a Unit must be properly
                                       tendered and accepted. All Units that are validly tendered and not validly withdrawn will be exchanged. We will issue
                                       Exchange Units promptly after the expiration of the exchange offer. You should read the discussion under the heading
                                       "Description of the Exchange Units" for further information regarding the Exchange Units. As of this date, there are
                                       $125,000,000 aggregate principal amount of the Units. The
                                       Units may be tendered only in integral multiples of $1,000, as applicable.

Resales of Exchange Units............  We believe that the Exchange Units to be issued in the exchange offer may be offered for resale, resold or
                                       otherwise transferred by you without compliance with the
                                       registration and prospectus delivery provisions of the
                                       Securities Act, provided that:

                                       -  you are acquiring the Exchange Units in the ordinary
                                       course of your business;

                                       -  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Units;
                                          and

                                       -  you are not an "affiliate" of ours, as that term is
                                       defined in Rule 405 under the Securities Act.

                                       If any of the foregoing are not true and you transfer any
                                       Exchange Units without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act,
                                       you may incur liability under the Securities Act. We do not assume or indemnify you against that liability.

                                       If you are a broker-dealer and receive Exchange Units for
                                       your own account in exchange for Units that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act upon any resale of
                                       the Exchange Units. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with an offer to resell, resale or other transfer of the Exchange Units. For a period of 180 days after the
                                       Expiration Date (as defined herein) or any shorter period as provided in the Registration Rights Agreement, we will make this prospectus available to any broker-dealer in connection with such offer, resale or other transfer. We will take

                                       steps to ensure that the issuance of the Exchange Units will comply with state securities or "blue sky" laws.

Consequences of Failure to Exchange
  Units..............................  If you do not exchange your Units for Exchange Units, subject to some limited exceptions, you will no longer be
                                       able to require us to register the Units under the
                                       Securities Act. In addition, you will not be able to offer or sell the Units unless:

                                       -  they are registered under the Securities Act and
                                       applicable state securities laws (and we will have no
                                          obligation to register them, except for some limited
                                          exceptions), or

                                       -  you offer or sell them under an exemption from the
                                          requirements of, or in a transaction not subject to, the
                                          Securities Act and applicable state securities laws.

                                       We do not currently intend to register the Units under the
                                       Securities Act. Under some circumstances, however, holders of the Units, including holders who are not permitted to
                                       participate in the exchange offer or who may not freely
                                       resell Exchange Units received in the exchange offer, may
                                       require us to file, and to cause to become effective, a
                                       shelf registration statement covering resales of Exchange
                                       Units by these holders. For more information regarding the consequences of not tendering your Units, see "The Exchange
                                       Offer--Consequences of Failure to Exchange Units" beginning on page 61.

Expiration Date......................  The exchange offer will expire at 5:00 p.m., New York City
                                       time, on             , 2002, referred to as the Expiration
                                       Date, unless we decide to extend the Expiration Date in our sole and absolute discretion.

Conditions To The Exchange Offer.....  The only condition to completing the exchange offer is that the exchange offer not violate any applicable law or
                                       applicable interpretation of law of the staff of the SEC.

Procedures for Tendering Units.......  The Units were issued as global securities in fully registered form without coupons. Beneficial interests in the
                                       Units which are held by direct or indirect participants in
                                       The Depository Trust Company, or DTC, through
                                       certificateless depositary interests are shown on, and
                                       transfers of the Units can be made only through, records
                                       maintained in book-entry form by DTC with respect to its
                                       participants.

                                       If you are a holder of Units held in the form of a
                                       book-entry interest and you wish to tender your Units for
                                       exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the Expiration Date either:

                                       -  an original or facsimile of a properly completed and duly executed letter of transmittal, which accompanies this
                                          prospectus, and all other required documents to the
                                          address set forth on the cover page of the letter of
                                          transmittal; or

                                       -  a computer-generated message transmitted by means of the
                                          Automated Tender Offer Program System of DTC, or ATOP, in

                                          which you acknowledge and agree to be bound by the terms
                                          of the letter of transmittal and which, when received by
                                          the exchange agent, forms a part of a confirmation of
                                          book-entry transfer. As part of the book-entry transfer,
                                          DTC will facilitate the exchange of your Units and update
                                          your account to reflect the issuance of the Exchange
                                          Units to you. ATOP allows you to electronically transmit
                                          your acceptance of the exchange offer to DTC instead of
                                          physically completing and delivering a letter of
                                          transmittal to the exchange agent.

                                       In addition, you must deliver to the exchange agent on or
                                       before the Expiration Date:

                                       -  a timely confirmation of book-entry transfer of your
                                       Units into the exchange agent's account at DTC, in
                                          accordance with the procedure for book-entry transfers
                                          described in this prospectus under the heading "The
                                          Exchange Offer--Procedures for Exchanging Units;
                                          Book-Entry Delivery Procedures," or

                                       -  the documents necessary for compliance with the
                                       guaranteed delivery procedures described below.

Special Procedures for Beneficial
  Owners.............................  If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of
                                       DTC as the holder of the book-entry interests or if you are a beneficial owner of Units that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or
                                       Units in the exchange offer, you should contact the person in whose name your book-entry interest or Units are
                                       registered promptly and instruct that person to tender on
                                       your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of
                                       transmittal and delivering your Units, either make
                                       appropriate arrangements to register ownership of the Units in your name or obtain a properly completed bond power from the person in whose name your Units are registered.

Guaranteed Delivery Procedure........  If you wish to tender your Units and you cannot get your required documents to the exchange agent by the Expiration
                                       Date, you may tender your Units according to the guaranteed delivery procedure described under the heading "The Exchange
                                       Offer--Procedures for Exchanging Units; Guaranteed
                                       Delivery."

Withdrawal Rights....................  You may withdraw the tender of your Units at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address
                                       set forth herein under "The Exchange Offer--Exchange Agent"
                                       by 5:00 p.m., New York City time, on the Expiration Date. We will return to you any Units not accepted for exchange for any reason without expense to you as promptly as practicable after the expiration or termination of the exchange offer.

Acceptance of Units and Delivery of
  Exchange Units.....................  If all the conditions to the exchange offer are satisfied, we will

                                       accept any and all Units that are properly tendered in the exchange offer and not validly withdrawn prior to
                                       5:00 p.m., New York City time, on the Expiration Date. We
                                       will deliver the Exchange Units promptly after the
                                       Expiration Date

Exchange Agent.......................  The Bank of New York is serving as exchange agent in connection with the exchange offer.

Fees And Expenses....................  We will bear all expenses related to consummating the exchange offer and complying with the Registration Rights
                                       Agreement.

Use of Proceeds......................  We will not receive any cash proceeds from the issuance of the Exchange Units.

Tax Considerations...................  We believe that the exchange of Units for Exchange Units should not be a taxable exchange for United States federal income tax purposes or Canadian federal income tax purposes.
                                       You should consult your tax adviser about the tax
                                       consequences of the exchange as they apply to your
                                       individual circumstances.

          SUMMARY DESCRIPTION OF THE EXCHANGE UNITS AND EXCHANGE NOTES

    The terms of the Exchange Units (and the underlying Exchange Parent Notes and Exchange Subsidiary Notes) and those of the outstanding Units (and the underlying Parent Notes and Subsidiary Notes) are identical, except that the transfer restrictions and registration rights relating to the Units do not apply to the Exchange Units.

Issuers..............................  The Hockey Company and its wholly-owned subsidiary, Sport
                                       Maska Inc. The Hockey Company shall be liable for all
                                       obligations under the Exchange Parent Notes and Sport Maska
                                       Inc. shall be liable for all obligations under the Exchange
                                       Subsidiary Notes.

Securities Offered...................  125,000 Exchange Units in the aggregate principal amount of
                                       $125,000,000, each Exchange Unit consisting of $500
                                       principal amount of 11 1/4% Senior Secured Notes due 2009
                                       issued by The Hockey Company, referred to as the Exchange
                                       Parent Notes, and $500 principal amount of 11 1/4% Senior
                                       Secured Notes due 2009 issued by Sport Maska Inc., referred to as the Exchange Subsidiary Notes. The Exchange Parent
                                       Notes and the Exchange Subsidiary Notes, referred to
                                       together as the Exchange Notes, comprising an Exchange Unit will not be separable and will be transferable only as an
                                       Exchange Unit.

Maturity Date........................  April 15, 2009

Interest Rate........................  The Issuers will pay interest on the Exchange Notes at an annual rate of 11 1/4%.

Interest Payment Dates...............  Semi-annually in cash on each April 15 and October 15, beginning on October 15, 2002.

Guarantees...........................  The Hockey Company will fully and unconditionally guarantee the Exchange Subsidiary Notes and Sport Maska Inc. will
                                       fully and unconditionally guarantee the Exchange Parent
                                       Notes, in each case on a senior secured basis. All of the
                                       Issuers' restricted subsidiaries, excluding our Finnish
                                       subsidiaries, will fully and unconditionally guarantee the
                                       Exchange Notes on a senior secured basis, except

                                       that the security interest in the assets of our Swedish
                                       subsidiaries (other than intellectual property) will be
                                       limited to $15 million.

Ranking..............................  The Exchange Parent Notes will be The Hockey Company's senior secured obligations, ranking senior in right of
                                       payment to all of The Hockey Company's subordinated
                                       indebtedness and ranking PARI PASSU in right of payment with all of The Hockey Company's senior indebtedness, including indebtedness under the seasonal working capital facilities.
                                       The Exchange Subsidiary Notes will be Sport Maska Inc.'s
                                       senior secured obligations, ranking senior in right of
                                       payment to all of Sport Maska Inc.'s subordinated
                                       indebtedness and ranking PARI PASSU in right of payment with all of Sport Maska Inc.'s senior indebtedness, including
                                       indebtedness under the seasonal working capital facilities.
                                       The guarantees will be senior secured obligations, ranking senior in right of payment to subordinated indebtedness of the guarantors and ranking PARI PASSU in right of payment
                                       with all senior indebtedness of the guarantors, including
                                       indebtedness under the seasonal working capital facilities.

Security Interest....................  The Exchange Notes and guarantees will be secured by substantially all of the Issuers' tangible and intangible
                                       assets and the tangible and intangible assets of the
                                       Issuers' restricted subsidiaries, excluding our Finnish
                                       subsidiaries, subject to the prior ranking claims on
                                       accounts receivable, inventories and other assets by the
                                       lenders under our seasonal working capital facilities, and by a pledge of the stock of our first-tier Finnish
                                       subsidiary.

Optional Redemption..................  After April 15, 2006, the Issuers may, at their joint option, redeem all or some of the Exchange Notes, as
                                       Exchange Units, at the following redemption prices, plus
                                       accrued and unpaid interest to the date of redemption:

                                       FOR THE PERIOD BELOW                                 PERCENTAGE
                                       --------------------                                 ----------
                                       On or after April 15, 2006.........................    105.625%
                                       On or after April 15, 2007.........................    102.813%
                                       April 15, 2008 and thereafter......................    100.000%

                                       Prior to April 15, 2005, up to one-third of the aggregate
                                       principal amount of the Exchange Notes originally issued in the exchange offer, as Exchange Units, may be redeemed at
                                       the Issuers' option with the net proceeds of certain public equity offerings of The Hockey Company at 111.25% of the
                                       principal amount, plus accrued and unpaid interest to the
                                       date of redemption, provided at least two-thirds of the
                                       aggregate principal amount of the Exchange Notes originally issued in the exchange offer, as Exchange Units, remain
                                       outstanding.

Change of Control....................  In the event of a Change of Control Triggering Event, the
                                       Issuers will be required to jointly offer to purchase the
                                       Exchange Notes, as Exchange Units, at 101% of their
                                       principal amount, plus accrued and unpaid interest to the
                                       date of repurchase.

Asset Sale Proceeds..................  The Issuers may have to use the cash proceeds from selling assets to offer to buy back some of the Exchange Notes, as
                                       Exchange Units, at their principal amount, plus accrued and unpaid interest.

Certain Provisions...................  The indenture governing the Exchange Notes may limit the
                                       Issuers' ability to, among others:

                                       -  Incur additional indebtedness;

                                       -  Pay dividends, redeem stock or make other distributions;

                                       -  Issue Stock of subsidiaries;

                                       -  Make certain investments;

                                       -  Create liens;

                                       -  Enter into transactions with affiliates;

                                       -  Merge, consolidate or sell substantially all assets; and

                                       -  Transfer or sell assets.

Registration Rights..................  REGISTRATION RIGHTS AGREEMENT

                                       In connection with the issuance of the Units, we agreed to use our best efforts to cause the registration statement, of which this prospectus forms a part, to be declared effective by September 30, 2002 and to complete the exchange offer
                                       within 30 business days after the registration statement is declared effective. In addition, in certain circumstances, we have agreed to file a "shelf registration statement" that would allow some or all of these Units to be offered to the public.

                                       ADDITIONAL INTEREST

                                       We will have to pay additional interest with respect to
                                       these Units if:

                                       -  we do not file the required registration statement on a timely basis;

                                       -  the SEC does not declare the required registration
                                       statement effective on time; or

                                       -  we do not complete the offer to exchange the Units for
                                       the Exchange Units within 30 business days from the date the registration statement is declared effective.

                                       We will pay any additional interest to holders of the Units on the same dates that we make interest payments on the
                                       Parent Notes and Subsidiary Notes, until we correct the
                                       registration default.

Use of Proceeds......................  The Exchange Units issued in connection with the exchange offer are only being issued in exchange for your Units. We will not receive any cash proceeds from the issuance of the
                                       Exchange Units pursuant to the exchange offer. All Units
                                       accepted by us in the exchange offer will be canceled.

    FOR MORE INFORMATION ABOUT EXCHANGE UNITS AND EXCHANGE NOTES, SEE THE "DESCRIPTION OF THE EXCHANGE UNITS" AND "DESCRIPTION OF THE EXCHANGE NOTES" SECTIONS BEGINNING ON PAGE 70.

    YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF CERTAIN RISKS OF PARTICIPATING OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table contains summary historical financial information derived from our audited consolidated financial statements for the four fiscal years ended December 31, 1998, 1999, 2000 and 2001. The fiscal year ended December 31, 1998 is shown pro forma for the acquisition of Sports Holdings Corp. as if the acquisition had taken place on January 1, 1998. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Selected Consolidated Historical Financial and Pro Forma Financial Data" and our consolidated financial statements and related notes contained elsewhere in this prospectus. The data under the "Pro Forma Credit Statistics" caption adjusts the historical information to give effect to the issuance of the Units and application of proceeds therefrom as discussed in "Use of Proceeds" as if the issuance of the Units offered hereby and the application of the proceeds therefrom, had occurred on January 1, 2001. The data under the "Balance Sheet Data--Pro Forma" caption is presented as if these transactions had occurred at December 31, 2001. The pro forma information is presented for illustrative purposes only and does not purport to represent what our actual financial position or results of operations would have been had the issuance of the Units offered hereby and the application of the proceeds therefrom, actually been completed on the date or for the periods indicated and is not necessarily indicative of our future financial position or results of operations

                                                           FISCAL YEAR ENDED DECEMBER 31
                                                     ------------------------------------------
                                                     PRO FORMA
                                                      1998(1)      1999       2000       2001
                                                     ---------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net Sales..........................................  $183,158    $190,603   $194,463   $198,187
Gross profit.......................................    74,521      80,825     77,242     79,073
Selling, general and administrative expenses.......    58,484      58,990     65,080     61,148
Operating income...................................    11,585      17,263      7,662      9,040
Interest expense...................................    11,400      12,025     13,599     13,643

OTHER FINANCIAL DATA:
EBITDA(2)..........................................  $ 23,474    $ 27,319   $ 18,248(3) $ 25,300
Adjusted EBITDA(4).................................        --          --         --     28,540
Capital Expenditures...............................     5,126       4,821      3,558      1,478

PRO FORMA CREDIT STATISTICS:
Net debt to adjusted EBITDA(5).....................                                        4.0x
Adjusted EBITDA to interest expense(6).............                                        1.9x

                                                               AT DECEMBER 31, 2001
                                                              -----------------------
                                                                ACTUAL     PRO FORMA
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $  6,503     $ 11,470
Working capital, net(7).....................................     75,685       75,685
Property, plant and equipment, net..........................     16,834       16,834
Total assets................................................    199,423      205,398
Total debt(8)...............................................    114,385      124,179
Preferred stock, including accrued dividends(9).............     17,350       17,350
Total stockholders' equity(10)..............................     42,220       38,403

------------------------

 (1) Effective November 19, 1998, we acquired all of the issued and outstanding share capital of Sports Holdings Corp. The results of operations related to the acquisition have been included as if the acquisition had taken place on January 1, 1998.

 (2) EBITDA is a measure of the cash generated from operations and has been included in the summary consolidated historical financial data and pro forma financial data because management believes that it would be a useful indicator for investors. EBITDA is defined as earnings (net income) before interest, income and capital taxes, depreciation and amortization, restructuring charges and other unusual or non-recurring items. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented because it is a widely accepted indicator of a company's ability to source and incur debt. EBITDA is defined in accordance with our existing North American seasonal working capital facilities. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies.

 (3) EBITDA in 2000 was negatively affected by three events that management expects to be non-recurring: (i) the liquidation of a large amount of excess and discontinued product at below normal prices by a competitor, resulting in decreased demand of our products during the fourth quarter and first half of 2001, (ii) first year expenses related to being the exclusive licensee of NHL licensed jerseys and (iii) the discontinuation of our line of recreational in-line skates.

 (4) Adjusted EBITDA is EBITDA plus management's estimates of certain cost savings related to cost reduction and efficiency improvement initiatives implemented during fiscal 2001. Adjusted EBITDA for fiscal 2001 is calculated as $28,540, which is EBITDA of $25,300 plus management's estimates of additional cost savings had the cost reduction and efficiency improvement initiatives been in effect for the entire year 2001 of $1,509 related to headcount reductions, $775 related to facility consolidations and $956 related to supply chain initiatives.

 (5) Net debt of $112,709 is total debt less cash and cash equivalents. Management estimates that had this transaction occurred on January 1, 2001, average borrowings would have been approximately $9,613 during 2001, with a high and low of approximately $22,831 and $0, respectively.

 (6) Pro forma interest expense is calculated as $15,401, which is interest expense as reported of $13,643 less $12,248 for interest expense on debt repaid, plus $97 for additional stand-by fees related to the increased revolver availability as a result of the debt repaid, less $366 for one-time bank fees paid during 2001, plus $14,063 of interest expense on the notes, plus $212 of amortization of original issue discount. Amortization of deferred financing costs is not included in interest expense as reported and pro forma interest expense.

 (7) Working capital, net, is current assets excluding cash and cash equivalents less current liabilities excluding short-term debt and the current portion of long-term debt. It should be noted that companies calculate working capital, net, differently and, therefore, working capital, net, as presented for us may not be comparable to working capital, net, reported by other companies.

 (8) Reflects issuance of $125.0 million aggregate principal amount of notes at 98.806% of the principal amount thereof.

 (9) Includes the book value of the 13% pay-in-kind redeemable preferred stock of $11,571 plus accrued non-cash dividends payable of $5,779. The unamortized discount of $929 is not included.

 (10) Includes paid in capital of $66,515.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE TENDERING YOUR UNITS IN THE EXCHANGE OFFER. ANY REFERENCE TO "UNITS" IN THIS PROSPECTUS REFERS TO BOTH UNITS AND EXCHANGE UNITS, UNLESS THE CONTEXT REQUIRES OTHERWISE. ANY REFERENCE TO "NOTES" IN THIS PROSPECTUS REFERS TO BOTH NOTES AND EXCHANGE NOTES, UNLESS THE CONTEXT REQUIRES OTHERWISE.

RISKS RELATED TO THIS EXCHANGE OFFER AND HOLDING THE EXCHANGE UNITS

HOLDERS WHO FAIL TO EXCHANGE THEIR UNITS WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

    If you do not exchange your Units for Exchange Units in the exchange offer, you will continue to be subject to the restrictions on transfer of your Units described in the legend on the certificates for your Units. The restrictions on transfer of your Units arise because we issued the Units under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Units if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Units under the Securities Act. For further information regarding the consequences of tendering your Units in the exchange offer, see the discussions below under the captions "The Exchange Offer--Purposes and Effects of the Exchange Offer" and "Tax Consequences."

YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE FREELY TRADABLE EXCHANGE UNITS.

    Delivery of Exchange Units in exchange for Units tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

    - an original or facsimile of a properly completed and duly executed letter of transmittal, which accompanies this prospectus, and all other required documents to the address set forth on the cover page of the letter of transmittal; or

    - a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or ATOP, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Units and update your account to reflect the issuance of the Exchange Units to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent; and

    - any other documents required by the letter of transmittal.

    Therefore, holders of Units who would like to tender Units in exchange for Exchange Units should be sure to allow enough time for the Units to be delivered on time. We are not required to notify you of defects or irregularities in tenders of Units for exchange. Units that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate. See "The Exchange Offer--Procedures for Tendering Units" and "The Exchange Offer--Consequences of Failure to Exchange Units."

SOME HOLDERS WHO EXCHANGE THEIR UNITS MAY BE DEEMED TO BE UNDERWRITERS.

    If you exchange your Units in the exchange offer for the purpose of participating in a distribution of the Exchange Units, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

HOLDERS OF THE UNITS PARTICIPATING IN THE EXCHANGE OFFER SHOULD NOT RECOGNIZE GAIN OR LOSS IN THE EXCHANGE.

    The exchange of the Units for the Exchange Units in the exchange offer should not be a taxable transaction to holders for U.S. federal income tax purposes or Canadian federal income tax purposes. See "Tax Consequences."

OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT THE ISSUERS FROM FULFILLING THEIR OBLIGATIONS ON THE NOTES.

    We have substantial indebtedness after the offering of the Notes. After giving pro forma effect to the offering, as of December 31, 2001, we would have had approximately $124.2 million of indebtedness. We will have the ability to borrow up to approximately $67 million under our seasonal working capital facilities, subject to availability and any restrictions in the indenture. Subject to restrictions in the indenture and the seasonal working capital facilities, we may incur additional indebtedness.

    Our high level of indebtedness could have important consequences to you, including the following:

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

    - we must use a substantial portion of our cash flow from operations to pay interest on the Notes and our other indebtedness, which will reduce the funds available to us for other purposes;

    - all of the indebtedness outstanding under the seasonal working capital facilities has a prior ranking claim on our accounts receivables, inventories and related assets and will mature prior to the Notes;

    - our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that have less debt;

    - our seasonal working capital facilities and the term loan of our Swedish subsidiary have variable rates of interest, which exposes us to the risk of increased interest rates; and

    - our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

    We expect to obtain the money to pay our expenses and for the Issuers to pay the amounts due under the Notes, the seasonal working capital facilities and other debt from our operations and from borrowings under the seasonal working capital facilities. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. Our business may not generate sufficient cash flow from operations in the future, our currently anticipated growth in revenue and cash flow may not be realized on schedule and future borrowings may not be available to us under the seasonal working capital facilities in an amount sufficient to enable us to repay indebtedness, including the Notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then existing debt (including the Notes), sell assets or borrow more money. We cannot guarantee that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the seasonal working capital facilities and the indenture, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the Notes and the Issuers' ability to pay the amounts due under the Notes.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO PAYMENTS UNDER OUR SEASONAL WORKING CAPITAL FACILITIES TO THE EXTENT OF THE ASSETS SECURING THAT INDEBTEDNESS. THE PROCEEDS FROM THE COLLATERAL SECURING THE NOTES MAY NOT BE SUFFICIENT TO PAY ALL AMOUNTS OWED UNDER THE NOTES IF AN EVENT OF DEFAULT OCCURS.

    The Notes and guarantees will be effectively subordinated, in each case to the extent of the assets securing that indebtedness, to indebtedness that may be incurred under the seasonal working capital facilities, any future equipment financing and purchase money debt and all indebtedness that may be incurred by our Finnish subsidiaries. Our North American seasonal working capital facilities are secured by all of our accounts receivable, inventories and related assets and all accounts receivable, inventories and related assets of our North American subsidiaries. The seasonal working capital facility of our Swedish subsidiary is secured by all of its assets other than intellectual property. As a result, upon any distribution to our creditors or the creditors of any subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, our lenders under our seasonal working capital facilities, our equipment financing and our purchase money indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, or the sale of the equipment subject to such equipment financing, before any payment is made to you from such proceeds. Consequently, there can be no assurance that the liquidation of the collateral securing the Notes would produce proceeds in an amount sufficient to pay the principal of, or premium, if any, and accrued interest and additional interest, if any, on the Notes after also satisfying the obligations to pay any other senior secured creditors, even if the fair market value of the collateral would otherwise be sufficient to pay the amounts owed under the Notes. The market value of the collateral will also impact the Issuers' ability to make payments due on the Notes, as described above. In addition, the security interest in the assets of Jofa AB will be limited to $15 million. There can be no assurance that the fair market value of the collateral securing the Notes would be sufficient to pay the amounts due under the Notes, even absent the seasonal working capital facilities and any equipment financing. An event of default under or acceleration of our other senior secured debt also may prohibit the Issuers and the subsidiary guarantors from paying the Notes or the guarantees.

THE HOCKEY COMPANY IS A HOLDING COMPANY AND THEREFORE ITS ABILITY TO MAKE PAYMENTS ON THE NOTES AND SERVICE ITS OTHER DEBT DEPENDS ON CASH FLOW FROM ITS SUBSIDIARIES.

    The Hockey Company is a holding company. Its only material assets are its ownership interests in its subsidiaries. Consequently, The Hockey Company will depend on distributions or other intercompany transfers from its subsidiaries to make payments on the Notes and service its other debt. In addition, distributions and intercompany transfers to The Hockey Company from its subsidiaries will depend on:

    - their earnings;

    - covenants contained in our debt agreements (including the seasonal working capital facilities and the notes);

    - covenants contained in other agreements to which we or our subsidiaries are or may become subject;

    - business and tax considerations; and

    - applicable law, including laws regarding the payment of dividends and distributions.

    We cannot assure you that the operating results of The Hockey Company's subsidiaries at any given time will be sufficient to make distributions or other payments to The Hockey Company or that any distribution and/or payments will be adequate to pay principal and interest, and any other amounts, on the Notes when due.

THE INDENTURE FOR THE NOTES AND OUR SEASONAL WORKING CAPITAL FACILITIES WILL IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY PREVENT US FROM PURSUING CERTAIN BUSINESS OPPORTUNITIES AND TAKING CERTAIN ACTIONS.

    The indenture for the Notes and our seasonal working capital facilities will impose significant operating and financial restrictions on us. These restrictions will limit or prohibit, among other things, our ability to:

    - incur additional indebtedness;

    - repay indebtedness (including the notes) prior to stated maturities;

    - pay dividends on or redeem or repurchase our stock;

    - issue capital stock;

    - make investments;

    - create liens;

    - sell certain assets or merge with or into other companies;

    - enter into certain transactions with shareholders and affiliates;

    - make needed capital expenditures;

    - sell stock in our subsidiaries;

    - restrict dividends, distributions or other payments from our subsidiaries; or

    - otherwise conduct necessary corporate activities.

    In addition, our seasonal working capital facilities will require us to maintain specified financial ratios. These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. Acceleration of our other indebtedness could result in a default under the terms of the indenture governing the Notes and our assets may not be sufficient to satisfy our obligations under our indebtedness, including the Notes.

A COURT COULD CANCEL THE GUARANTEES UNDER FRAUDULENT CONVEYANCE LAWS OR CERTAIN OTHER CIRCUMSTANCES.

    The Hockey Company will guarantee the Exchange Subsidiary Notes and Sport Maska Inc. will guarantee the Exchange Parent Notes. In addition, each of the Issuers' restricted subsidiaries, excluding our Finnish subsidiaries, will guarantee the Exchange Notes. If, however, a guarantor becomes a debtor in a case under the Bankruptcy Code or foreign bankruptcy or insolvency legislation or encounters other financial difficulty, under federal or state fraudulent conveyance laws or foreign legislation in relation to fraudulent conveyance, reviewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee. The court might do so if it found that, when the guarantor entered into its guarantee or, in some states, when payments became due thereunder, it received less than reasonably equivalent value or fair consideration for the guarantee and either was or was rendered insolvent, was left with inadequate capital to conduct its business, or believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid a guarantee, without regard to the above factors, if it found that the guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

    In the United States, a court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the Units. If a court avoided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another guarantor or from any other source.

    The indenture will state that the liability of each subsidiary guarantor on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the Exchange Notes when due.

    In addition, a court in Sweden may find that the provision of security from our Swedish subsidiaries should be regarded as profit distribution/dividend if the subsidiary does not receive corporate benefit in consideration of the security provided and the value of such security may thus be limited to unrestricted equity in the subsidiary. The assessment of the value of the security and the unrestricted equity available shall be made as per the time of providing the security.

THE ISSUERS MAY NOT BE ABLE TO SATISFY THEIR OBLIGATIONS TO HOLDERS OF THE UNITS UPON A CHANGE OF CONTROL.

    Upon the occurrence of a "Change of Control Triggering Event," as defined in the indenture, the Issuers will be required to offer to purchase the Notes, as Units, at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

    The seasonal working capital facilities will prohibit the Issuers from prepaying the Notes, including prepayments pursuant to a change of control offer. Prior to commencing an offer to purchase, we would be required to repay in full all indebtedness that would prohibit the purchase of the Notes, as Units, including indebtedness under the seasonal working capital facilities, or obtain any requisite consent to permit the purchase. If we are unable to repay all of the indebtedness or are unable to obtain the necessary consents, the Issuers will be unable to offer to purchase the Notes, as Units, and such failure to purchase will constitute an event of default under the indenture. We cannot assure you that we will have sufficient funds available at the time of any change of control offer to make any debt payment (including purchases of Notes, as Units).

    The events that constitute a change of control under the indenture may also be events of default under the seasonal working capital facilities. These events may permit the lenders under the seasonal working capital facilities to accelerate the debt and, if the debt is not paid, to enforce security interests in our specified assets, thereby limiting our ability to raise cash to purchase the Notes, as Units, and reducing the practical benefit of the offer to purchase provisions to the holders of the Units.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE UNITS, AND YOU MAY NOT BE ABLE TO SELL THEM QUICKLY OR AT THE PRICE THAT YOU PAID.

    Even if the registration statement becomes effective, which will generally allow resales of the Exchange Units, the Exchange Units will constitute a new issue of securities with no established trading market. We do not intend to apply for the Exchange Units to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems; however, we expect that the Exchange Units will be eligible for trading in the PORTAL market by QIBs. The Initial Purchaser has advised us that it intends to make a market in the Exchange Units, but it is not obligated to do so and may discontinue any market making in the Exchange Units at any time, in its sole discretion. You may not be able to sell your Exchange Units at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Units or, in the case of any holders of the Units that do not exchange them, the trading market for the Units following the exchange offer. As a result, you may be required to bear the financial risk of your investment in the Exchange Units indefinitely. Future trading prices of the Exchange Units may be volatile and will depend on many factors, including:

    - our operating performance and financial condition;

    - the Issuers' ability to complete the exchange offer;

    - the interest of securities dealers in making a market for them; and

    - the market for similar securities.

RISKS RELATED TO OUR BUSINESS

OUR SALES MAY BE ADVERSELY AFFECTED IF WE CANNOT INTRODUCE NEW AND INNOVATIVE PRODUCTS.

    Our historical success has been attributable, in part, to our introduction of hockey equipment products which are perceived to represent an improvement in performance over products available in the market. Our future success will depend, in part, upon our continued ability to develop and introduce innovative products in the hockey equipment market. In addition, successful product designs can be displaced by other product designs introduced by competitors which shift market preferences in their favor. If we cannot introduce successful new products, our customers may purchase products from our competitors which will adversely affect our sales.

OUR BUSINESS MAY BE HARMED AND OUR REVENUE MAY NOT INCREASE AS ANTICIPATED IF OUR LICENSE AGREEMENT WITH THE NATIONAL HOCKEY LEAGUE IS NOT RENEWED OR IF OUR RELATIONSHIP WITH THE NHL CHANGES IN AN ADVERSE MANNER.

    We have been an NHL licensee since 1967 and we are currently the exclusive supplier of hockey jerseys to every NHL team and have the exclusive worldwide right to market authentic and replica NHL jerseys. Our license agreement with the National Hockey League expires on June 30, 2004, with our option to renew through June 30, 2005. We cannot assure you that this license agreement will be renewed or remain exclusive when it expires. If we lose our exclusive right to provide authentic jerseys to NHL teams and to market replica jerseys and licensed activewear, the revenue we generate from sales of hockey related apparel will be adversely affected.

IF WE WERE UNABLE IN THE FUTURE TO DEVELOP PRODUCTS WHICH ARE USED BY PLAYERS IN THE NHL, OUR BRANDS MAY BE NEGATIVELY AFFECTED.

    A key element of our marketing strategy has been to gain product exposure from use of our products by professional hockey players in both the U.S. and internationally. We validate our products through their use by NHL players, which we believe provides a high level of exposure for our brands, highlights the advanced performance features and legitimizes the new technology of our products. We cannot assure you that they will continue to be effective promoters of our products. If we are unable in the future to develop products which are used by most professional hockey players, we could lose brand validation and we may have to modify our marketing plans and rely more on other forms of advertising and promotion, which might not be as effective, or redevelop our products, which would be costly to us.

IF WE ARE UNABLE TO RETAIN OUR MANAGEMENT TEAM, OUR BUSINESS MAY BE HARMED.

    Our future success is highly dependent on the services of our management team. In particular, we are dependent on the continued service of Matthew H. O'Toole, our Chief Executive Officer and President. The loss of the services of Mr. O'Toole or any of our other executive officers could have a material adverse effect on our business. In addition, the market for key personnel in the industry in which we compete is highly competitive, and we may not be able to attract and retain key personnel with the skills and expertise necessary to manage our business, both in the United States and internationally. We do not maintain "key executive" life insurance.

POTENTIAL LABOR DISRUPTIONS COULD HARM OUR LEVELS OF PRODUCTION.

    We have 1,587 employees. While none of our employees in the United States are unionized, 54 of our employees in Drummondville, Quebec, 390 of our employees in St. Jean, Quebec, 100 of our employees in Malung, Sweden, 91 of our employees in Tammela, Finland and 47 of our employees in Harrow, Ontario are represented by unions. The collective bargaining agreement with the union expired in December 2001 for Drummondville and negotiations for its renewal are in the early stages, although we cannot assure you that a new agreement will be reached. With the agreement of the union, we continue to operate under the prior agreement. The collective bargaining agreements with the unions expire in 2002 and 2003, respectively, for St. Jean and Harrow and in 2004 and 2003, respectively, for Malung, Sweden and Tammela, Finland. There can be no assurance that we will not experience work stoppages or other labor problems in the future at our unionized and non-union facilities.

WE DEPEND ON PARTICULAR MANUFACTURING FACILITIES TO PRODUCE SOME OF OUR PRODUCTS. THE LOSS OR TEMPORARY DISRUPTION OF ONE OF THESE FACILITIES COULD HARM OUR BUSINESS.

    Some of our product lines are produced by only one particular manufacturing plant. For example, our St. Jean, Quebec facility produces almost all of our helmets and all high end skates. The loss or temporary disruption of one of these facilities due to environmental concerns, lease renewal issues, labor problems, natural disasters, physical damage or any other reason could significantly hamper our ability to provide those products. This could constrain growth and inhibit our ability to introduce new products in a timely manner. Significant back orders over a prolonged period could have a damaging effect on customer relations. As a result, the loss or long-term impairment of one of these facilities could harm our business. Although we have business interruption insurance coverage, it may not be enough in the event that several of our manufacturing plants are shut down.

OUR RELIANCE UPON INDEPENDENT CONTRACT MANUFACTURERS EXPOSES US TO VARIOUS RISKS ASSOCIATED WITH DISRUPTION IN PRODUCT SUPPLY, ANY OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    Some of our hockey equipment and apparel is manufactured by independent suppliers located primarily in Asia and the Czech Republic. Although we execute manufacturing agreements with our foreign manufacturers, we cannot assure you that we will not experience difficulties with our manufacturers, such as reduction in the availability of production capacity, errors in complying with product specifications, inability to obtain sufficient raw materials, insufficient quality control, failure to comply with our requirements for the proper utilization of our intellectual property, failure to meet production deadlines, or increases in manufacturing costs. In addition, if our relationship with any of our manufacturers were to be interrupted or terminated, alternative manufacturing sources will have to be located. The establishment of new manufacturing relationships involves numerous uncertainties, and we cannot assure you that we would be able to obtain alternative manufacturing sources on a timely basis or on satisfactory terms. Should a change in our suppliers become necessary, we could experience increased costs, as well as substantial disruption and resulting loss of sales. In addition, we utilize international sourcing agents who assist us in selecting and overseeing third party manufacturers, ensuring quality, sourcing fabrics and other materials and monitoring quotas and other trade regulations. The loss or reduction in the level of services from such agents could affect our ability to efficiently source products from our independent manufacturers overseas, which could have a material adverse effect on our business.

    In addition, our relationships with independent foreign manufacturers are also subject to a number of risks, including work stoppage, transportation delays and interruptions, political instability, foreign currency fluctuations, changing economic conditions, expropriation, nationalization, imposition of tariffs, import and export controls and other non-tariff barriers (including quotas) and restrictions on the transfer of funds, environmental regulation, and other changes in governmental policies. We cannot be certain that adverse changes in trade or political relations will not materially adversely affect our ability to procure manufactured products in a cost-effective or timely manner.

WE RELY ON PROPRIETARY RIGHTS WHICH MAY NOT BE ADEQUATELY PROTECTED.

    We currently hold a substantial number of patents, industrial designs and trademarks. Additionally, we have a number of patent and industrial design applications pending in multiple countries. We cannot assure you that any pending application will be granted or that any granted application or existing patent will be effective in preventing our competition from imitating these designs. The exploitation of the exclusive right to use these designs has helped establish our market share. Potential competitors must either license existing technology or invest considerable resources and time in developing their own proprietary rights in order to offer comparable high end technology. In addition, we share control over the CCM trademark with an unaffiliated Canadian bicycle company. As a result, the value of this trademark can be affected by factors outside of our control. Any adverse effect on the value of the CCM trademark could harm our business. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as the laws of the U.S. and Canada. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, we cannot assure you that these efforts will be successful or that the costs associated with protecting our rights in certain jurisdictions will not be extensive. The loss or reduction of any of our significant proprietary rights could hurt our ability to distinguish our superior products from competitors, products and retain our leading market share.

WE ARE DEPENDENT UPON A RELATIVELY SMALL GROUP OF CUSTOMERS FOR A LARGE PORTION OF OUR SALES.

    During fiscal year 2001, our top ten customers accounted for approximately 20% of consolidated net sales. Although we have long-term relationships with many of our customers, they do not have any contractual obligations to purchase our products in the future. We cannot be certain that we will be able to retain our existing major customers, and the loss of major customers could have a material adverse impact on our business. In addition, the retail industry has periodically experienced consolidation, contractions and financial difficulties and if such events happen again in the future this may result in loss of customers or uncollectability of accounts receivables in excess of amounts we have reserved.

OUR OPERATIONS OUTSIDE NORTH AMERICA ARE SUBJECT TO HEIGHTENED RISKS. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR EARNINGS COULD DECLINE.

    Revenue outside of North America, which is primarily in Sweden and Finland, accounted for approximately 23% of our total revenue for 2001. We expect revenue generated outside North America to continue to account for a significant percentage of our total revenue in the future. Our operations outside North America are subject to risks inherent in international business activities, including:

    - compliance with a variety of foreign laws and regulations;

    - unexpected changes in regulatory requirements and overlap or incompatibility of different tax structures;

    - trade restrictions;

    - unchanges in tariff rates and import and export licensing requirements;
      and

    - general economic conditions in international markets.

    Our earnings could decline if these or other factors affect our international operations.

    In addition, fluctuations in foreign exchange rates may affect our results of operations, which in turn may adversely affect reported earnings and the comparability of period-to-period results of operations. As we have significant operations in Canada and Europe, approximately 55% of our revenue is denominated in currencies other than the United States dollar. Exchange rate fluctuations have caused and will continue to cause currency transaction gains and losses. Since we report our results in U.S. dollars, our revenue and earnings generated by our operations outside of the United States will be negatively affected if the value of currencies outside of the United States decline compared to the U.S. dollar. Also, changes in foreign exchange rates may affect the relative prices at which we and foreign competitors sell products in the same markets.

WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS AND OUR INSURANCE COVERAGE MAY NOT COVER SUCH CLAIMS.

    Hockey is a physical, dangerous sport involving hard surfaces and equipment. Injuries suffered by persons wearing our products and injuries inflicted by our products could be blamed on equipment safety deficiencies. The ultimate outcome of future claims cannot presently be determined. We are subject to product liability claims in the ordinary course of our business and maintain product liability insurance. We are not currently subject to any material product liability claims not covered by insurance. We cannot assure you that this coverage will remain available to us in the future, or that our insurers will be financially viable when payment of a claim is required. Furthermore, future rate increases might make insurance uneconomical for us to maintain. These potential insurance problems or any adverse outcome in any liability suit could create increased expenses which could harm our business.

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDER, WHICH MAY GIVE RISE TO A CONFLICT OF INTEREST.

    WS Acquisition LLC, an affiliate of Wellspring Capital Management LLC, beneficially owns approximately 51% of the outstanding shares of The Hockey Company's common stock. As a result, Wellspring controls us and effectively has the power to approve any action requiring the approval of the holders of our stock, including adopting certain amendments to our certificate of incorporation and approving mergers or sales of all of our assets. In addition, as a result of Wellspring's ownership interest, conflicts of interest could arise with respect to transactions involving business dealings between us and Wellspring, potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends by us and other matters.

WE MAY BE SUBJECT TO POTENTIAL ENVIRONMENTAL LIABILITY.

    We are subject to liability for any environmental damage that our facilities and operations may cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water. Any substantial liability for environmental damage incurred by us could harm our business because it may affect our manufacturing facilities.

RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS DEPENDS ON THE CONTINUED POPULARITY OF HOCKEY AS A RECREATIONAL SPORT AND THE POPULARITY OF THE NATIONAL HOCKEY LEAGUE.

    We generate substantially all of our revenue from the sale of hockey equipment and hockey related apparel. The demand for our hockey equipment and hockey related apparel is directly related to the popularity of hockey, the number of hockey participants and the amount of hockey being played by these participants. If hockey participation decreases, sales of our hockey equipment and hockey related apparel would be adversely affected.

    The popularity of the NHL also affects the sales of our hockey equipment and hockey related apparel. Our brands receive significant "on-ice" exposure as a result of our license agreement with the NHL. We depend on this "on-ice" exposure of our brands to increase brand recognition and reinforce the quality of our products. Any significant reduction in television coverage of NHL games, any work stoppages in the NHL or other professional leagues or any other significant decreases in either attendance at NHL games or viewership of NHL games will reduce the visibility of our brands and could adversely affect our sales.

A REDUCTION IN DISCRETIONARY CONSUMER SPENDING COULD REDUCE SALES OF OUR HOCKEY EQUIPMENT AND HOCKEY RELATED APPAREL.

    We sell recreational, non-essential products. The success of our business depends to a significant extent upon discretionary consumer spending. Discretionary consumer spending is affected by general economic conditions affecting disposable consumer income, such as rates of employment, business conditions, consumer confidence, the stock market, interest rates and taxation. Any significant decline in these general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending could lead to reduced sales of our hockey equipment and hockey related apparel.

OUR FINANCIAL RESULTS WILL BE AFFECTED BY MARKET CONDITIONS IN THE HOCKEY EQUIPMENT AND RELATED APPAREL INDUSTRY, WHICH IS INTENSELY COMPETITIVE AND HAS CERTAIN SEGMENTS WITH LOW BARRIERS TO ENTRY.

    The hockey equipment and apparel industry is highly competitive. Competitive factors that affect our market position within the hockey equipment and apparel industries include the style, quality and technical aspects of our products and the strength and authenticity of the CCM, Jofa and Koho brands. One of our competitors, Bauer Nike Hockey Inc., has significantly greater financial resources than we do and spends substantially more on product advertising than we do. In addition, there are minimal barriers to entry into certain segments of the hockey equipment and apparel industry. The general availability of offshore manufacturing capacity allows for rapid expansion by competitors and new entrants in the hockey equipment and apparel market. Our competitors may overproduce and release large quantities of discontinued product at lower prices into the market, resulting in decreased demand for our products. This occurred in the fourth quarter of 2000. We face competition from other well-known sporting goods companies, such as Bauer Nike Hockey Inc. and Easton
Sports, Inc., which have significant brand recognition. In addition, in the sports apparel market, we compete with a number of companies, such as Lee Company and Athletic Knit, some of which may have significantly greater financial and other resources than we do. We also compete with smaller companies, such as Mission Hockey Company and Sherwood Drolet Ltd., which specialize in marketing to our core hockey customers. Our inability to effectively compete in the hockey equipment and apparel market would harm our business.

OUR BUSINESS DEPENDS ON WEATHER CONDITIONS AND IS SUBJECT TO SEASONAL FLUCTUATIONS.

    Although many ice rinks used by hockey participants are built indoors or are in regions with colder climates, our sales are influenced by weather conditions, particularly trends toward warmer winters.

    Prolonged warm conditions, or the occurrence of such conditions during the winter season, can adversely affect our sales. Based on historic trends, we expect our operating results to vary seasonally, with revenues typically lowest in the first and second quarters of the year and higher in the third and fourth quarters. This results from the significant amount of sales we make in the months leading up to winter and the beginning of the hockey season. We also offer extended payment terms to some of our creditworthy customers that purchase our products in the months leading up to the beginning of the hockey season since these customers typically generate most of their sales during the hockey season. Because we expect a majority of our operating expenses to remain fairly constant throughout the year, operating income will generally be lower in the first quarter of the year. Future seasonal and quarterly fluctuations may materially and adversely affect our business.

THE SIZE OF THE MARKET FOR HOCKEY EQUIPMENT AND HOCKEY RELATED APPAREL MAY LIMIT OUR GROWTH.

    We estimate that the worldwide wholesale hockey equipment and hockey related apparel market is approximately $660 million per year and has been relatively flat for the last few years. Our growth and profitability may be limited by the size and growth rate of the industry. Limitations on our growth and profitability could adversely affect our business.

                                USE OF PROCEEDS

    The Exchange Units issued in connection with the exchange offer are only being issued in exchange for your Units. We will not receive any cash proceeds from the issuance of the Exchange Units pursuant to the exchange offer. All Units accepted by us in the exchange offer will be canceled.

    The proceeds from the offering of the Units were used to pay down amounts outstanding under the Credit Agreement, dated as of November 19, 1998, among Maska U.S., Inc., SHC Hockey Inc., the other Credit Parties signatory thereto, General Electric Capital Corporation and the other Lenders signatory thereto from time to time, as amended, and the Credit Agreement, dated as of November 19, 1998, among Sport Maska Inc., Tropsport Acquisitions Inc., the Company, the other Credit Parties signatory thereto, General Electric Capital Canada Inc. and the other Lenders signatory thereto from time to time, as amended, and to repay in full the Caisse de depot et placement du Quebec, or Caisse, Facility 1 and Facility 2 loans pursuant to the Amended and Restated Credit Agreement, dated as of March 14, 2001, among the Issuers, Caisse, as Agent and Lender, and Montreal Trust Company, as Paying Agent, as well as to pay fees and expenses and for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents and capitalization derived from our audited consolidated financial statements at December 31, 2001, both on an actual and unaudited pro forma basis giving effect to the issuance of the Units and the application of the proceeds therefrom. This table should be read in conjunction with "Use of Proceeds", "Selected Consolidated Historical Financial and Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. The pro forma information is presented for illustrative purposes only and does not purport to represent what our actual financial position or results of operations would have been had the issuance of the Units and the application of the proceeds therefrom, actually been completed on the date or for the periods indicated and is not necessarily indicative of our future financial position or results of operations.

                                                           AT DECEMBER 31, 2001
                                                          -----------------------
                                                            ACTUAL     PRO FORMA
                                                          ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents...............................   $  6,503     $ 11,470
                                                           ========     ========
Short-term debt(1)......................................   $ 27,792     $     --
                                                                        --------
Long-term debt(2).......................................     86,593          671
The Units(3)............................................         --      123,508
                                                           --------     --------
Total debt..............................................    114,385      124,179
Preferred stock(4)......................................     11,571       11,571
Total stockholders' equity(5)...........................     42,220       38,403
                                                           --------     --------
Total capitalization....................................   $168,176     $174,153
                                                           ========     ========

------------------------

(1) Short-term debt includes the GECC US dollar and Canadian dollar facilities, the Finnish facility and the Swedish facility. The outstanding balance of the GECC facilities as of February 28, 2002 is estimated at $18,043, calculated based on the outstanding balances of the US and Canadian dollar facilities as of February 28, 2002 of $9.8 million and Canadian
    $13.2 million, respectively. Canadian dollar amounts are converted to US dollars using the February 28, 2002 exchange rate of 1.6016 Canadian dollars per US dollar. The outstanding balances of the Swedish and Finnish facilities as of February 28, 2002 were $0.

(2) Long-term debt includes the Caisse Facility 1 and Facility 2 loans and the Swedish term loan, including the current portion thereof.

(3) Reflects issuance of $125.0 million aggregate principal amount of notes at 98.806% of the principal amount thereof.

(4) The 13.0% Pay-in-Kind preferred stock is subject to mandatory redemption six months after the maturity of the notes and does not include $5.8 million of accrued pay-in-kind dividends.

(5) Concurrent with the issuance of the Units and the repayment of the Caisse loan, Caisse exercised its warrants to purchase 539,974 shares of common stock at $.01 per share.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

                                                                 FISCAL YEAR ENDED
                                  -------------------------------------------------------------------------------
                                                            1998                                          2001
                                    1997       1998     PRO FORMA(1)     1999       2000       2001     PRO FORMA
                                  --------   --------   ------------   --------   --------   --------   ---------
                                                              (DOLLARS IN THOUSANDS)
Deficiency of earnings to fixed
  charges.......................   $2,162       N/A           N/A         N/A      $6,798     $6,756     $3,798
Ratio of earnings to fixed
  charges.......................      N/A      2.07x         1.07x       1.25x        N/A        N/A        N/A

------------------------

(1) Effective November 19, 1998, we acquired all of the issued and outstanding share capital of Sports Holdings Corp. The results of operations related to the acquisition have been included as if the acquisition had taken place on January 1, 1998.

    For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations and fixed charges. Fixed charges are the sum of interest expense and amortized premiums, discounts and capitalized expenses related to indebtedness.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following unaudited pro forma condensed consolidated financial statements data have been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this registration statement and reflect the unaudited pro forma consolidated financial statements of The Hockey Company. The unaudited pro forma condensed consolidated balance sheet data and the unaudited pro forma condensed consolidated statement of operations data give effect to 1) the issuance of the Units and 2) the application of the net proceeds to extinguish the Caisse loans and the North American credit facilities, as if all such transactions had occurred on December 31, 2001 and January 1, 2001, respectively, and reflect the following pro forma adjustments.

    1) Cash and cash equivalents have been increased by $4,967, which represents the net proceeds from the issuance of the Note units less amounts used to extinguish the Caisse loans and the North American credit facilities and to pay related fees and expenses.

    2) Intangible and other assets, net, have been increased by $1,008 to reflect the net increase in deferred financing costs resulting from the issuance of the Units.

    3) Short-term debt and long-term debt have been decreased by $27,792 and $85,924, respectively, to reflect their extinguishment on application of the proceeds of the Units, and long-term debt has been increased by $123,508 to reflect the issuance of the Units.

    4) Deficit has been increased by $3,817 resulting from the write-off of deferred financing costs associated with the debt extinguished on application of the Units proceeds.

    5) Other expense, net and interest expense have been increased (decreased) by ($3,953) and $1,758 respectively to reflect the net increase (decrease) in amortization of deferred financing costs and discontinuance of hedge accounting associated with the debt extinguished, and interest expense on the Units.

    6) Loss per share, basic and diluted, have been decreased to reflect increased other expenses, net and interest expense, and also reflects a decrease in the accretion related to the 13% pay-in-kind redeemable preferred stock.

    The unaudited pro forma condensed consolidated financial statement data should not be considered indicative of actual results that would have been achieved had the Notes offered been consummated on the date or for the period indicated and do not purport to indicate balance sheet data or results of operations as of any future date or any future period.

    The unaudited pro forma condensed consolidated financial statement data should be read in conjunction with the information contained in "Selected Historical Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

BALANCE SHEET DATA

                                                                             2001
                                                              ----------------------------------
                                                              AS REPORTED   PRO FORMA    NOTES
                                                              -----------   ---------   --------
ASSETS
Current assets..............................................     106,528     111,495         (1)
Other assets................................................      92,895      93,903         (2)
                                                                --------    --------    --------
  Total assets..............................................     199,423     205,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.........................................      52,375      24,583         (3)
Long-term debt and other liabilities........................      93,257     130,841         (3)
                                                                --------    --------    --------
  Total liabilities.........................................     145,632     155,424
13% pay-in-kind redeemable preferred stock..................      11,571      11,571
Stockholders' equity........................................      42,220      38,403         (4)
                                                                --------    --------    --------
  Total liabilities and stockholders' equity................     199,423     205,398

INCOME STATEMENT DATA

                                                                             2001
                                                              ----------------------------------
                                                              AS REPORTED   PRO FORMA    NOTES
                                                              -----------   ---------   --------
Net Sales...................................................    $198,187    $198,187
Gross profit................................................      79,073      79,073
Operating income............................................       9,040       9,040
Other expense, net..........................................       1,390      (2,563)        (5)
Interest expense............................................      13,643      15,401         (5)
Net loss before extraordinary item..........................      (9,368)     (7,173)
                                                                ========    ========    ========
Basic and diluted loss per share before extraordinary
  item......................................................       (1.65)      (1.33)        (6)

    SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND PRO FORMA FINANCIAL DATA

    The following table contains selected consolidated historical financial and pro forma financial data derived from our audited consolidated financial statements for the five fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes contained elsewhere in this prospectus. The fiscal year ended December 31, 1998 is shown pro forma for the acquisition of Sports Holdings Corp. as if the acquisition had taken place on January 1, 1998.

                                                                            FISCAL YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------------------------------
                                                                                 PRO FORMA
                                                           1997(1)      1998      1998(2)       1999       2000       2001
                                                           --------   --------   ----------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
  Net sales..............................................  $123,754   $110,817    $183,158    $190,603   $194,463   $198,187
  Cost of goods sold before restructuring charges........    73,775     65,026     108,637     109,778    117,221    117,916
  Restructuring and unusual charges......................        --         --          --          --         --      1,198
                                                           --------   --------    --------    --------   --------   --------
  Gross Profit...........................................    49,979     45,791      74,521      80,825     77,242     79,073
  Selling, general and administrative expenses before
    restructuring charges................................    38,237     35,272      58,484      58,990     65,080     61,148
  Restructuring and unusual charges......................     6,315      1,900          --          --         --      4,495
  Amortization of excess reorganization value and
    goodwill.............................................     1,712      2,606       4,452       4,572      4,500      4,390
                                                           --------   --------    --------    --------   --------   --------
  Operating income.......................................     3,715      6,013      11,585      17,263      7,662      9,040
  Other (income) expense, net............................     1,955     (4,588)       (657)      1,736        861      1,390
  Interest expense.......................................     3,922      4,108      11,400      12,025     13,599     13,643
                                                           --------   --------    --------    --------   --------   --------
  Income (loss) before income taxes and extraordinary
    items................................................    (2,162)     6,493         842       3,502     (6,798)    (5,993)
  Income taxes...........................................     4,665      4,603       2,875       5,276      1,293      3,375
                                                           --------   --------    --------    --------   --------   --------
  Net income (loss) before extraordinary items...........    (6,827)     1,890      (2,033)     (1,774)    (8,091)    (9,368)
  Extraordinary items--Gain (loss) on early
    extinguishment of debt, net of income taxes..........    58,726         --          --          --         --     (1,091)
                                                           --------   --------    --------    --------   --------   --------
  Net income (loss)......................................    51,899      1,890      (2,033)     (1,774)    (8,091)   (10,459)
  Preferred stock dividends..............................        --        190       1,625       1,625      1,861      2,103
  Accretion of 13% Pay-in-Kind preferred stock...........                   35         237         226        237        238
                                                           --------   --------    --------    --------   --------   --------
  Net income (loss) attributable to common
    stockholders.........................................  $ 51,899   $  1,665    $ (3,895)   $ (3,625)  $(10,189)  $(12,800)
                                                           ========   ========    ========    ========   ========   ========
  Basic earnings (loss) per share before extraordinary
    items................................................       N/A   $    .25    $  (0.58)   $  (0.54)  $  (1.53)  $  (1.65)
  Diluted earnings (loss) per share before extraordinary
    items................................................       N/A   $    .25    $  (0.58)   $  (0.54)  $  (1.53)  $  (1.65)
  Basic earnings (loss) per share........................       N/A   $    .25    $  (0.58)   $  (0.54)  $  (1.53)  $  (1.81)
  Diluted earnings (loss) per share......................       N/A   $    .25    $  (0.58)   $  (0.54)  $  (1.53)  $  (1.81)

BALANCE SHEET DATA (AS OF YEAR-END):
  Cash and cash equivalents..............................  $  8,051   $  2,593                $  3,519   $  2,423   $  6,503
  Working capital, net(3)................................    38,100     57,128                  70,952     65,443     75,685
  Property, plant and equipment, net of accumulated
    depreciation.........................................     9,508     22,063                  22,860     21,142     16,834
  Total assets...........................................   118,780    207,178                 209,611    195,579    199,423
  Total debt.............................................    33,030     97,140                 108,226    103,798    114,385
  Accrued dividends payable..............................        --        190                   1,815      3,676      5,779
  Deferred income taxes and other long-term
    liabilities..........................................     1,480        182                      66        495      1,128
  13% Pay-in-Kind redeemable preferred stock(4)..........        --     10,870                  11,096     11,333     11,571
  Cash dividends declared per common share...............        --         --                      --         --         --
  Total stockholders' equity.............................    68,882     69,238                  63,637     52,260     42,220

                                                                            FISCAL YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------------------------------
                                                                                 PRO FORMA
                                                           1997(1)      1998      1998(2)       1999       2000       2001
                                                           --------   --------   ----------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
OTHER FINANCIAL DATA:
  EBITDA(5)..............................................  $ 14,316   $ 15,893    $ 23,474    $ 27,319   $ 18,248(6) $ 25,300
  EBITDA margin(5).......................................      11.6%      14.3%       12.8%       14.3%       9.4%      12.8%
  NET CASH PROVIDED BY (USED IN):
  Operating activities...................................  $ 18,258   $ 19,118                $    876   $  5,241   $ (9,122)
  Investing activities...................................       422    (66,267)                 (4,649)    (4,799)    (1,137)
  Financing activities...................................   (46,010)    41,775                   4,696     (1,269)    14,397
  Capital expenditures...................................     2,017      3,480    $  5,126       4,821      3,558      1,478
  Deficiency of earnings to fixed charges................     2,162        N/A         N/A         N/A      6,798      6,756
  Ratio of earnings to fixed charges.....................       N/A       2.07        1.07        1.25        N/A        N/A

------------------------------

(1) Earnings per share data is not presented for 1997 because it is not meaningful, and 1997 pre and post reorganization results have been combined.

(2) Effective November 19, 1998, we acquired all of the issued and outstanding share capital of Sports Holdings Corp. The results of operations related to the acquisition have been included as if the acquisition had taken place on January 1, 1998.

(3) Working capital, net, is current assets excluding cash and cash equivalents less current liabilities excluding short-term debt and the current portion of long-term debt. It should be noted that companies calculate working capital, net, differently and, therefore, working capital, net, as presented for us may not be comparable to working capital, net, reported by other companies.

(4) The 13% Pay-in-Kind preferred stock is subject to mandatory redemption six months after the maturity of the notes.

(5) EBITDA is a measure of the cash generated from operations and has been included in the selected historical financial and operating data because management believes that it would be a useful indicator for investors. EBITDA is defined as earnings (net income) before interest, income and capital taxes, depreciation and amortization, restructuring charges and other unusual or non-recurring items. EBITDA is not a measure of performance or financial condition under generally accepted accounting principles, but is presented because it is a widely accepted indicator of a company's ability to source and incur debt. EBITDA is defined in accordance with our existing North American seasonal working capital facilities. EBITDA should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies. EBITDA margin is EBITDA divided by net sales.

(6) EBITDA in 2000 was negatively affected by three events that management expects to be non-recurring: (i) the liquidation of a large amount of excess and discontinued product at below normal prices by a competitor, resulting in decreased demand of our products during the fourth quarter and first half of 2001, (ii) first year expenses related to being the exclusive licensee of NHL licensed jerseys and (iii) the discontinuation of our line of recreational in-line skates.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

COMPANY BACKGROUND AND INTRODUCTION

    We can trace our origins to September 1899, when the Canada Cycle and Motor Company (CCM) was formed as a manufacturer of bicycles and motorcars. In 1905, CCM began marketing ice hockey skates for a sport barely 30 years old at that time and, in 1937, acquired the Tackaberry (later Tacks) trade name. In 1983, CCM was amalgamated with Sport Maska Inc., a manufacturer of hockey jerseys for the NHL since 1967. Prior to 1994, the Company consisted of the hockey products business and the toy and fitness products business marketed under the Buddy L name. While the Company was economically sound, the subsidiaries that operated the toy and fitness products business were not financially stable and filed for Chapter 11 bankruptcy protection in March 1995. Although the Company continued to operate and service its trade debt on a timely basis, it defaulted on its credit agreement as a result of the losses at the toy and fitness products business. This ultimately resulted in the Company filing for relief under Chapter 11 of the U.S. Bankruptcy Code in October 1995. WS Acquisition LLC, an affiliate of Wellspring Capital Management LLC, acquired a controlling interest in us in April 1997 as part of our emergence from bankruptcy. In November 1998, we acquired Sports Holdings Corp., Europe's largest manufacturer of ice, roller and street hockey equipment and their Jofa, Koho, Canadien, Heaton and Titan brands. As a result, we are now the world's largest marketer, designer and manufacturer of hockey equipment and related apparel.

    The following discussion provides an assessment of our results of continuing operations, financial condition and liquidity and capital resources, and should be read in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere herein. (All references to "Note(s)" refer to the Notes to the Consolidated Financial Statements.) The information presented below should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

    Our results of operations as a percentage of net sales for the periods indicated were as follows:

                                                                1999       2000       2001
                                                              --------   --------   --------
                                                                            %
Net sales...................................................   100.0      100.0      100.0
Cost of goods sold before restructuring.....................    57.6       60.3       59.5
Restructuring and unusual charges...........................      --         --        0.6
                                                               -----      -----      -----
Gross profit................................................    42.4       39.7       39.9
Selling, general and administrative expenses before
  restructuring charges.....................................    30.9       33.5       30.9
Restructuring and unusual charges...........................      --         --        2.3
Amortization of excess reorganization value and goodwill....     2.4        2.3        2.2
                                                               -----      -----      -----
Operating income............................................     9.1        3.9        4.6
Other expense, net..........................................     0.9        0.4        0.7
Interest expense............................................     6.3        7.0        6.9
                                                               -----      -----      -----
Income (loss) before income taxes and extraordinary item....     1.8       (3.5)      (3.0)
Income taxes................................................     2.8        0.7        1.7
                                                               -----      -----      -----
Net loss before extraordinary item..........................    (0.9)      (4.2)      (4.7)
Extraordinary item--Loss on early extinguishment of debt....      --         --        0.6
                                                               -----      -----      -----
Net loss....................................................    (0.9)      (4.2)      (5.3)
                                                               =====      =====      =====
EBITDA......................................................    14.3        9.4       12.8
                                                               =====      =====      =====

2001 COMPARED TO 2000

    Net sales grew by 1.9% in 2001 to $198.2 million, from $194.5 million in 2000. The increase is due to higher apparel sales offset by reduced hockey equipment sales, primarily inline skates and sticks. Revenues from our non-US operations were adversely affected by currency translation adjustments due to the depreciation of their currencies against the U.S. dollar. Equipment sales were most affected by the foreign exchange impact as they represent over 75% of our revenues from Canada, Sweden and Finland. Equipment sales were also negatively affected in the first half of the year by the continued market saturation resulting from an unusually high level of close-out goods liquidated by a competitor in the fourth quarter of fiscal 2000.

    Apparel sales were again strong with an increase of 18.1% ($9.7 million) over 2000, due to our exclusivity in the licensed jersey market and the strong market acceptance of our new licensed or branded activewear line.

    Despite the negative effect of the depreciation of the Swedish Krona (SEK) and Finnish Markka (FIM), we experienced continued growth of our non-hockey product line due to improved sales of Merrell footwear that is distributed by us in Sweden and especially Finland. Measured in the domestic currencies of those countries, sales of Merrell footwear is up over 20% over last year.

    Gross profit was $79.1 million in 2001 compared to $77.2 million in 2000, an increase of 2.4%. Measured as a percentage of net sales, gross margin increased to 39.9% in 2001 from 39.7% in 2000. The increase is attributable to a different mix of products sold in the periods as well as the implementation of initiatives to reduce manufacturing expenses, offset by $1.2 million of restructuring charges (see Restructuring Reserves) as well as the effect of currency fluctuations. The gross profit before these restructuring charges was 40.5% in 2001.

    Selling, general & administrative expenses before restructuring charges decreased as a percentage of sales to 30.9% of 2001 sales, from 33.5% of total 2000 sales. In dollar terms, there was a decrease to $61.1 million in 2001 from $65.1 in 2000. This decrease is attributed to the significant rationalization of operations and consolidation of facilities in 2001 (see Restructuring Reserves), offset in part by the additional royalties paid to National Hockey League Enterprises, LP and additional NHL team marketing expenses related to having the right to produce and market authentic team jerseys for all 30 NHL teams.

    Operating income for the year ended December 31, 2001 was $9.0 million compared to $7.7 million in the year ended December 31, 2000.

    Other expense consists primarily of amortization of deferred financing costs, offset in part by currency exchange gains.

    EBITDA increased by 38.6% to $25.3 million for 2001 compared to $18.2 million for 2000.

    Interest expense was $13.6 million for 2001 and 2000.

    Net loss before income taxes and extraordinary items was $6.0 million in 2001 versus net loss before income taxes of $6.8 million for 2000.

    As a result of the substantive modification to the terms of our long term debt in early 2001, we wrote-off $1.1 million of deferred financing costs which is recorded as an extraordinary item.

    Our net loss for the year ended December 31, 2001 was $10.5 million compared to an $8.1 million loss for the year ended December 31, 2000.

2000 COMPARED TO 1999

    Net sales grew by 2.0% in 2000 to $194.5 million, from $190.6 million in 1999. The increase is due to higher apparel sales offset by reduced hockey equipment sales, primarily inline skates, protective equipment and sticks. Equipment sales, especially protective equipment, were significantly lower in the fourth quarter as the market was saturated with an unusually high level of closeout goods liquidated by a key competitor. Revenues from our Nordic operations were adversely affected by currency translation adjustments due to the depreciation of their currencies (the Swedish Krona and Finnish Markka) against the U.S. dollar. Equipment sales were most affected by the foreign exchange impact as they represent over 70% of our revenues from Sweden and Finland.

    Apparel sales were especially strong with an increase of 24.8%
($10.6 million) over 1999, due to the strong market acceptance of our new licensed or branded activewear line and the exit of our only remaining competitor from the licensed jersey market. Notwithstanding our current exclusivity in the jersey market, sales have been hampered to some degree by the liquidation of our previous competitors' remaining inventory into the marketplace.

    Despite the negative effect of the depreciation of the Swedish Krona and Finnish Markka, we experienced strong growth of our non-hockey product line due to improved sales of Merrell footwear that is distributed by us in Sweden and Finland. Measured in the domestic currencies of those countries, sales of Merrell footwear is up almost 55% over last year.

    Gross profit was $77.2 million in 2000 compared to $80.8 million in 1999, a decrease of 4.5%. Measured as a percentage of net sales, gross margin decreased to 39.7% in 2000 from 42.4% in 1999. The decrease is attributable to a higher proportion of sales to key customers with corresponding increases in discounts offered and a different mix of products sold in the periods.

    Gross profit from our Nordic operations was also adversely affected by currency translation. Finally, efforts to reduce overall inventory levels at year-end had an adverse effect on our gross profit.

    Selling, general & administrative expenses increased as a percentage of sales to 33.5% of 2000 sales, from 30.9% of total 1999 sales. In dollar terms, there was an increase to $65.1 million in 2000 from $59.0 in 1999. This increase is attributed to (i) the continued investment in the promotion of our principal brands, (ii) the additional royalties paid to National Hockey League Enterprises, LP pursuant to a new license agreement beginning in July 2000 and
(iii) additional NHL team marketing expenses related to having the right to produce and market authentic team jerseys for all 30 NHL teams compared to just 15 teams in the same period of 1999. These additional marketing expenses have been incurred with a lower than anticipated sales increase due to the inventory liquidation of our previous competitors mentioned above, and to the continued presence in 2000 of hockey jerseys liquidated by both Pro Player and Starter.

    Operating income for the year ended December 31, 2000 was $7.7 million compared to $17.3 million in the year ended December 1999.

    Interest expense was $13.6 million and $12.0 million for 2000 and 1999, respectively.

    Net loss before taxes was $6.8 million in 2000 versus net income before taxes of $3.5 million for 1999.

    Our net loss for the year ended December 31, 2000 was $8.1 million compared to a $1.8 million loss for the year ended December 31, 1999.

INCOME TAXES

    Our income tax provision is comprised of both United States and foreign tax components. Due to changes in the relative contribution of income or loss by country, differences in the effective tax rates between countries (principally the U.S. and Canada) and permanent differences in effective tax rates between income for financial statement purposes and tax purposes, the consolidated effective tax rates may vary significantly from period to period. We and our U.S. subsidiaries consolidate their income for U.S. federal income tax purposes. However, gains and losses of certain subsidiaries may not be available to other subsidiaries for tax purposes.

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    Fresh-start reporting requires us to report a provision in lieu of income taxes when there is a book taxable income and utilization of a pre-reorganization net operating loss carry-forward. This requirement applies despite the fact that our pre-reorganization net operating loss carry-forward and other deferred tax assets would substantially reduce the related federal income tax payable. The current and future year tax benefit related to the carry-forward is recorded as a reduction of reorganization value in excess of amounts allocable to identifiable assets until exhausted and then as a direct increase to paid in capital. The amount of income tax provision that has been used to reduce the reorganizational value in excess of amounts allocable to identifiable assets is reflected as a provision in lieu of income taxes in our Consolidated Statements of Operations.

LIQUIDITY AND CAPITAL RESOURCES

    Our anticipated financing requirements for long-term growth, future capital expenditures and debt service are expected to be met through cash generated from our operations and borrowings under our credit facilities. Effective
November 19, 1998, one of our U.S. subsidiaries, Maska U.S., Inc., as the borrower, and the credit parties named therein entered into a credit agreement with the lenders referred to therein and with General Electric Capital Corporation, as Agent and Lender. Simultaneously, Sport Maska Inc., as the borrower, and the credit parties named therein entered into a credit agreement with the lenders referred to therein and General Electric Capital Canada Inc., as Agent and Lender (together with General Electric Capital Corporation, "GECC"). The two credit agreements were amended in connection with the offering of the Units. The credit agreements are collateralized by all accounts receivable, inventories and related assets of the borrowers and our other North American subsidiaries, and are further collateralized by a second lien on all of our and our North American subsidiaries' other tangible and intangible assets. The maximum amount of loans and letters of credit that may be outstanding under the two credit agreements is $60.0 million. However, our borrowings under the credit agreements are restricted by the indenture related to the Units that we issued on April 3, 2002 as described below to $35.0 million and must be repaid in full at least once a year under the terms of the indenture. Total borrowings outstanding under the credit agreements were $27.8 million at December 30, 2001, excluding $5.7 million of letters of credit outstanding. The maturity date of the GECC credit agreements is October 17, 2002. Management believes the GECC credit agreements can be renewed or refinanced upon maturity.

    Borrowings under the U.S. credit agreement bear interest at rates between U.S. prime plus 0.50% to 1.25% or LIBOR plus 1.75% to 2.75% depending on The Hockey Company's Operating Cash Flow Ratio, as defined in the agreement. Borrowings under the Canadian credit agreement bear interest at rates between the Canadian prime rate plus 0.75% to 1.50%, the U.S. prime rate plus 0.50% to 1.25% and the Canadian Bankers' Acceptance rate or LIBOR plus 1.75% to 2.75% depending on The Hockey Company's Operating Cash Flow Ratio, as defined in the agreement. In addition, we are charged a GECC monthly commitment fee at an annual rate of 3/8 of 1% on the unused portion of the revolving credit facilities under the credit agreements and certain other fees. The credit agreements contain customary negative and affirmative covenants including those relating to capital expenditures, minimum interest coverage and fixed charge coverage. The credit agreements restrict, among other things, the ability to pay cash dividends on the preferred shares.

    On November 19, 1998, in connection with the acquisition of Sports Holdings Corp., we entered into a credit agreement with Caisse to borrow Canadian
$135.8 million. The loan, initially for a period of two years was extended and matured on March 14, 2001, on which date we entered into an Amended and Restated Credit Agreement. This renewed Caisse loan was made up of 2 facilities (Facility 1--Canadian $90 million and Facility 2--Canadian $45.8 million). The Amended and Restated Credit Agreement was terminated in connection with the Offering (as defined below).

    On April 3, 2002, referred to as the Closing Date, we completed a private offering of $125 million aggregate principal amount of 11 1/4% Senior Secured Note Units due 2009, referred to as the Units, at a discount of 1.194%, each such Unit consisting of $500 principal amount of 11 1/4% Senior Secured Notes due 2009 of The Hockey Company and $500 principal amount of 11 1/4% Senior Secured Notes due 2009 of Sport Maska Inc., our wholly-owned subsidiary, referred to as the Offering. The Notes are fully and unconditionally guaranteed by all of our restricted subsidiaries, excluding the Finnish subsidiaries. The stock of the first-tier Finnish subsidiary has been pledged. Among the other covenants in the indenture, our ability to borrow under the revolving credit facilities is restricted to a maximum of $35 million and the payment of dividends or repurchases of stock is limited.

    The proceeds of $123.5 million from the sale of the Units were used by us to repay all outstanding secured loans under the Amended and Restated Credit Agreement with Caisse, to pay down secured indebtedness under the GECC credit agreements, to pay fees and expenses of the Offering and for general corporate purposes. The Amended and Restated Credit Agreement with Caisse and any documents related thereto have been terminated.

    Effective March 18, 1999, Jofa AB, our Swedish subsidiary, entered into a credit agreement with Nordea Bank in Sweden. The maximum amount of loans and letters of credit that may be outstanding under the agreement is SEK 90 million ($8.7 million) (SEK 80 million in 2001 ($7.7 million)). The facility is collateralized by the assets of Jofa AB, excluding intellectual property, bears interest at a rate of STIBOR plus 0.90% (increased from 0.65% in connection with the guarantee by Jofa AB of the Offering of the Units) and is renewable annually. Total borrowings as at December 31, 2001 and March 31, 2002 were nil and SEK 17.7 million ($1.7 million), respectively. In addition, in May 2000, Jofa AB entered into a separate credit agreement with Nordea Bank to borrow SEK 10 million, or approximately $1.0 million. The loan has a term of four years with annual principal repayments of SEK 2.5 million, or approximately
$0.2 million. The loan is secured by a chattel mortgage on the assets of Jofa AB and bears an interest rate of STIBOR plus 1.25%.

    Effective July 10, 2001, KHF Finland Oy, our Finnish subsidiary, entered into a credit agreement with Nordea Bank in Finland, replacing the former credit facility for FIM 30 million ($4.6 million) which was terminated in 2001. The maximum amount of loans and letters of credit that may be outstanding under the agreement is EUR 2.4 million ($2.1 million). The facility is valid until further notice and is collateralized by the assets of KHF Finland Oy and bears interest at a rate of EURIBOR plus 0.9%. Total borrowings as at December 31, 2000 and 2001 were nil.

    During the year ended December 31, 2001, our operations used $9.1 million of cash compared to providing $5.2 million in 2000. We had a net loss of $9.4 million in 2001, compared to $8.1 million in 2000. EBITDA, was $25.3 million for the year ended December 31, 2001 compared to $18.2 million for the previous year.

    Cash used in investing activities during the year ended December 31, 2001 was $1.1 million compared to $4.8 million in 2000.

    Cash provided by financing activities during 2001 was $14.4 million compared to $1.3 million used in 2000.

    We follow the customary practice in the sporting goods industry of offering extended payment terms to creditworthy customers on qualified orders. Our working capital requirements generally peak in the second and third quarters as we build inventory and make shipments under these extended payment terms.

RESTRUCTURING RESERVES

    In 2001, we embarked on a plan to rationalize our operations and consolidate our facilities. This rationalization involved the elimination of certain redundancies, both in terms of personnel and operations as well as the consolidation of facilities including the closure of its Mount Forest, Ontario plant, and our Paris, France sales office, and the consolidation of North American distribution into Canada. Accordingly, we have set up reserves of approximately $5.7 million for the expected cost of the restructuring. Of this amount, approximately $4.3 million is to cover the cost of severance packages to affected employees, with the remainder representing other closure costs. Of these amounts, approximately $1.9 million remained unpaid at year-end.

INTANGIBLE ASSETS

    We have a significant amount of intangible assets on our balance sheet. As at December 31, 2001 we had $76.1 million (2000-$82.6 million) representing 38.1% (2000-42.2%) of total assets. This goodwill is comprised of several components. Upon the acquisition of Sports Holdings Corp., we recognized
$53.1 million of goodwill. This amount, being the difference between the purchase price and the amount of tangible net assets acquired, represents the value to us of the brands acquired. Jofa, Koho, Canadien, Titan and Heaton are world class hockey brands and management believes that there is significant long-term earning potential to be realized from the brands. Accordingly, the amortization of this goodwill was over 25 years.

    In connection with a re-organization and fresh-start accounting, we recognized $49.0 million of excess reorganization value, which is another component of goodwill. This amount arose primarily as debt forgiveness in the reorganization. It is included in goodwill because it represents among other things the value of its CCM brand. Again management believes that significant long-term earning potential exists and was amortizing the excess reorganization value over 20 years.

    Also included in intangible assets are the financing costs related to the Caisse loans and the fair value of warrants issued to Caisse in 2001 to purchase 539,974 shares of our common stock at $0.01 per share, which is being amortized over the life of the loans. Concurrent with the Offering, as described above, Caisse exercised its warrants and purchased 539,974 shares of our common stock at $0.01 per share.

SIGNIFICANT ACCOUNTING POLICIES

    In the application of accounting policies, management relies on the use of assumptions and estimates and prudent judgment. Should actual events differ substantially from these estimates or judgments then results may also materially differ from those reported. Apart from the policies identified above other significant policies include:

    VALUATION OF ACCOUNTS RECEIVABLE. Approximately 43% of accounts receivable are denominated in currencies other than the US Dollar. The value of these accounts is subject to gains and losses from exchange rate fluctuations. Also in valuing these accounts management uses estimates as to potential default rates. Should the default estimates change gains or losses would occur. Management believes that it has adequate reserves in place.

    VALUATION OF INVENTORY. The value of inventory is based partly on management estimates regarding potential write-downs of excess or slow-moving inventory and the estimated realizable value thereafter. Management believes that the reserves in place for excess or slow moving inventory are adequate.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Under the new rules, goodwill and intangible assets with indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their estimated useful lives.

    We will apply the new rules on accounting for goodwill beginning the first quarter of 2002. We will test goodwill annually for impairment using a two-step process prescribed in Statement 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. We expect to complete the required testing of indefinite lived assets as of January 1, 2002 in the first half of 2002.

    In August 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144, IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Under the new rules, assets held for sale would be recorded at the lower of the assets' carrying amounts and fair values and would cease to be depreciated. We believe the impact of this statement will not significantly affect our financial position or results of operations.

EURO CONVERSION

    Management currently believes that the introduction of the Euro will not have a material impact related to pricing or foreign currency exposures. Finland is one of the countries adopting the Euro but Sweden has not adopted the new currency. The subsidiaries' transactions and debt are denominated in their local currencies. We do not foresee any adverse impact resulting from the Euro conversion, including competitive, operational or strategic implications.

SEASONALITY AND SELECTED QUARTERLY DATA

    Sales of hockey equipment products are generally highly seasonal and in many instances are dependent on weather conditions. This seasonality causes our financial results to vary from quarter to quarter, with sales and earnings usually weakest in the first and second quarters. In addition, the nature of our business requires that in anticipation of the peak selling season for our products, we make relatively large investments in inventory. Relatively large investments in receivables consequently exist during and after such season.

                                                                                 (UNAUDITED)
                                                              2000                                        2001
                                            -----------------------------------------   -----------------------------------------
                                             FIRST      SECOND     THIRD      FOURTH     FIRST      SECOND     THIRD      FOURTH
                                            QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net sales.................................  $34,406    $44,614    $68,024    $47,419    $34,835    $42,252    $65,899    $55,201
Gross profit..............................   13,747     18,968     27,566     16,961     13,962     17,673     27,134     20,304
EBITDA....................................     (457)     5,317     11,735      1,653        396      5,390     12,990      6,524
Income (loss) before extraordinary item...   (5,195)    (1,324)     3,720     (5,292)    (8,671)    (1,696)     3,895     (2,896)
Net income (loss).........................   (5,195)    (1,324)     3,720     (5,292)    (9,762)    (1,696)     3,895     (2,896)
Basic and diluted earnings (loss) per
  share...................................    (0.86)     (0.28)      0.48      (0.80)     (1.44)*    (0.32)      0.46      (0.41)

------------------------------

*   Loss per share before extraordinary item was $1.29 (basic and diluted)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We, in the normal course of doing business, are exposed to market risk from changes in foreign currency exchange rates and interest rates. Our principal currency exposures relate to the Canadian dollar and to certain European currencies. Management's objective, regarding foreign currency risk, is to protect cash flows resulting from sales, purchases and other costs from the adverse impact of exchange rate movements.

    The European and Canadian subsidiaries each have operating credit facilities denominated in their respective local currencies; these debt facilities are hedged by the operating revenues generated in the local currencies of the subsidiaries. Our long-term debt is denominated in Canadian dollars (Canadian $135.8 million). Our equity investment in our Canadian subsidiary was effectively hedged by the Canadian dollar denominated debt up to our investment in our Canadian subsidiary. As a result of the Offering, as described above, our equity investment in our Canadian subsidiary is no longer hedged and we are exposed to the fluctuations in Canadian dollars. As we hold either long term or operating debt facilities denominated in the currencies of our European subsidiaries, our equity investments in those entities are hedged against foreign currency fluctuations. We do not engage in speculative derivative activities.

    We are exposed to changes in interest rates primarily as a result of our long-term debt and operating credit facilities used to maintain liquidity and fund capital expenditures. Management's objective, regarding interest rate risk, is to limit the impact of interest rate changes on earnings and cash flows and to reduce overall borrowing costs. To achieve these objectives, we maintain the ability to borrow funds in different markets, thereby mitigating the effect of large changes in any one market. Our debts have variable interest rates and thus a 1% variation in the interest rate will cause approximately $1.1 million increase or decrease in interest expense.

    We are also exposed to foreign exchange fluctuations due to our significant sales arid costs in Canada, Sweden and Finland. If the average exchange rate of the Canadian Dollar, Swedish Krona and Finnish Markka were to vary by 1% versus the U.S. Dollar, the effect on sales for 2001 would have been $0.7 million, $0.2 million and $0.2 million, respectively. We also have operating expenses in each of these currencies which would mitigate the impact of such foreign exchange variation on cash flows from operations.

                                    BUSINESS

OUR COMPANY

    We are the world's largest marketer, designer and manufacturer of hockey equipment and related apparel. Our primary brands, CCM, Koho and Jofa, are among the most widely recognized brands in hockey and we estimate that we have a 30% share of the worldwide ice and roller hockey equipment and related apparel market. We sell our products to a diverse customer base consisting of specialty retailers, sporting goods shops, mass merchandisers and international distributors. We manufacture at highly automated facilities, and have distribution facilities, in North America, Finland and Sweden. For the fiscal year ended December 31, 2001, we generated revenue of $198.2 million, operating income of $9.0 million and adjusted EBITDA, as defined herein, of $28.5 million, a 14.4% margin.

    We offer a complete line of ice and roller hockey equipment and related apparel. Hockey equipment represents approximately 64% of our sales, hockey related apparel 32% of our sales and non-hockey products represents the remaining 4%.

    HOCKEY EQUIPMENT. Our comprehensive line of hockey equipment, including skates, protective equipment, hockey sticks and goaltender equipment, provides a wide range of choices for both recreational and professional players. Our skates and other equipment are sold at various price points and range from high performance products used by professionals in the NHL and other professional leagues, to intermediate performance products used by youth league players, among others, and to entry-level products for the beginner. As of November 2001, 98% of all NHL players used at least one piece of our equipment.

    HOCKEY RELATED APPAREL. The hockey related apparel segment of our business consists of licensed hockey jerseys, team uniforms and socks and licensed or branded activewear. We have been an NHL licensee since 1967 and we are currently the exclusive supplier of hockey jerseys to every NHL team and have the exclusive worldwide right to market authentic and replica NHL jerseys. Our jerseys are worn by every player and official in the NHL. We are also the world's largest manufacturer of team uniforms and socks worn by players in hockey leagues, camps, schools and associations. Our licensed or branded activewear lines include high quality fleece wear, pants, shirts, T-shirts, golf shirts, turtlenecks, outerwear and caps embroidered with the NHL, NCAA and other team and league logos.

    NON-HOCKEY PRODUCTS. In addition to our primary hockey related equipment, we also market and manufacture other equipment, including alpine skiing and equestrian helmets. In addition, in Finland and Sweden, we are the exclusive distributor of Merrell footwear, a leading outdoor footwear brand.

INDUSTRY OVERVIEW

    We compete in the wholesale ice and roller hockey equipment and related apparel markets. We estimate the worldwide wholesale hockey equipment and related apparel market in 2000 was approximately $660 million, and we estimate that we have a 30% share of this market. Although the worldwide hockey equipment market has remained stable overall, we anticipate several specific factors will support the future growth of the industry, including:

    - increased fan interest and increased participation in hockey;

    - the recent expansion of the NHL into new markets such as Nashville in 1998, Atlanta in 1999 and Columbus and Minnesota in 2000;

    - increased marketing by the NHL;

    - increased construction of ice rinks; and

    - favorable demographics, such as the tendency for hockey enthusiasts to be more educated and have greater disposable income than participants and fans of other traditional team sports.

    The hockey equipment and hockey related apparel markets are segments of the U.S. and worldwide sporting goods industries. Several factors are expected to support the further growth of the sporting goods industry in general, including:

    - the considerable leisure time and financial resources of the baby boomer population;

    - heightened awareness of the importance of recreational exercise; and

    - the growing overseas market for recreational products.

OUR COMPETITIVE STRENGTHS

    LEADING WORLDWIDE BRANDS AND MARKET POSITION. We manage a portfolio of the world's most established and widely recognized brands, which include our primary brands, CCM, Koho and Jofa, as well as other brands and sub-brands, such as Tacks, Heaton, Canadien and Titan. The CCM brand has been in existence since 1899, Jofa since 1926 and Koho since 1964. We focus each brand on different consumer segments and utilize multiple distribution channels to more fully penetrate viable hockey markets. We estimate that, through our combined brands, we have a 30% share of the approximate $660 million worldwide market for hockey equipment and related apparel.

    EXTENSIVE USE OF OUR PRODUCTS IN THE NHL. Our products are the most widely used by NHL players, which we believe highlights and reinforces the marketplace's view of the innovation and high quality of our equipment and apparel. As of November 2001, 98% of all NHL players used at least one piece of our equipment. We hold the #1 position in NHL used for all protective equipment, including helmets, pants, elbow pads, shoulder protection and gloves, goalie pads, blockers and arm and body protection, as well as the #1 position for wood sticks. We also hold the #2 position for our other equipment, including skates, goalie catchers and composite shafts and blades. Our NHL usage share in composite hockey stick shafts also increased greatly in 2001 over 2000 due to the introduction of our composite line of hockey stick products. To further develop and maintain our leading market position for our equipment and our brands, we have endorsement agreements with several high visibility players including, among others, Martin Brodeur (CCM Heaton) of the New Jersey Devils, Mark Recchi (CCM) of the Philadelphia flyers, Patrick Roy (Koho) of the Colorado Avalanche, Daniel Sedin (Jofa) and Henrik Sedin (Jofa) of the Vancouver Canucks, Mats Sundin (CCM) of the Toronto Maple Leafs and Joe Thornton (CCM) of the Boston Bruins.

    WORLD LEADER IN PRODUCT INNOVATION. We believe we are the industry's leader in product innovation, and have dedicated significant resources to ensure our future technological leadership. The majority of our products are developed and commercialized in our three research and development centers located in St. Jean, Quebec, Tammela, Finland and Malung, Sweden. Our research and development teams work closely with each of our product business Units to enhance the quality and performance of existing products and to introduce new products into the marketplace. The majority of our products are developed internally through our research efforts and continued feedback from professional and recreational players, as well as from retail customers. In addition, we have developed an alliance with a major Canadian university. Our university affiliation will support our efforts to develop equipment performance benchmarks, as well as new materials and equipment designs.

    FULL LINE OF HOCKEY EQUIPMENT AND RELATED APPAREL. We are the only company that offers a full line of ice and roller hockey equipment, NHL licensed jerseys and other apparel. Our products are sold at various price points and range from high performance products used by professionals in the NHL and other professional leagues worldwide, to intermediate performance products used by youth league players, among others, and to entry-level products for the beginner. Our comprehensive line of products allows us to cover the full spectrum of consumers, diversify our revenue base and optimize production capacity at our manufacturing facilities.

    ADVANCED MANUFACTURING PROCESSES. We continuously evaluate our manufacturing processes and use in-house manufacturing, where our proprietary technologies and processes provide us with a competitive advantage. Through the use of these proprietary technologies and extensive automation, we believe we have developed many of the industry's most advanced hockey equipment manufacturing processes. We believe that we operate the industry's most advanced skate manufacturing facility in St. Jean, Quebec, the industry's most automated hockey stick production facility in Cowansville, Quebec, and the industry's most automated hockey apparel production facilities in St. Hyacinthe, Quebec. For other product lines, where our ability to manufacture does not give us a distinct competitive advantage, we outsource production to high quality facilities primarily in Asia and the Czech Republic.

    EXCLUSIVE NATIONAL HOCKEY LEAGUE RELATIONSHIP. We have been an NHL licensee since 1967 and we are currently the exclusive supplier of hockey jerseys to every NHL team and have the exclusive worldwide right to market authentic and replica NHL jerseys. Our jerseys are now worn by every player and official in the NHL. Beginning with the 2000/2001 NHL season, the CCM logo appears above each player's name on every "home" NHL jersey, while Koho logo appears above each player's name on every "away" and "third" NHL jersey. We are also the exclusive supplier of "on-ice" jerseys and pants for NHL officials under the Jofa brand name. Pursuant to a separate agreement with the National Hockey League Players Association, we are entitled to market authentic and replica game and practice jerseys identified with the names and numbers of NHL players.

    EXTENSIVE MULTI-CHANNEL DISTRIBUTION RELATIONSHIPS. Our products are sold throughout the world to more than 4,000 customers, consisting of specialty retailers, sporting goods shops, mass merchandisers and international distributors. Internationally, we have selling offices in Sweden, Finland and Norway and distributors in over 40 countries in Europe, South America, Central America, Africa, Australia and the Far East. Our products are sold to certain large customers by our in-house sales staff, while an extensive network of approximately 90 independent sales representatives services other accounts. We distribute our products from distribution centers in the United States, Canada, Finland and Sweden. We believe that our extensive distribution and sales networks allow us to serve our customers worldwide and provide us with a competitive advantage. Proximity to our customers allows us to distribute products efficiently and provides us with the opportunity to receive timely and frequent customer feedback. In 2001, we generated approximately 45% of our revenue in the United States, 32% in Canada and 23% internationally, primarily in Europe.

    STRONG AND EXPERIENCED MANAGEMENT TEAM AND FINANCIAL SPONSOR. We have a strong and experienced management team at the corporate and operating levels. Our senior management has an average of 18 years experience in the hockey and sporting goods industries In addition, our largest stockholder is WS Acquisition LLC, an affiliate of Wellspring Capital Management LLC, an experienced private equity investor. Among other investments, Wellspring owns Protectron Inc., a leading residential and commercial security alarm company in Canada, and recently completed the sale of Paragon Trade Brands to Tyco International.

OUR BUSINESS STRATEGY

    Our objectives are to increase revenues and maintain high operating margins by accelerating the product replacement cycle through product innovation, maintaining our overall market leadership position and becoming the undisputed leader in each key segment of the global market for hockey equipment and related apparel. Key elements of our business strategy are as follows:

    DRIVE GROWTH THROUGH CONTINUED PRODUCT INNOVATION. Since 1937 when we introduced the revolutionary Tackaberry hockey skate until our 2002 launch of the Externo skate, we have a long history of being the first to bring technological advancements and equipment innovations to the hockey industry. We intend to continue driving our growth through continued product innovation, which we believe creates a more rapid equipment replacement cycle and increases demand for our new value added and higher margin products. By utilizing innovation-driven product marketing, we are able to compete on technology and brand rather than price, resulting in higher margins, stronger brand differentiation and additional barriers to entry.

    Some of our recent product innovations include:

    - JOFA PROTECTIVE EQUIPMENT. In 2001, we introduced new Jofa protective equipment based on the Joint Discharge Principle, a proprietary and patented design that redirects an impact from the joint to the surrounding muscle, thereby reducing injuries. This and other innovations have resulted in 98% of NHL players wearing at least one piece of Jofa equipment during the 2000/2001 season. Jofa is the only protective gear that is allowed to bear the NHL "Center-Ice" logo.

    - THE F-I-T SYSTEM THERMO-FORMING PROCESS. We introduced the patented F-I-T system in our new CCM Tacks skate line in 2001, and new CCM Externo skate line in 2002. The F-I-T system applies heat and pressure to key areas of the boot and allows retailers, at the point of sale, to custom fit a skate based on the player's size, weight and style of play.

    - THE CCM EXTERNO. In the beginning of 2002, we introduced a new skate line, the CCM Externo. The technologically advanced CCM Externo is a premium skate featuring a revolutionary exoskeleton support system that provides increased stability and support in the strategic areas of the skate to enhance skating performance as well as providing a more comfortable fit.

    - COMPOSITE HOCKEY STICKS. In the second quarter of 2002, we expect to introduce a lightweight one-piece composite hockey stick. Our new composite stick will allow increased puck speed, enhanced comfort and feel, and significantly reduce the weight of the stick without a reduction in durability.

    CONTINUE TO SUPPORT OUR PRODUCTS WITH OUTSTANDING MARKETING. Our marketing strategy has two major elements: the validation of the product's features and benefits and the effective communication of the product's features and benefits to the target audience.

    First, we provide validation of our products through use by NHL players, which we believe provides a high level of exposure for our brands, highlights the advanced performance features and legitimizes the new technology of our products. Our endorsement agreements with leading NHL players require the players to use our equipment during games, make themselves available for personal appearances, and, in most instances, allow us to use their image in print and television advertising. In addition, we believe our brands themselves provide validation for our new products due to their strong reputations for high quality and reliable performance.

    Second, we use television and print advertising, promotions, and public relations, featuring our endorsed players, to promote and reinforce our primary brands and increase consumer awareness of our products. We also provide in-store advertising materials, brochures and print materials to assist our retailers in the communication of the features and benefits of our products to the consumer. We have co-marketing agreements with the NHL that provide us with advertising space on rink boards and signage in hockey arenas. As part of our exclusive agreement with the NHL, our logos appear above the player's name on every NHL jersey, which results in a high level of exposure. We also place our brand names on our gloves, sticks, helmets, skates, pants, and jerseys in locations that will receive a high level of exposure during play on both televised games and in still photos of games.

    INCREASE PROFITABILITY THROUGH COST REDUCTIONS AND EFFICIENCY
IMPROVEMENTS. We will continue to evaluate and rationalize our cost structure and evaluate ways to improve the efficiency and productivity of our operations. Past initiatives have included:

    - consolidation of administrative offices and warehouses;

    - consolidation of North American customer service and credit;

    - reduction in raw materials costs;

    - emphasis on outsourcing of non-core activities; and

    - consolidation of manufacturing facilities.

    We estimate that facility consolidations and head count reductions implemented and completed during fiscal year 2001 would have resulted in an additional $3.2 million of cost savings for the full year. No additional facility consolidations or head count reductions are currently planned during fiscal year 2002. In addition, to maintain our leading market position and continue to be a leader in product innovation, we will continue to make our business more flexible and less capital intensive by outsourcing the manufacturing of our products where it makes strategic and business sense. We plan to make investments in manufacturing and vertical integration only when we believe it will significantly strengthen our competitive position. We believe that outsourcing manufacturing will result in reduced costs, an improved ability to balance our manufacturing capacity and shorten the time-to-market for our new products.

OUR PRODUCTS

    We manufacture and market a fully integrated line of hockey equipment and apparel. Our hockey equipment product lines include:

    - ice hockey, roller hockey and figure skates;

    - protective equipment;

    - hockey sticks; and

    - goaltender equipment.

    Our hockey related apparel products include:

    - NHL licensed hockey jerseys;

    - team uniforms and socks; and

    - licensed or branded activewear.

HOCKEY EQUIPMENT PRODUCT LINES

    ICE HOCKEY, ROLLER HOCKEY AND FIGURE SKATES. We manufacture and market a wide range of ice hockey skates under the CCM, Tacks, Externo, Powerline, Jofa and Koho labels. The tradition of the flagship CCM brand of skates, first introduced to the market in 1905, is interwoven throughout the history of ice hockey and the NHL. We manufacture all of our high end ice hockey skates and outsource our entry level ice hockey, roller hockey and figure skates. We focus on marketing premium roller hockey skates targeted at high price points. In addition, we market six different models of figure skates under the CCM and Jofa labels.

PROTECTIVE EQUIPMENT

    BODY PROTECTIVE EQUIPMENT AND GLOVES. We market a variety of body protective equipment, including shoulder pads, shin guards, elbow pads and gloves under the CCM, Koho and Jofa brands.

CCM gloves and body protective equipment are marketed under three sub-brands, Tacks, Supra and Powerline.

    HELMETS. We market our helmets under the CCM and Jofa labels, which have been two of the leading brands of helmets for over 30 years. More players in the NHL wear our helmets than any other competitor's products. Our helmets provide a high level of protection and prominently display the CCM and Jofa brand names.

    PANTS AND ACCESSORIES. We market hockey pants under the CCM, Koho and Jofa labels. CCM branded pants also carry the Supra and Powerline sub-brand names. In addition, we market several accessories, such as carry bags, athletic supporters and equipment for officials.

    HOCKEY STICKS. We believe we are the premier manufacturer of hockey sticks and set the industry standards for quality, innovation and stick performance. We market a wide range of hockey sticks incorporating various materials, designs, and performance characteristics. Our sticks are sold under the CCM and Koho brands. CCM and Jofa sticks are also sub-branded for greater market segmentation. CCM sub-brands include Tacks, Canadien, Supra and Powerline for our player, non-goaltender, sticks and Tacks and Heaton for goaltender sticks. Similarly, the Titan sub-brand is associated with the Jofa primary brand. We are also a leading provider of replacement blades, enabling players to re-use the shaft of their two-piece hockey sticks.

    GOALTENDER EQUIPMENT. We produce a fully integrated line of goaltender equipment. We market our goaltender facemasks, catch mitts and blockers, goaltender arm and body protectors and leg pads under the Heaton sub-label of CCM and the Koho brand. We market our goaltender pants under the Supra and Heaton sub-labels of CCM and the Koho brand.

    NON-HOCKEY EQUIPMENT. We also manufacture and market other equipment, including alpine skiing and equestrian helmets. These products are manufactured and assembled at our Malung, Sweden facility. In addition, in Finland and Sweden, we are the exclusive distributor of Merrell footwear, a leading outdoor footwear brand.

HOCKEY RELATED APPAREL PRODUCTS

    LICENSED HOCKEY JERSEYS. We have supplied NHL teams with authentic jerseys for 35 years. Pursuant to our most recent license agreement with the NHL, we hold the exclusive right to provide authentic jerseys used "on-ice" by every team in the NHL and market authentic and replica jerseys of all 30 teams. Our exclusive agreement with the NHL expires on June 30, 2004, with our option to renew through June 30, 2005. In addition, under our license agreement with the NHL Players Association, we have the right to market these jerseys with the names and numbers of NHL players. In addition to supplying jerseys to the NHL, we also maintain agreements to provide jerseys to professional teams in other leagues as well as some major NCAA teams.

    Although we generate revenue from the sale of authentic jerseys to the consumer market, replica jersey sales into the consumer market account for an estimated 95% of our licensed jersey revenue. Replica jerseys are similar to authentic jerseys and may also display team names and crests but incorporate different fabrics and features than authentic jerseys. Our authentic jerseys incorporate Pro-Weight Air-Knit and Ultrafil fabric, high quality crests, a fighting strap and reinforced stitching on all seams and hems. Youth and adult replica jerseys feature Mid-Weight Air-Knit fabric and child/ toddler jerseys feature traditional Suprafil fabric.

    TEAM UNIFORMS AND SOCKS. We sell non-team identified team uniforms and socks that are primarily used by organized leagues, amateur hockey associations and schools. The majority of these jerseys is of replica quality and is sold through retail channels. We also produce hockey socks for both professional and recreational markets.

    LICENSED OR BRANDED ACTIVEWEAR. We offer a high quality line of fleecewear, pants, shirts, T-shirts, golf shirts, turtlenecks, outerwear and caps embroidered with the NHL, NCAA and other team and league logos. We market these products pursuant to several license agreements with a variety of organizations, including the NHL, major colleges and universities, the NCAA and the American Hockey League. We outsource the production of all of our activewear products. In addition to sports apparel and accessories displaying professional and collegiate team logos and designs, we also sell our line of caps, T-shirts, and fleecewear to corporations and other organizations. Our products include custom embroidered and screen printed T-shirts and polo shirts bearing corporate and organizational logos.

SUMMARY OF BRAND MANAGEMENT

    In 1999, we conducted in-depth marketing studies to gain insight into customers' preferences of our brands and provide a basis for our multiple brand strategy. Our market research demonstrated that our three main brands, CCM, Jofa and Koho, maintain distinct brand identities in the marketplace and appeal to different consumer segments. We believe the perception of our brands in the marketplace is as follows:

    CCM. CCM is one of the industry's icon brands and embodies the tradition and history of hockey. The CCM name represents a century of tradition combined with state-of-the-art technology.

    JOFA. The Jofa brand is perceived as representing precision engineered Swedish equipment and appeals to the "smart" or "informed" hockey player.

    KOHO. Koho is perceived as a "fast," "fun," "irreverent" brand, largely geared to the youth market. The Koho brand is likely to appeal to the consumer that identifies with extreme sports, and is considered a "cool" and stylish brand.

    Working with advertising agencies, we created individual slogans and marketing campaigns for each of the CCM, Jofa and Koho brands that embody these brands' unique identities and key attributes. We have introduced the slogan "when you're born to play," to reinforce CCM's attributes of tradition and authenticity. Consistent with Jofa's attribute of precise Swedish engineering, we have created the slogan "smart hockey." Koho's slogan, "a whole new game," reinforces the brand's irreverent quality. Our advertising campaigns are designed to clearly communicate the distinct image of each of our brands.

    We have global brand managers responsible for our three primary brands. Brand managers' key responsibilities include orchestrating our product development and advertising and promotional activities to effectively communicate the CCM, Jofa and Koho individual brand identities to consumers.

    We have four separate equipment business unit managers each responsible for developing and managing one of our equipment product lines, which consist of skates, sticks, protective equipment and goaltender equipment. We believe that by segmenting our product development and management activities by equipment category, we can continue to introduce the most innovative and technologically advanced products to the marketplace.

SALES AND MARKETING

    NORTH AMERICAN SALES. In Canada, our equipment sales organization is comprised of a group of independent representatives that sell CCM branded equipment and another group of independent representatives dedicated to selling Koho and Jofa equipment. In the U.S., independent representatives carry all brands. Sales representatives are charged primarily with selling equipment, products and jerseys to our smaller hockey specialty accounts. Regional managers, in both Canada and the U.S., are charged with overseeing the sales representative organization and also maintaining our larger accounts across all brands.

    We have a separate sales force for apparel, comprised of a vice president of sales, a key account manager and independent representative organizations. Our apparel sales team possesses extensive industry experience. Our sales representatives are responsible for selling apparel, including licensed jerseys, and licensed or branded activewear, to large sporting goods and department stores in the U.S.

    INTERNATIONAL SALES. In Sweden, Finland and Norway, we sell our equipment and apparel directly to retailers and teams, through our in-house sales team in Scandinavia. Outside of those countries, we sell our products through distributors located in over 40 countries in Europe, South America, Central America, Africa, Australia and the Far East. These distributors, in turn, sell our products to teams and retailers. Our European sales activities, as well as sales activities in South America, Central America, and Pacific Rim countries, are controlled through our European General Manager based in Sweden.

NHL AGREEMENTS

    NHL MARKETING LICENSES. Our license agreement with NHL Enterprises, LP, the marketing affiliate of the NHL, extends through June 30, 2004 with our option to renew through June 30, 2005, and gives us the exclusive right to supply authentic game jerseys used "on-ice" by the 30 NHL teams, including playoff and all-star jerseys. Authentic game jerseys are supplied under the CCM and Koho brand names, while authentic practice jerseys are supplied under the Jofa brand name. We are also the exclusive supplier of "on-ice" jerseys and pants for NHL officials under the Jofa brand name. Our brand names are placed, pursuant to the agreement, on the outside rear neck of the jersey, to provide brand name exposure. We also have the right to use the names, logos, and other indicia of the NHL and the NHL member teams on an exclusive basis in connection with the manufacture, supply and sale of replica game and practice jerseys of the 30 NHL teams. Pursuant to a separate agreement with the National Hockey League Players Association, we are entitled to market authentic and replica game and practice jerseys identified with the names and numbers of NHL players. Since the beginning of the 2000/2001 NHL season, the CCM logo appears above each player's name on every "home" NHL jersey, the Koho logo appears above each player's name on every "away" and "third" NHL jersey and the Jofa label is on uniforms for all NHL officials. The agreement also grants us the exclusive right to market T-shirts, golf shirts, workout wear, outerwear and activewear bearing NHL logos, names and designs under the NHL's Center-Ice trademark, which are worn by the trainers of all NHL teams during games. We also have the non-exclusive right to use the NHL team logos on headwear. We market all of the foregoing products to North American retailers for resale as well as to European and Asian distributors.

    Pursuant to the license agreement we are required to pay a license fee and royalties to the NHL based on our net sales, with minimum royalty amounts guaranteed to be paid by us each license year. In addition to these costs, we have agreed to purchase a fixed dollar amount of marketing from the NHL and from each of the NHL teams.

    We license the use of NHL trademarks for our Jofa hockey protective equipment. The premium products in the protective equipment line (shoulder, shin and elbow pads) are co-branded with the Center-Ice trademark, also referred to as "the official equipment worn by the NHL." The NHL reserves this mark for products with overwhelming usage by NHL players. Other Jofa products are co-branded with the NHL shield.

    NHL ON-ICE EQUIPMENT LICENSE. Our brands are permitted to appear on equipment used by NHL players "on-ice" pursuant to a separate On-Ice Equipment License with the NHL. The extensive use of our products by NHL players significantly promotes the high visibility of our brands among consumers. All of our products prominently display their respective brand and sub-brand logos, resulting in significant and cost-effective exposure in arenas, on television and in newspapers, magazines and other printed media. Our market research indicates that NHL use of a particular brand of equipment is among the key factors in a consumer's purchase decision. Our products enjoy widespread usage among

NHL players without paid endorsement. We do, however, have endorsement agreements with several high visibility players including, among others, Martin Brodeur (CCM Heaton) of the New Jersey Devils, Mark Recchi (CCM) of the Philadelphia Flyers, Patrick Roy (Koho) of the Colorado Avalanche, Daniel Sedin
(Jofa) and Henrik Sedin (Jofa) of the Vancouver Canucks, Mats Sundin (CCM) of the Toronto Maple Leafs and Joe Thornton (CCM) of the Boston Bruins.

    MEDIA PROMOTION. In addition to our "on-ice" exposure, we have purchased time slots during both locally and nationally televised hockey games in Canada and the U.S. Our media plan includes radio spots. As a result of the increased coverage of the NHL by ABC and ESPN, we have increased our television and radio promotion. Reinforcing the television campaign are full-page color advertisements placed in game programs, trade and consumer hockey publications distributed throughout North America, such as The Hockey News, New England Hockey Journal and Hockey Business News

CUSTOMERS AND DISTRIBUTION CHANNELS

    We maintain a diversified and broad universe of over 4,000 customers worldwide and are not dependent on any single customer. Sales in the U.S. accounted for approximately 45% of our total 2001 revenue, sales in Canada accounted for approximately 32% of our total 2001 revenue and sales in Europe and the rest of the world accounted for approximately 23% of our total 2001 revenue. Our customer base consists of independently owned hockey specialty retail stores, large sporting goods retailers, department stores and other retailers. In fiscal 2001, no customer accounted for more than 10% of our sales.

    We sell our hockey related apparel, including jerseys and licensed or branded activewear, through the same channels as our equipment products, in addition to generating revenue from sales to "in-stadium" concession stores. Jerseys are sold mainly through specialty retail and "in-stadium" concession stores. Our new license agreement with the NHL provides us with better access to "in-stadium" concession stores to market our licensed jerseys and licenses or branded activewear. We believe "in-stadium" concession stores who purchase authentic licensed jerseys from us will increase their orders for our licensed or branded activewear products due to purchasing efficiencies. We have established a separate U.S. sales force who will market our new line of hockey related licensed or branded activewear through new channels. We expect this sales force to generate sales from large retailers, department stores and other retailers.

RESEARCH AND DEVELOPMENT

    We believe we are the industry's leader in product innovation and have dedicated significant resources to ensure our future technological leadership. The majority of our products are developed and commercialized in our three research and development centers located in St. Jean, Quebec, Tammela, Finland and Malung, Sweden. These facilities employ designers, engineers and model makers and feature comprehensive testing equipment, woodworking, spray painting, molding and sculpting capabilities and have creative services departments which are responsible for packaging, catalogue design and development.

    Our research and development teams work closely with each of our product business Units to enhance the quality and performance of existing products and to introduce new products into the marketplace. The majority of our products are developed internally through our research efforts and continued feedback from professional and recreational players, as well as from retail customers. In addition, we have developed an alliance with a major Canadian university. Our university affiliation will support our efforts to develop equipment performance benchmarks, as well as new materials and equipment designs.

MANUFACTURING

    EQUIPMENT MANUFACTURING PROCESSES. We believe we have developed the industry's most advanced hockey equipment manufacturing processes, with proprietary technologies and extensive automation. We believe that we operate the industry's most automated hockey stick production facility at our Cowansville, Quebec facility. We outsource the production of the majority of our ice and roller skates and protective equipment line to high quality facilities primarily in Asia and the Czech Republic, except for our high-end ice skates, custom products and helmets which are produced in-house.

    HOCKEY RELATED APPAREL MANUFACTURING PROCESSES. We are a vertically integrated manufacturer of hockey jerseys and socks and make extensive use of automation. In order to maintain our high quality standards, we knit our own jersey fabric and hockey socks and cut and assemble the components for our jerseys. In addition, we have developed sophisticated sewing equipment that facilitates the labor-intensive finishing process of jersey production. We have recently implemented several initiatives that have dramatically increased throughput and the overall efficiency of our jersey manufacturing lines. We have outsourced a small portion of our jersey production to meet demand. For our activewear line, we source blank jackets, fleecewear and other apparel from third parties and, in turn, have them embellished by other third parties with team crests and logos and our brand names.

SUPPLIERS

    We have a diverse network of suppliers. No single supplier accounted for more than 10% of our consolidated purchases during the year ended December 31, 2001.

COMPETITION

    Our principal competitor in the hockey equipment market is Bauer Nike
Hockey Inc., a subsidiary of Nike, Inc. In addition to Bauer Nike, we compete with several smaller companies that typically do not offer full product lines, including Easton Sports, Inc., Mission Hockey Company, Sherwood Drolet Ltd. and ITECH Sport Products Inc. Although we and Bauer Nike together account for a significant portion of the worldwide hockey equipment market, the remaining market is highly fragmented. We compete on the basis of brand image, technology, quality and performance of our products, method of distribution, price, style and intellectual property protection.

    Within the hockey apparel segment, our competitors for licensed jerseys have included Bauer Nike, Starter Corporation and Pro Player, Inc. These companies have exited the market for licensed NHL jerseys over the last few years. In the team uniform market, our competitors include Bauer Nike, Athletic Knit, SP and Kobe. Although the licensed or branded activewear market is highly fragmented, we compete with companies such as Lee Company, Logo Athletic, Antigua Sportswear, Spotlight Apparel and Pro Player.

PATENTS AND TRADEMARKS

    PATENTS. We currently hold patents and industrial designs in multiple countries. The patents encompass various product innovations and designs. Many of our patents represent what have become industry standards in performance and quality. Examples include the F-I-T System Thermo-forming process that is featured in our hockey skate line and Hyper X Locking Mechanism and Joint Discharge Principle that are featured in our protective equipment product line.

    TRADEMARKS. We own a substantial number of trademarks including Jofa, Koho, Tacks, Heaton, Titan, Canadien and Externo. All of our trademarks are owned by us except for the CCM trademark which is owned by CCM Holdings (1983) Inc., which in turn is 50% owned by us through our subsidiaries. The remaining 50% of CCM Holdings is owned by an unaffiliated Canadian bicycle company. We have the exclusive and perpetual right to use the CCM trademark royalty free in connection with skates, hockey equipment and hockey related apparel.

OPERATIONS AND FACILITIES

    Our primary executive offices of our operations are located in Montreal, Canada and we conduct our operations through 21 facilities: 3 in the U.S., 10 in Canada, and 8 in Europe. We believe that our existing manufacturing and distribution facilities have sufficient capacity to support our business without the need for significant additional or upgraded equipment or capital expenditures. The following table summarizes each of our principal facilities for its operations.

                                                        APPROXIMATE
FACILITY LOCATION                      USE              SQUARE FEET    LEASE/OWN     LEASE EXPIR.
-----------------           --------------------------  -----------   ------------   ------------
UNITED STATES
Bradford, Vermont.........  U.S. apparel distribution      85,000     Own                 --
Branford, Connecticut.....  U.S. apparel offices            3,726     Lease           Apr. 2002
Stowe, Vermont............  U.S. sales office               1,600     Lease           Mar. 2003

CANADA
Cap de la Madeleine,
  Quebec..................  Hockey apparel sewing          12,000     Lease           Jan. 2005
Cowansville, Quebec.......  Hockey stick manufacturing     45,500     Own                 --
Drummondville, Quebec.....  Hockey stick manufacturing     63,000     Own                 --
Granby, Quebec............  North American apparel         53,200     Lease           Dec. 2003
                              distribution center
Harrow, Ontario...........  Goaltender equipment           15,000     Lease           Dec. 2004
                              manufacturing
Montreal, Quebec..........  Executive and                  50,000     Lease           Feb. 2008
                            administrative offices
Richmond, Quebec..........  Hockey apparel sewing          11,500     Lease           June 2003
St. Hyacinthe, Quebec.....  Hockey apparel cutting and     78,000     Lease           Jan. 2005
                              sewing
St. Hyacinthe, Quebec.....  North American equipment      180,000     Lease           Jan. 2005
                              distribution center
St. Jean, Quebec..........  Hockey equipment and skate    138,000     Lease           Nov. 2004
                              manufacturing

EUROPE
Fredrikstad, Norway.......  Sales office                   14,500(1)  Lease           Oct. 2003
Goteburg, Sweden..........  Sales office                    1,227     Lease           June 2002
Helsinborg, Sweden........  Sales office                      400     Lease           Aug. 2002
Helsinki, Finland.........  Sales office                    1,500     Lease           Quarterly
Johannesh, Sweden.........  Sales office                    1,600     Lease           Sept. 2004
Jyvaskyla, Finland........  Sales representative              380     Lease           Two months
                            office
Malung, Sweden............  Protective equipment          123,000     Lease           Sept. 2004
                              factory, warehouse and
                              offices
Tammela, Finland..........  Hockey stick factory,          50,000     Lease (land)    Dec. 2087
                              warehouse and offices

------------------------

(1) A majority of the Fredrikstad facility is sublet to a third party.

EMPLOYEES

    As of December 31, 2001, we employed 1,587 persons, of which 1,367 are employed in Canada directly by Sport Maska Inc., 30 are employed in the United States and the balance are employed in Europe. None of our employees in the United States are unionized, while 390 of our employees at our

St. Jean, Quebec facility, 100 of our employees at our Malung, Sweden facility, 91 of our employees at our Tammela, Finland facility, 54 of our employees at our Drummondville, Quebec facility and 47 of our employees at our Harrow, Ontario facility are unionized. The collective bargaining agreement with the union expired in December 2001 for Drummondville and negotiations for its renewal are in the early stages. With the agreement of the union, we continue to operate under the prior agreement. The collective bargaining agreements with the unions expire in 2002 and 2003, respectively, for St. Jean and Harrow and in 2004 and 2003, respectively, for Malung, Sweden and Tammela, Finland.

LEGAL PROCEEDINGS

    Other than certain legal proceedings arising from the ordinary course of business, which we believe will not have a material adverse effect, either individually or collectively, on our financial position, results of operations or cash flows, there is no other litigation pending or threatened against us.

CORPORATE STRUCTURE

    The chart below is a simplified version of our actual corporate structure.

                           Corporate Structure Chart

------------------------

(1) The Issuers, each of which will fully and unconditionally guarantee the notes of the other on a senior secured basis.

(2) Guarantor on a senior secured basis and 100% of stock pledged.

(3) 100% of stock pledged.

(4) Guarantee limited to $15 million.

(5) Holder of intellectual property rights.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following are the directors and officers for The Hockey Company and Sport Maska Inc.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Greg S. Feldman*..........................     45      Chairman of the Board

Matthew H. O'Toole*.......................     39      Chief Executive Officer, President and
                                                       Director

Robert A. Desrosiers*.....................     52      Chief Financial Officer and Vice
                                                       President, Finance and Administration

Johnny Martinsson.........................     58      Senior Vice President, European Division

John Pagotto*.............................     47      Vice President, Equipment Division

Len Rhodes*...............................     38      Vice President, Global Marketing

Raymond Riccio*...........................     34      Vice President, Apparel Division

David Terreri*............................     48      Vice President, Distribution and Customer
                                                         Service

Phil Bakes................................     56      Director

Michel Baril..............................     47      Director

Paul M. Chute.............................     47      Director

Jason B. Fortin...........................     31      Director

James C. Pendergast*......................     45      Diretor

Roger Samson..............................     60      Director

------------------------

* Also holds the same position at Sport Maska Inc., except Robert A. Desrosiers does not serve as Chief Financial Officer of Sport Maska Inc.

    GREG S. FELDMAN became a Director in July 1998 and Chairman of the Board in November 2001. Mr. Feldman is co-founder and has been the Managing Partner of Wellspring Capital Management LLC since its inception in January 1995. Wellspring is a New York based private equity firm. Mr. Feldman is a director of six private companies controlled by Wellspring.

    MATTHEW H. O'TOOLE was appointed President in January 2001, became a Director in May 2001, and was named Chief Executive Officer, effective as of September 2001. Mr. O'Toole is a 18-year veteran of the sporting goods industry, joining us in May 1999 as Senior Vice President, Sales and Marketing. Prior to that he served one year as Vice President of Sales and Marketing for Teardrop Golf Company. From 1994 to 1998, he served as Vice President of Sales for Tommy Armour Golf Company (a subsidiary of US Industries). Before that he spent ten years in marketing and sales management at Wilson Sporting Goods Company. In December 2000, twenty-one (21) months after Mr. O'Toole's departure from Teardrop Golf Company, Teardrop Golf Company filed a voluntary petition for bankruptcy protection.

    ROBERT A. DESROSIERS became Vice President, Finance and Administration, in May 2001, upon joining us, and Chief Financial Officer in January 2002.
Mr. Desrosiers is a Chartered Accountant and experienced finance executive with over thirty years experience in both the public and private sectors. For the 15 years prior to joining us, Mr. Desrosiers was Vice President, Finance and Administration, at Bauer Nike Hockey Inc.

    JOHNNY MARTINSSON became Senior Vice President, European Division, in 1998, upon joining us in connection with the acquisition of Sports Holdings Corp. In 1997, Mr. Martinsson was appointed Senior Vice President--Europe for Sports Holdings Corp. From 1988 until 1997 he was President of

Jofa, a division of Karhu Canada Hockey. Mr. Martinsson originally joined Jofa in 1970 as a product manager.

    JOHN PAGOTTO became Vice President, Equipment Division, in July 2001, upon joining us. Previously, Mr. Pagotto served one year as Vice President, Brand Management, at Bauer Nike Hockey Inc. Mr. Pagotto has a 22-year career in the hockey industry and, prior to joining Bauer Nike Hockey Inc,. was Vice President and General Manager of the Karhu Hockey Division, Sports Holdings Corp.

    LEN RHODES became Vice President, Global Marketing, in January 2001, having joined us in September 1999 as Director of Marketing. Prior to that he spent
11 years at Molson Breweries in various sales and marketing positions eventually becoming a brand manager.

    RAYMOND RICCIO became Vice President, Apparel Division, in February 2002, having joined us in August 1999. Mr. Riccio previously served with Starter Corporation for 8 years, where his experience included National Account Manager, Regional Sales Manager and National Sales Manager of Key Accounts.

    DAVID TERRERI became Vice President, Distribution and Customer Service, in January 1997. Mr. Terreri was employed by Canstar Sports Inc. (c/k/a Bauer Nike Hockey Inc.) from June 1978 to January 1997 eventually rising to Vice President, Distribution & Logistics.

    PHIL BAKES became a Director in October 1999. Mr. Bakes is the Chairman and Chief Executive Officer of FAR&WIDE Travel Corp., a leading value-added travel tour operator, which he founded in 1997. Previously, Mr. Bakes was president of Sojourn Enterprises, Inc., a Miami advisory and merchant banking firm he founded in 1990.

    MICHEL BARIL became a Director in September 2001. Mr. Baril has been President and Chief Operating Officer of Bombardier Recreational Products since February 2001. From May 2000 until February 2001, he was Executive Vice-President of Bombardier Transportation, responsible for all aspects of Bombardier Transportation operations worldwide. Between September 1998 and
May 2000, he was Executive Vice-President, Operations, of Bombardier Aerospace, overseeing all manufacturing and procurement activities for the Canadair, de Havilland, Learjet and Shorts entities. From June 1996 until September 1998, he was President of the Mass Transit Division, overseeing all of the Transportation Group's activities in Canada and the United States.

    PAUL M. CHUTE became a Director in April 1997. Since January 1995,
Mr. Chute has served as a Managing Director of Phoenix Investment
Partners, Ltd., an investment advisor to its affiliate, Phoenix Life Insurance Company. He was a Managing Director of Phoenix Life Insurance Company from January 1992 to December 1994.

    JASON B. FORTIN became a Director in January 1999. Mr. Fortin is a principal of Wellspring and has been employed by them since March 1995. From 1992 until 1995, Mr. Fortin was in the corporate finance department of Donaldson, Lufkin & Jenrette Securities Corporation.

    JAMES C. PENDERGAST became a Director in April 1997. Since July 1993,
Mr. Pendergast has been a Managing Director of Alliance Corporate Finance
Group Inc., an investment advisor to its affiliate, The Equitable Life Assurance Society of the United States. From July 1986 until July 1993, he was employed by Equitable Capital Management Corp., a subsidiary of Equitable.

    ROGER SAMSON became a Director in May 2001, as a designee of Caisse.
Mr. Samson has been an independent consultant since 1999 and serves on a number of Boards of Directors. From 1997 to 1999 he was President of Sico Coatings, an affiliate of Sico Inc., a paint manufacturer.

BOARD OF DIRECTORS

    The Board of Directors of The Hockey Company has responsibility for establishing broad corporate policies and for overseeing our performance, although it is not involved in day-to-day operations. Members of the Board are kept informed of our business by various reports and documents sent on a regular basis as well as by operating and financial reports presented at Board and various Committee meetings. The Board of Directors held 5 meetings during 2001.

    The Board has authorized an audit committee and a compensation committee. All of the members of the audit committee and the compensation committee are independent directors who are not employees of The Hockey Company or any of its subsidiaries.

    Directors do not receive any compensation for services rendered in their capacity as such; however, they do receive reimbursement of reasonable out-of-pocket expenses in respect of attendance at meetings.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth certain information for the year ended December 31, 2001 concerning the cash and non-cash compensation earned by or awarded to the Chairman of the Board and the four other most highly compensated executive officers of The Hockey Company as of December 31, 2001 and as of the date hereof:

                                               ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                      -------------------------------------   ------------------------
                                                             OTHER ANNUAL       STOCK      ALL OTHER
NAME AND POSITION                      SALARY     BONUS     COMPENSATION(1)    OPTIONS    COMPENSATION
-----------------                     --------   --------   ---------------   ---------   ------------
Gerald B. Wasserman(2) .............  $351,885   $     --         $ --              --        $ --
  Chairman of the Board

Greg S. Feldman(2) .................        --         --           --              --          --
  Chairman of the Board

Matthew H. O'Toole(3) ..............   192,308    127,151           --         150,000          --
  President and Chief Executive
  Officer

Robert A. Desrosiers(4) ............    88,119     47,470           --          35,000          --
  Chief Financial Officer and Vice
  President, Finance and
  Administration

John Pagotto(4) ....................    66,568     39,558           --          35,000          --
  Vice President, Equipment Division

David Terreri ......................   203,855     68,495           --              --          --
  Vice President, Distribution and
  Customer Service

------------------------

(1) Includes all other annual compensation not properly categorized as salary or bonus. Certain perquisites that do not exceed 10% of the named individuals' salary are excluded.

(2) Mr. Wasserman resigned effective September 1, 2001 and was replaced by Mr. Greg S. Feldman as Chairman of the Board. Mr. Feldman is not remunerated for this position.

(3) Mr. O'Toole earned an annualized salary of Canadian $300,000 in 2001 and will earn an annualized salary of Canadian $380,000 in 2002.

(4) Mr. Desrosiers and Mr. Pagotto earned annualized salaries of Canadian $225,000.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following tables set forth certain information concerning the granting of options to purchase shares of our common stock to each of the executive officers of The Hockey Company named in the Summary Compensation Table above, as well as certain information concerning the exercise and value of such stock options for each of the individuals. Options generally become exercisable over periods of five years and, subject to certain exceptions, expire no later than ten years from the date of grant.

STOCK OPTIONS GRANTED IN 2001

    On September 26, 2001, The Hockey Company authorized the grant of employee stock options to purchase 440,000 shares of common stock at an exercise price of $8.50 per share, of which 220,000 are allocated to named executive officers. In addition, we have approved the reduction of the exercise price per share of stock options held by certain employees relating to 160,000 shares at prices ranging from $10.00 to $14.00 to $8.50, of which 75,000 shares are subject to options held by named executives.

OPTIONS EXERCISED IN 2001 AND VALUE OF OPTIONS AT DECEMBER 31, 2001

                                                                NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED IN-
                                                                       OPTIONS                        THE-MONEY
                                     SHARES                       HELD AT YEAR-END               OPTIONS AT YEAR-END
                                    ACQUIRED      VALUE     -----------------------------   -----------------------------
NAME                               ON EXERCISE   RECEIVED   EXERCISABLE   NOT EXERCISABLE   EXERCISABLE   NOT EXERSISABLE
----                               -----------   --------   -----------   ---------------   -----------   ---------------
Gerald B. Wasserman..............       --          --        722,222              --           N/A             N/A

Matthew H. O'Toole...............       --          --         40,000         135,000           N/A             N/A

Robert A. Desrosiers.............       --          --          7,000          28,000           N/A             N/A

John Pagotto.....................       --          --          7,000          28,000           N/A             N/A

David Terreri....................       --          --         40,000          10,000           N/A             N/A

    The value of unexercised in-the-money options at year-end has not been determined due to the extremely limited amount of trading activity in The Hockey Company's common stock.

EMPLOYMENT CONTRACTS

    Effective September 1, 1996, we entered into a five year employment agreement with Gerald B. Wasserman employing him as President and Chief Executive Officer. In addition to a salary, Mr. Wasserman was granted options to purchase an aggregate of 722,222 shares of our common stock and, of such options, options to purchase 650,000 shares were granted in 1996. An option, with respect to 361,111 of such shares, was granted at exercise prices ranging from $12.00 per share through $16.00 per share. Subject to the provisions of the employment agreement related to early terminations, the options have a term of ten years from the date of grant and vest in five equal annual installments beginning on September 1, 1997. As of November 23, 2001, our Board of Directors accepted the resignation of Mr. Wasserman as Chairman of the Board. Under the Separation Agreement and Release Agreement entered into with Mr. Wasserman,
Mr. Wasserman will continue to receive salary through March 31, 2002, as well as certain fringe benefits. In addition, Mr. Wasserman will be entitled to all 722,222 options which have vested as of such date.

    Effective January 1, 2001, and further amended on September 26, 2001 to reflect his position as Chief Executive Officer, we entered into an employment agreement with Matthew H. O'Toole, as President and Chief Executive Officer.
Mr. O'Toole receives annual compensation of Canadian $380,000, subject to review annually, and is eligible to receive a bonus calculated in accordance with a formula based on our EBITDA up to 75% of then-current salary or, if 110% above budgeted EBITDA is achieved, a larger percentage at the discretion of our board of directors. Mr. O'Toole has also been granted stock options to purchase 175,000 shares of our common stock at an exercise price of $8.50 per share, of which options to purchase 25,000 shares were repriced from $14.00 per share. These options have a term of ten years and vest ratably over five years with all options fully vested upon a change of control and ratably upon a termination of Mr. O'Toole's employment without "cause". Additionally upon a change of control, Mr. O'Toole is entitled to a "success fee" of two times then-current base salary less the current cash value (per share less the exercise price per share multiplied by the number of shares vested) of all vested stock options. Upon notice of termination of employment by us, Mr. O'Toole will be entitled to receive as severance one year's salary.

    Effective May 22, 2001, we entered into an employment contract with Robert
A. Desrosiers, as Vice President, Finance and Administration. He was named Chief Financial Officer as of January 2002, with no change in employment terms.
Mr. Desrosiers receives annual compensation of Canadian $232,000, subject to annual review. Mr. Desrosiers is also eligible to participate in our bonus plan up to a maximum of 40% of then current salary. Mr. Desrosiers has been granted stock options to purchase 35,000 shares of our common stock at an exercise price of $8.50 per share. These options have a term of ten years, vest ratably over five years commencing on December 31, 2001 and vest upon change in control and ratably upon a termination of Mr. Desrosiers' employment without "cause". Upon notice of termination of employment by us, Mr. Desrosiers will be entitled to receive as severance twelve months' salary and benefits.

    Effective January 1, 1999, as amended September 12, 2001, we entered into an employment contract with Johnny Martinsson, as Senior Vice President, European Division. He currently earns a base salary of SEK 1,000,000 per year, subject to annual review. Mr. Martinsson is also eligible to participate in our bonus plan up to a maximum of 40% of then-current salary. Mr. Martinsson has been granted stock options to purchase 35,000 shares of our common stock at an exercise price of $8.50 per share, of which options to purchase 25,000 shares were repriced from $14.00 per share. These options have a term of ten years, vest ratably over five years commencing on December 31, 1999 and vest upon change in control and ratably upon a termination of Mr. Martinsson's employment without "cause". Upon notice of termination of employment by us, Mr. Martinsson will be entitled to receive as severance twelve months' salary and benefits.

    Effective July 16, 2001, we entered into an employment agreement with John Pagotto, as Vice President, Equipment Division. Mr. Pagotto receives annual compensation of Canadian $232,000, subject to annual review. Mr. Pagotto is also eligible to participate in our bonus plan up to a maximum of 40% of then current salary. Mr. Pagotto has been granted stock options to purchase 35,000 shares of our common stock at an exercise price of $8.50 per share. These options have a term of ten years, vest ratably over five years commencing on December 31, 2001 and vest upon change in control and ratably upon a termination of Mr. Pagotto's employment without "cause". Upon notice of termination of employment by us, Mr. Pagotto will be entitled to receive as severance twelve months' salary and benefits.

    Effective June 18, 2001, we entered into an employment agreement with Len Rhodes, as Vice President, Global Marketing. Mr. Rhodes receives annual compensation of Canadian $154,500, subject to annual review. Mr. Rhodes is also eligible to participate in our bonus plan up to a maximum of 40% of then current salary. Mr. Rhodes has been granted stock options to purchase 25,000 shares of our common stock at an exercise price of $8.50 per share. These options have a term of ten years, vest ratably over five years commencing on December 31, 2001 and vest upon change in control and ratably upon a termination of Mr. Rhodes' employment without "cause". Upon notice of termination of employment by us, Mr. Rhodes will be entitled to receive as severance twelve months' salary and benefits.

    Effective August 16, 1999, as amended February 28, 2001 to extend the term to February 28, 2003, we entered into an employment agreement with Raymond Riccio, as Vice President, Apparel Division.

The agreement may be renewed by us with 6 months' prior notice. Mr. Riccio receives annual compensation of $160,000, subject to annual review. Mr. Riccio is also eligible to participate in our bonus plan up to a maximum of 40% of then current salary. Mr. Riccio has been granted stock options to purchase 25,000 shares of our common stock at an exercise price of $8.50 per share. These options have a term of ten years, vest ratably over five years and vest upon change in control and ratably upon a termination of Mr. Riccio's employment without "cause". Upon notice of termination of employment by us, Mr. Riccio will be entitled to receive as severance the greater of six months' salary or the number of months remaining during the term of the agreement which terminates February 28, 2003.

    Effective January 9, 1997, David Terreri was appointed Vice President, Distribution and Customer Service. He currently earns a base salary of $203,855 per year, subject to annual review. Mr. Terreri is also eligible to participate in our bonus plan up to a maximum of 40% of then-current salary. Mr. Terreri has been granted stock options to purchase 50,000 shares of our common stock at an exercise price of $8.50 per share, which were repriced from $10.00 per share. These options have a term of ten years, vest ratably over five years and vest immediately upon a change of control and ratably upon a termination of Mr. Terreri's employment without "cause". Upon notice of termination of employment by us Mr. Terreri will be entitled to receive as severance six months' salary per year of service in the first year of service and twelve months' salary per year of service with us thereafter up to a maximum of fifteen months.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 2001, we were charged a management fee of $100,000 by Wellspring Capital Management LLC, an affiliate of the controlling stockholder. In 2000, we were charged a management fee of $180,000 by Wellspring Capital Management LLC for services performed in connection with the extensions of the Caisse loan.

                           OWNERSHIP OF CAPITAL STOCK

    The following table sets forth certain information regarding beneficial ownership of The Hockey Company's common stock as of April 15, 2002, with respect to (a) each person known to be the beneficial owner of more than 5% of the outstanding shares of common stock, (b) our directors, (c) our executive officers and (d) all of our executive officers and directors as a group. (Except as indicated in the footnotes to the table, all such shares of common stock are owned with sole voting power and investment power.)

                                                                  NO. OF SHARES
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED(1)   % OF CLASS
------------------------                                      ---------------------   ----------
PRINCIPAL STOCKHOLDERS
WS Acquisition LLC(2).......................................        3,412,949            51.4%
The Equitable Life Assurance Society of the United
  States(3).................................................        1,253,684            19.2%
Gerald B. Wasserman(4)......................................          722,222            10.0%
Phoenix Life Insurance Company(5)...........................          517,322             7.7%
Caisse de depot et placement du Quebec(6)...................          539,974             8.3%
The Northwestern Mutual Life Insurance Company(7)...........          394,015             6.0%

DIRECTORS
Phil Bakes(8)...............................................               --
Michel Baril(9).............................................               --
Paul Chute(5)...............................................               --
Greg S. Feldman(2)..........................................               --
Jason B. Fortin(2)..........................................               --
James C. Pendergast(3)......................................               --
Roger Samson(10)............................................               --

EXECUTIVE OFFICERS
Matthew O'Toole(11)(12).....................................           40,000               *
Robert A. Desrosiers(12)....................................            7,000               *
John Pagotto(12)............................................            7,000               *
Len Rhodes(12)..............................................            5,000               *
Raymond Riccio(12)..........................................            5,000               *
David Terreri(12)...........................................           50,000               *
Johnny Martinsson(13).......................................           21,000               *
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
  (14 PERSONS)..............................................          135,000             2.0%

------------------------

  * Less than 1%.

 1. Beneficial ownership excludes 538,517 shares of our common stock that have not yet been allocated pursuant to the reorganization plan in connection with our bankruptcy. These shares will either be issued to the holders of certain unsecured claims or issued to holders of our outstanding shares of common stock.

 2. The address of these owners is 620 Fifth Avenue, New York, New York 10020. WS Acquisition LLC's beneficial ownership includes 7,947 shares indirectly owned through its affiliate, Wellspring Capital Management LLC, and 115,135 shares covered by warrants exercisable within 60 days of February 1, 2002. Greg S. Feldman is the Managing Member of WS Acquisition LLC. Mr. Feldman disclaims beneficial ownership of the 3,412,949 shares held by WS Acquisition LLC. Jason Fortin disclaims beneficial ownership of those shares. Mr. Fortin is a principal of Wellspring Capital Management LLC, an affiliate of WS Acquisition LLC.

 3. The address of these owners is 1290 Avenue of the Americas, New York, New York 10104. James C. Pendergast disclaims beneficial ownership of the 1,253,684 shares owned by The Equitable Life Assurance Society of the United States. Mr. Pendergast is a Managing Director of Alliance Corporate Finance Group Inc., an affiliate of the Equitable Life Assurance Society of the United States.

 4. The address of this owner is 3610 Serra Road, Malibu, California 90265. Gerald Wasserman's beneficial ownership consists of 722,222 shares covered by options exercisable within 60 days of February 1, 2002.

 5. The address of these owners is 1 American Row, Hartford, Connecticut 06115. Phoenix Life Insurance Company's beneficial ownership includes 159,127 shares covered by warrants exercisable within 60 days of February 1, 2002. Paul M. Chute disclaims beneficial ownership of the 517,322 shares beneficially owned by Phoenix Life Insurance Company. Mr. Chute is a Managing Director of Phoenix Investment Partners, Ltd., an affiliate of Phoenix Life Insurance Company.

 6. The address of this owner is 2001 McGill College, 6th Floor, Montreal, Quebec, Canada H3A 1G1.

 7. The address of this owner is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

 8. The address of this owner is 80 S.W. 8th Street, Miami, FL 33130-3047.

 9. The address of this owner is c/o Bombardier, Produits Recreatifs, 1061, rue Parent, Saint-Bruno, Quebec, Canada J3V 6P1.

 10. The address of this owner is 14 Place le Marronnier, St. Lambert, Quebec, Canada J45 1Z7.

 11. Mr. O'Toole is also a director of The Hockey Company.

 12. The address of these owners is c/o The Hockey Company, 3500 Boulevard de Maisonneuve, Suite 800, Montreal, Quebec, Canada H3Z 3C1. Each of these owner's beneficial ownership consists entirely of shares covered by options exercisable within 60 days of February 1, 2002.

 13. The address of this owner is c/o Jofa AB, S-782 22 Malung, Sweden. This owner's beneficial ownership consists entirely of shares covered by options exercisable within 60 days of February 1, 2002.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SEASONAL WORKING CAPITAL FACILITIES

    Effective November 19, 1998, our U.S. subsidiary, Maska U.S., Inc. and the credit parties named therein, entered into a credit agreement with the lenders referred to therein and General Electric Capital Corporation, as agent and lender. Simultaneously, Sport Maska Inc. and the credit parties named therein entered into a credit agreement with the lenders referred to therein and General Electric Capital Canada Inc., as agent and lender. The GECC credit agreements are collateralized by all accounts receivable, inventories and related assets of the borrowers, guarantees from us and our other North American subsidiaries which are collateralized by our and their accounts receivable, inventories and related assets, and are further collateralized by a second lien on all of our and our North American subsidiaries' other tangible and intangible assets. Second Amendments to the GECC U.S. and Canadian credit agreements were entered into on March 14, 2001. On terms and subject to the conditions of each of the second amendments, the credit agreements were amended to reflect the amended Caisse loans. The maximum amount of loans and letters of credit that may be outstanding under the two credit agreements is $60.0 million. Total borrowings outstanding under the credit agreements were $27.8 million at December 30, 2001, excluding $5.7 million of letters of credit outstanding. The maturity date of the GECC credit agreements is October 17, 2002. Management believes the GECC credit agreements can be renewed or refinanced upon maturity.

    Borrowings under the GECC U.S. credit agreement bear interest at rates between U.S. prime rate plus 0.50% to 1.25% and LIBOR plus 1.75% to 2.75% depending on The Hockey Company's operating cash flow ratio. Borrowings under the GECC Canadian credit agreement bear interest at rates between the Canadian prime rate plus 0.75% to 1.50%, the U.S. prime rate plus 0.50% to 1.25% and the Canadian Bankers' Acceptance rate or LIBOR plus 1.75% to 2.75% depending on The Hockey Company's operating cash flow ratio. In addition, we are charged a monthly commitment fee at an annual rate of 3/8 of 1% on the unused portion of the revolving credit facilities under the GECC credit agreements and certain other fees.

    The GECC credit agreements contain customary negative and affirmative covenants including those relating to capital expenditures, minimum interest coverage and fixed charge coverage. The GECC credit agreements restrict, among other things, the ability to pay cash dividends on the preferred shares.

    Effective March 18, 1999, and as amended in 2002, Jofa AB, our Swedish subsidiary, entered into a credit agreement with Nordea Bank in Sweden. The maximum amount of loans and letters of credit that may be outstanding under the agreement was increased by the 2002 amendment from SEK 50 million to SEK
90 million ($4.9 million to $8.7 million). The facility is collateralized by the assets of Jofa AB, excluding intellectual property, bears interest at a rate of STIBOR plus 0.90% (increased from 0.65% in connection with the guarantee by Jofa AB of the offering of the Units) and is renewable annually. Total borrowings outstanding under the credit agreement were $0 and SEK 17.7 million ($1.7 million) on December 31, 2001 and March 31, 2002, respectively. In addition, in May 2000, Jofa AB entered into a separate credit agreement with Nordea Bank to borrow SEK 10 million, or approximately $1.0 million. The loan has a term of four years with annual principal repayments of SEK 2.5 million, or approximately $0.2 million. The loan is secured by a chattel mortgage on the assets of Jofa AB and bears an interest rate of STIBOR plus 1.25%.

    Effective July 10, 2001, KHF Finland Oy, our Finnish subsidiary, entered into a credit agreement with Nordea Bank in Finland, replacing the former credit facility for FIM 30 million ($4.6 million) which was terminated in 2001. The maximum amount of loans and letters of credit that may be outstanding under the agreement is EUR 2.4 million ($2.1 million as of December 31, 2001). The facility is valid until further notice and is collateralized by the assets of KHF Finland Oy. Interest on the drawn-down facility is EURIBOR plus 0.9%. Total borrowings outstanding under the credit agreement was $0 on December 31, 2001.

13.0% PAY-IN-KIND PREFERRED STOCK

    On November 19, 1998, we issued 100,000 shares of 13% Pay-in-Kind redeemable preferred stock, $0.01 par value per share, cumulative preferred stock together with warrants to purchase 159,127 common shares at a purchase price of $0.01 per share, for cash consideration of $12.5 million (par value).

    The fair value of the warrants was determined to be $1.7 million and has been recorded in stockholders' equity as common stock purchase warrants. The balance of the proceeds, $10.8 million, has been recorded as 13% pay-in-kind preferred stock. The difference between the redemption value of the preferred stock and the recorded amount has been accreted over the seven-year period ending November 19, 2005, by a charge to retained earnings. Upon consummation of the offering of the Units, the difference will be accreted over the revised term by a charge to retained earnings.

    Dividends, which are payable semi-annually from November 19, 1998, may be paid in cash or in shares of the 13% pay-in-kind preferred stock, at our option. The preferred stock is non-voting. The holders of the 13% pay-in-kind preferred stock have extended the mandatory redemption date from November 19, 2005 to October 15, 2009. If we fail to redeem the preferred stock on or before such mandatory redemption date and for a sixty day period or more after being notified of its failure to redeem the preferred stock, then the preferred stockholders, as a class of stockholders, have the option to elect one director to our Board of Directors with the provision that the preferred stockholders are to elect 28% of our directors. The preferred stock is redeemable at our option. However, under the terms of our debt covenants the preferred stock may not be redeemed while our debt is outstanding.

    The preferred stock must be redeemed by us upon a change of control or by the mandatory redemption date.

                               THE EXCHANGE OFFER

    This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the exchange offer.

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

    In connection with the issuance of the Units pursuant to a purchase agreement, dated as of March 26, 2002, by and among us and the initial purchaser, referred to herein as the Purchase Agreement, the initial purchaser became entitled to the benefits of the Registration Rights Agreement, dated as of April 3, 2002, by and among us and the initial purchaser, referred to herein as the Registration Rights Agreement.

    The Registration Rights Agreement requires us to file the registration statement of which this prospectus is a part for a registered exchange offer relating to an issuance of Exchange Units identical to the Units as substitute evidence of the indebtedness originally evidenced by the Units, except that the transfer restrictions and registration rights relating to the Units will not apply to the Exchange Units. Under the Registration Rights Agreement, we are required to:

    - file the registration statement not later than July 2, 2002, the date
      90 days following the date of original issuance of the Units, referred to herein as the Issue Date;

    - use our best efforts to cause the registration statement to be declared effective by the SEC not later than September 30, 2002, the date 180 days after the Issue Date; and

    - use our best efforts to consummate the exchange offer not later than 30 business days after the registration statement is declared effective.

    The exchange offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement and certain increases in the interest rate on the Units provided for in the Registration Rights Agreement will not occur.

    Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, if you are not an "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that Exchange Units issued to you in the exchange offer may be offered for resale, resold or otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

    - the Exchange Units to be issued to you in the exchange offer are acquired in the ordinary course of your business; and

    - you are not participating and do not intend to participate, and do not have any arrangement or understanding with any person to participate, in a distribution of the Exchange Units to be issued to you in the exchange offer.

    If any of the foregoing are not true and you transfer any Exchange Units without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against that liability.

    If you are a broker-dealer and receive Exchange Units for your own account in exchange for Units that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act upon any resale of the

Exchange Units. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with an offer to resell, resale or other transfer of the Exchange Units. For a period of 180 days after the Expiration Date or any shorter period as provided in the Registration Rights Agreement, we will make this prospectus available to any broker-dealer in connection with such offer, resale or other transfer. We will take steps to ensure that the issuance of the Exchange Units will comply with state securities or "blue sky" laws.

    If either you will not receive freely tradeable Exchange Units in the exchange offer or are not eligible to participate in the exchange offer or, because of applicable interpretations of the staff of the SEC, we are not permitted to effect an exchange offer, or if the exchange offer is not consummated within the required time frame or you request for any reason within 45 days of consummation of the exchange offer, then you can elect, by providing notice and certain additional information to us, to have your Units registered in a "shelf registration statement" pursuant to Rule 415 under the Securities Act. In the event that we are required to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the Issue Date or such shorter period that will terminate when all Units covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your Units under the Securities Act after the exchange offer is consummated.

CONSEQUENCES OF FAILURE TO EXCHANGE UNITS

    After we complete the exchange offer, if you have not tendered your Units, you will not have any further registration rights, except as set forth above. Your Units will continue to be subject to certain restrictions on transfer and you will not be able to offer or sell your Units unless they are registered under the Securities Act and applicable state securities laws (and we will have no obligation to register them, except as set forth above) or your offer to sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act and applicable state securities laws. Therefore, the liquidity of the market for your Units could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all Units validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. Exchange Units of the same class will be issued in exchange for an equal principal amount of outstanding Units accepted in the exchange offer. Units may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all record holders of
Units as of             , 2002. The exchange offer is not conditioned upon any
minimum principal amount of Units being tendered in exchange. However, our obligation to accept Units for exchange is subject to certain conditions as set forth herein under "--Conditions to, and Amendment of, the Exchange Offer."

    Units will be deemed accepted when, as and if the Trustee has given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of Units for the purposes of receiving the Exchange Units and delivering them to the holders.

    If, upon consummation of the exchange offer, the initial purchaser holds any Units acquired by it, which have the status of an unsold allotment in the initial distribution, we, upon the written request of the initial purchaser shall, simultaneously with the delivery of the Exchange Units in the exchange offer, issue and deliver to that initial purchaser, in exchange, referred to as the private exchange, for such Units held by that initial purchaser, a like principal amount of our debt securities that are identical to the Exchange Units except for the existence of restrictions on transfer thereof under the

Securities Act and securities laws of the several states of the United States, referred to as the private Exchange Units (and that are issued pursuant to the same indenture as the Exchange Units). The private Exchange Units will bear the same CUSIP number as the Exchange Units.

    As soon as practicable after the close of the exchange offer, we will:

    - accept for exchange all registrable Units validly tendered pursuant to the exchange offer or private exchange, as the case may be, and not validly withdrawn;

    - deliver to the Trustee for cancellation all registrable Units so accepted for exchange; and

    - cause the Trustee to authenticate and deliver promptly to each holder of registrable Units the Exchange Units or private Exchange Units, as the case may be, equal in principal amount to the securities of such holder so accepted for exchange.

    We will, in the event that a shelf registration statement is filed, provide to each holder of the Units covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Units. A holder that sells Units pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to that holder (including certain indemnification rights and obligations).

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The Expiration Date shall mean             , 2002 (20 business days
following the commencement of the exchange offer), unless the exchange offer is extended in our sole and exclusive discretion, or if and as required by applicable law, in which case the term Expiration Date shall mean the latest date to which the exchange offer is extended.

    In order to extend the Expiration Date, we will notify the exchange agent of any extension by written notice and may notify the holders of the Units by mailing an announcement or by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

    We reserve the right to delay acceptance of any Units, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of Units not previously accepted if any of the conditions set forth herein under "--Conditions to, and Amendment of, the Exchange Offer" shall have occurred and shall not have been waived by us (if permitted to be waived), by giving oral or written notice of such delay, extension or termination to the exchange agent. We also reserve the right to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Units. If any material change is made to terms of the exchange offer, the exchange offer shall remain open for a minimum of an additional five business days, if the exchange offer would otherwise expire during such period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the Units of the amendment, including providing public announcement or giving oral or written notice to the holders of the Units. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer.

    Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will accrue interest payable in cash at 11 1/4% per annum, from:

    - the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor; or

    - if no interest has been paid on the Notes surrendered in exchange therefor, the Issue Date.

    We will pay additional interest as follows:

    - if the exchange offer registration statement or shelf registration statement is not filed within 90 days following the Issue Date, additional interest shall accrue over and above the stated interest rate at a rate of 0.25% per annum for the first 90 days commencing on the 91st day after the Issue Date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

    - if an exchange offer registration statement or shelf registration statement is not declared effective prior to the date that is 180 days after the Issue Date, then, commencing on the 181st day after the Issue Date, additional interest shall accrue over and above the stated interest at a rate of 0.25% per annum for the first 90 days commencing on the 181st day after the Issue Date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

    - if either we have not exchanged the Exchange Units for all Units validly tendered in accordance with the terms of the exchange offer on or prior to 30 business days after the date on which the registration statement is declared effective, or the exchange offer registration statement ceases to be effective at any time prior to the time that the exchange offer is consummated, or, if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the effective date and is not declared effective again within five business days, or pending the announcement of a material corporate transaction, we issue a notice that shelf registration statement or the exchange offer registration statement is unusable, and the aggregate number of days in any 365-day period for which all such notices issued, or required to be issued, have been, or were required to be in effect, exceeds 120 days in the aggregate or 30 days consecutively, in the case of the shelf registration statement, or 15 days in the aggregate in the case of the exchange offer registration statement, then additional interest shall accrue (over and above any interest otherwise payable) at a rate of 0.25% per annum commencing on the 31st business day after the date on which the registration statement is declared effective in the case of first reason above, or the date the exchange offer registration statement ceases to be effective without being declared effective again within five business days, in the case of the second reason above, or the day the shelf registration statement ceased to be effective, in the case of the third reason above, or usable in the case of the fourth reason above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period (each of the foregoing, a "Registration Default");

          PROVIDED, in each case that the maximum increase in the interest rate on the Notes may not exceed 1% per annum in the aggregate; and PROVIDED, FURTHER, that as soon as all Registration Defaults have been cured additional interest on the Notes shall cease to accrue.

    In addition, additional interest shall accrue on the Notes at a rate of 0.50% per annum if we fail to grant to the collateral agent a perfected security interest in and to the collateral located in Sweden within 30 business days after the Issue Date. This additional interest will increase by an additional 0.25% per annum if such action has not been completed within 60 business days after the Issue Date and by an additional 0.25% per annum (for a total increase of 1.00% per annum) if such action has not been completed within 90 business days after the Issue Date. All such additional interest shall cease to accrue upon completion of all necessary action.

    Any amounts of additional interest due pursuant to the paragraphs above will be payable in cash on scheduled interest payment dates for the Notes, commencing with the first such date occurring after any such additional interest commences to accrue. The amount of additional interest will be determined by multiplying the applicable additional interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such additional interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months) and the denominator of which is 360.

PROCEDURES FOR EXCHANGING UNITS

    In order to receive the Exchange Units you must tender your Units under the exchange offer on or before the Expiration Date.

    The method of delivery of Units and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent's message transmitted through ATOP, is at your election and risk. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we suggest that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration of the exchange offer.

    It is contemplated that our Exchange Units will be delivered in book-entry form through DTC. Accordingly, if you anticipate tendering other than through DTC, you are urged to promptly contact a bank, broker or other intermediary that has the capability to hold securities custodially through DTC, to arrange for the receipt of any Exchange Units to be delivered in exchange for any Units, and to obtain the information necessary in the letter of transmittal.

    TENDERS OF UNITS. Your tender of Units, and subsequent acceptance by us, by one of the procedures set out below will constitute a binding agreement between us and you in accordance with the terms and subject to the conditions set forth in this prospectus, in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

    TENDER OF UNITS HELD THROUGH A CUSTODIAN. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender Units and deliver a letter of transmittal, you should contact that broker, dealer, commercial bank, trust company or other nominee promptly and instruct him or her or it to tender Units and deliver a letter of transmittal on your behalf. A letter of instructions is enclosed in the materials provided along with this prospectus which may be used by you in this process to instruct the registered holder to tender Units. If you wish to tender those Units yourself, you must, prior to completing and executing the letter of transmittal and delivering those Units, either make appropriate arrangements to register ownership of the Units in your name or obtain a properly completed bond power from the person in whose name your Units are registered. The transfer of record ownership may take considerable time.

    TENDER OF UNITS HELD THROUGH DTC. We have confirmed with DTC that the Units may be tendered using ATOP. DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Units to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message states that DTC has received instructions from the participant to tender Units and that the participant agrees to be bound by the terms of the letter of transmittal. By using the ATOP procedures to tender Units, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

    BOOK-ENTRY DELIVERY PROCEDURES. The exchange agent will establish accounts with respect to the Units at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

    Although delivery of Units may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent's message, in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted, to and received by the exchange agent at one or more of its addresses set out in this prospectus on or prior to the Expiration Date in connection with the tender of those Units. Delivery of documents to DTC does not constitute delivery to the exchange agent.

    The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to in this prospectus as a "book-entry confirmation." The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal.

    SIGNATURE GUARANTEES. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless your Units tendered are tendered:

    - by a registered holder of Units, or by a participant in DTC whose name appears on a security position listing it as the owner of those Units, who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    - for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities
      Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as eligible institutions.

    If your Units are registered in the name of a person other than the signatory to the letter of transmittal or if Units not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signature on the letter of transmittal accompanying the tendered Units must be guaranteed. See Instructions 1 and 5 of the letter of transmittal.

    GUARANTEED DELIVERY. If you want to tender Units under the exchange offer prior to the Expiration Date and,

    - your certificates representing those Units are not immediately available;

    - time will not permit your letter of transmittal, the certificates representing your Units and all other required documents to reach the exchange agent on or prior to the expiration of the exchange offer; or

    - the procedures for book-entry transfer, including delivery of an agent's message, cannot be completed on or prior to the expiration of the exchange offer;

      you may nevertheless tender your Units with the effect that tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

       - the tender is made by or through an eligible institution;

       - a properly completed and duly executed notice of guaranteed delivery or an agent's message with respect to guaranteed delivery that is accepted by us is received by the exchange agent on or prior to the expiration of the exchange offer as provided below; and

       - the certificates for the tendered Units, in proper form for transfer, or a book-entry confirmation of the transfer of those Units into the exchange agent's account at DTC as described above, together with a letter of transmittal, or manually signed facsimile thereof, that is properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent's message, are received by the exchange agent within two business days after the date of execution of the notice of guaranteed delivery.

    The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set out in the notice of guaranteed delivery.

    Under no circumstances will interest be paid by us by reason of any delay in exchanging Units for the Exchange Units to any person using the guaranteed delivery procedures that results from this guaranteed delivery. The Exchange Units exchanged for Units tendered under the guaranteed delivery procedures will be the same as for Units delivered to the exchange agent on or prior to the expiration of the exchange offer, even if the Units to be delivered subject to the guaranteed delivery procedures are not so delivered to the exchange agent, and therefore exchange by the exchange agent on account of those Units is not made, until after the exchange date.

    BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tendered Units subject to any of the procedures described above will be determined by us, in our sole discretion, which determination shall be final and binding.

    We reserve the absolute right to reject any or all tenders of any Units that we determine not to be in proper form or if the acceptance for tender of those Units may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of your Units, whether or not similar defects or irregularities are waived in the case of other holders of Units.

    Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding. Although we intend to notify holders of defects or irregularities with respect to tenders, neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Units, you will be entitled to the exchange of your Units for Exchange Units.

WITHDRAWAL OF TENDERED UNITS

    You may withdraw tenders of Units at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date, but the there shall be no exchange for Exchange Units in respect of Units so withdrawn.

    Tenders of Units may be validly withdrawn if the exchange offer is terminated without any Units being exchanged thereunder. In this case, the Units tendered under the exchange offer will be promptly returned to you.

    If we make a material change in the terms of the exchange offer or waive a material condition of the exchange offer, we will disseminate additional exchange offer materials and extend the exchange offer to the extent required by law. In addition, we may, if we deem appropriate in our sole and exclusive discretion, extend the exchange offer for any other reason. If the principal amount of Units subject to the exchange offer is decreased, the exchange offer will remain open at least 10 business days from the date we first give notice to you, by public announcement or otherwise, of that decrease.

    For a withdrawal of tendered Units to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the Expiration Date of the exchange offer at its address set out herein. Any such notice of withdrawal must:

    - specify the name of the person who tendered the Units to be withdrawn;

    - contain the description of the Units to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing those Units, unless those Units were tendered by book-entry transfer, in which case the name and number of the account of DTC to be credited should be included, and the aggregate principal amount represented by those Units;

    - be signed in the same manner as the original signature on the letter of transmittal by which those Units were tendered, including any required signature guarantees, or be accompanied by evidence of transfer sufficient to the exchange agent that the person withdrawing the tender has succeeded to the beneficial ownership of the Units; and

    - specify the name in which the Units are to be registered, if different from that of the person depositing the Units to be withdrawn.

    If the Units to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of that withdrawal even if physical release is not yet effected.

    Any permitted withdrawal of Units may not be rescinded, and any Units properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Withdrawn Units may, however, be re-tendered by again following one of the appropriate procedures described in this prospectus at any time on or prior to the expiration of the exchange offer.

    If we extend the exchange offer or if for any reason, whether before or after any Units have been accepted for tender, the acceptance for tender of Units is delayed or if we are unable to accept the tender of Units under the exchange offer, then, without prejudice to our rights under the exchange offer, tendered Units may be retained by the exchange agent on our behalf and may not be withdrawn, subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer, except as otherwise provided in this section.

    All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us, in our sole and absolute discretion, which determination shall be final and binding. Although we intend to notify holders of defects or irregularities with respect to notices of withdrawal, neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

CONDITIONS TO, AND AMENDMENT OF, THE EXCHANGE OFFER

    The only condition to completing the exchange offer is that the exchange offer not violate any applicable law or applicable interpretation of the staff of the SEC.

    Subject to satisfaction or waiver of the sole condition, which satisfaction shall be determined in our sole and absolute discretion, we will accept for exchange any and all Units that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the Expiration Date. However, we reserve the right to:

    - delay the acceptance of your Units for exchange;

    - terminate the exchange offer;

    - extend the Expiration Date and retain all Units that have been tendered, subject to the right of owners of the Units to withdraw their tendered Units;

    - refuse to accept the Units and return all Units that have been tendered to us; or

    - waive any condition or otherwise amend the terms of the exchange offer in any respect.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

    You are referred to the discussion about the tax consequences of the exchange offer under "Tax Consequences." Tax matters are very complicated and the tax consequences of the exchange offer to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of the exchange offer.

EXCHANGE AGENT

    We have appointed The Bank of New York as the exchange agent for the exchange offer of the Units. We have agreed to pay The Bank of New York reasonable and customary fees for its services and will reimburse The Bank of New York for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

    By Registered and Certified Mail:

    The Bank of New York
    Reorganization Unit
    15 Broad Street--16th Floor
    New York, New York 10007
    Attention: William T. Buckley

    By Regular Mail or Overnight Courier:

    The Bank of New York
    Reorganization Unit
    15 Broad Street--16th Floor
    New York, New York 10007
    Attention: William T. Buckley

    In Person by Hand Only:

    The Bank of New York
    Reorganization Unit
    15 Broad Street--16th Floor
    New York, New York 10007
    Attention: William T. Buckley

    By Facsimile (for Eligible Institutions only):

        212-235-2261

    For Information or Confirmation by Telephone:

        212-235-2352

    Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail. However, we may make additional solicitations by telephone, facsimile, e-mail or in person by officers and regular employees of ours and those of our affiliates.

    In addition, we may make payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will also pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

    We will pay the cash expenses to be incurred in connection with the exchange offer and are estimated in the aggregate to be approximately $150,000. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

    Owners who tender their Units for exchange will not be obligated to pay any transfer taxes. If, however,

    - Exchange Units are to be delivered to, or issued in the name of, any person other than the registered owner of the Units; or

    - Units are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of Exchange Units for Units in connection with the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

NO APPRAISAL RIGHTS

    You will not have any right to dissent and receive an appraisal of your Units in connection with the exchange offer.

LISTING

    We do not intend to list the Exchange Units. The initial purchaser intends to, but is not obligated to, make a market in the Exchange Units.

ACCOUNTING TREATMENT OF THE EXCHANGE OFFER

    The Exchange Units will be recorded at the same carrying amount of the Units. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the Exchange Notes.

"BLUE SKY" COMPLIANCE

    We are making this exchange offer to all holders of Units. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of Units be accepted from or on behalf of, the holders of Units residing in such jurisdiction.

                       DESCRIPTION OF THE EXCHANGE UNITS

    We will issue the Exchange Units under the Indenture, dated April 3, 2002 (the "Indenture"), among the Issuers, the Guarantors and the trustee named therein (the "Trustee"). This is the same Indenture under which the Units were issued. Each Exchange Unit will consist of $500 principal amount of Exchange Parent Notes and $500 principal amount of Exchange Subsidiary Notes. The Exchange Parent Notes and the Exchange Subsidiary Notes comprising each Exchange Unit are not separable and are transferable only as an Exchange Unit.

PRINCIPAL DIFFERENCES BETWEEN THE UNITS AND THE EXCHANGE UNITS

    The terms of the Exchange Units and the related indenture are identical to the terms of the Units and the related indenture, except that the transfer restrictions and registration rights relating to the Units do not apply to the Exchange Units.

                       DESCRIPTION OF THE EXCHANGE NOTES

    The Exchange Notes will be issued under the Indenture. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture may be obtained from the Company or the Initial Purchaser. You can find definitions of certain capitalized terms used in this description under "--Certain Definitions." For purposes of this section, references to the "Company" include only The Hockey Company and not its Subsidiaries and references to the "Issuers" include only The Hockey Company Inc. and Sport Maska Inc. Any reference to "Units" in this section refers to both Units and Exchange Units, unless the context requires otherwise. Any reference to "Notes" in this section refers to both Notes and Exchange Notes and any reference to "Parent Notes" or "Subsidiary Notes" in this section, as the case may be, refers to both Parent Notes and Exchange Parent Notes or Subsidiary Notes and Exchange Subsidiary Notes, as the case may be, unless the context requires otherwise.

PRINCIPLE DIFFERENCES BETWEEN THE NOTES AND THE EXCHANGE NOTES

    The terms of the Exchange Notes and the related indenture are identical to the terms of the Notes and the related indenture except that the transfer restrictions and registration rights relating to the Notes do not apply to the Exchange Notes.

    The Exchange Parent Notes will be senior obligations of the Company and the Exchange Subsidiary Notes will be senior obligations of Sport Maska Inc. The Exchange Notes will rank senior in right of payment to all subordinated indebtedness of the Issuers and equally in right of payment with all other senior obligations of the Issuers, including borrowings under the Credit Agreement.

    The Issuers will issue the Units in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as paying agent and registrar for the Units. The Units may be presented for registration or transfer and exchange at the offices of the registrar. The Issuers may change any paying agent and registrar without notice to holders of the Units (the "Holders"). The Issuers will pay principal (and premium, if any) on the Exchange Notes at the Trustee's corporate office in New York, New York. At the Issuers' option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Units that remain outstanding after the completion of the exchange offer, together with the Exchange Units issued in connection with the exchange offer, will constitute a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

    We may issue up to $125,000,000 aggregate principal amount of Exchange Units thereunder and the Indenture provides for the issuance of additional Units under the Indenture in the future, PROVIDED that any issuance of additional Units would be subject to the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." The Exchange Notes will mature on April 15, 2009. Interest on the Exchange Notes will accrue at the rate of 11 1/4% per annum and will be payable semiannually in cash on each April 15 and October 15, commencing on October 15, 2002, to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

ADDITIONAL AMOUNTS

    All payments made by an Issuer, any Guarantor or a Surviving Entity as well as all payments made by a trustee pursuant to the provisions hereof under the heading "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" (each a "Payor") under or with respect to the Exchange Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of Canada or any subdivision thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes") unless such Payor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If a Payor is so required to withhold or deduct any amount of interest for or on account of Taxes from any payment made under or with respect to the Exchange Notes such Payor will pay such additional amounts of interest ("Additional Amounts") as may be necessary such that the net amount received in respect of such payment by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been required to be so withheld or deducted; PROVIDED that no Additional Amounts will be payable with respect to a payment made to a Holder (an "Excluded Holder")
(i) with which the Payor or Sport Maska Inc. does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or (ii) which is subject to such Taxes by reason of any connection between such Holder and Canada or any province or territory thereof (other than the mere holding of Exchange Units or the receipt of payments thereunder) including, without limitation, a Holder who is a resident of Canada within the meaning of the Income Tax Act (Canada) or a non-resident insurer which carries on an insurance business in Canada and in a country other than Canada. Each Payor will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor will furnish to the Holders of the Exchange Units, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Payor. The Issuers will indemnify and hold harmless each Holder (other than all Excluded Holders) for the amount of (i) any Taxes not withheld or deducted by a Payor and levied or imposed and paid by such Holder as a result of payments made under or with respect to the Exchange Notes, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and
(iii) any Taxes imposed with respect to any reimbursement under clauses (i) or
(ii) above.

    At least 30 days prior to each date on which any payment under or with respect to the Exchange Notes is due and payable, if a Payor is aware that it will be obligated to pay Additional Amounts with respect to such payment, such Payor will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest or any other amount payable under or with respect to any Exchange Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

REDEMPTION

    OPTIONAL REDEMPTION. Except as described below, the Exchange Notes are not redeemable before April 15, 2006. Thereafter, the Issuers may redeem their respective Exchange Notes, as Exchange Units, at their joint option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below:

YEAR                                                PERCENTAGE
----                                                ----------
2006..............................................    105.625%
2007..............................................    102.813%
2008 and thereafter...............................    100.000%

    In addition, the Issuers must pay accrued and unpaid interest on the Exchange Notes redeemed.

    OPTIONAL REDEMPTION UPON PUBLIC EQUITY OFFERINGS. At any time, or from time to time, on or prior to April 15, 2005, the Issuers may, at their joint option, use an amount equal to the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 33 1/3% of the principal amount of their respective Exchange Notes, as Units, issued under the Indenture at a redemption price of 111.25% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that:

    (1) at least 66 2/3% of the principal amount of notes issued under the Indenture remains outstanding immediately after any such redemption; and

    (2) the Issuers make such redemption not more than 120 days after the consummation of any such Public Equity Offering.

    "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act resulting in gross proceeds of at least $10.0 million to the Company.

REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

    The Exchange Notes will be subject to redemption, as Exchange Units, at the joint option of the Issuers, as a whole but not in part, at any time upon not fewer than 30 nor more than 60 days' notice mailed to each Holder at the addresses appearing in the register at a redemption price equal to 100% of the principal amount of the Exchange Notes plus accrued interest to but excluding the Redemption Date if an Issuer has become or would become obligated to pay on the next date on which any amount would be payable under or with respect to the Exchange Notes, any Additional Amounts as a result of any change or amendment to the laws (or regulations promulgated thereunder) of Canada (or any subdivision thereof or by any authority or agency therein or thereof having power to tax), or any change in or amendment to any official position or administration or assessing practices regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the Issue Date.

SELECTION AND NOTICE OF REDEMPTION

    In the event that the Issuers choose to redeem less than all of the Exchange Notes, selection of the Exchange Units for redemption will be made by the trustee either:

    (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Units are listed; or,

    (2) on a PRO RATA basis, by lot or by such method as the trustee shall deem fair and appropriate.

    No Exchange Units of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Units only on a pro raw basis or on as nearly a PRO RATA basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Units to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent funds in satisfaction of the applicable redemption price.

JOINT DECISION

    To the extent that the Exchange Notes or Indenture provide for any discretion or action on behalf of either or both Issuers or any direct or indirect Subsidiary of either Issuer, and such action or discretion could result in the repayment, redemption or offer to purchase of any portion of the Exchange Notes, as Units, not otherwise then due by reason of a default or maturity of the Exchange Notes, then such action or discretion shall not be taken or exercised without the express agreement of both Issuers.

SECURITY

    Pursuant to the terms of the Collateral Agreements (as defined), all of the obligations under the Exchange Notes and the Indenture will be secured by a first priority lien and security interest in substantially all assets of the Company and its Restricted Subsidiaries, excluding KHF Sports Oy and KHF Finland Oy, (except for a prior ranking lien by the lenders under the Credit Facilities on accounts receivable, inventories and related assets and provided that as of the Issue Date the security interest in the assets of Jofa AB will be limited to $15 million and will be subject to the prior ranking lien by the lenders under Jofa AB's European Credit Facility on certain assets of Jofa AB) and by a pledge of the capital stock of all present and future Restricted Subsidiaries (other than KHF Finland Oy).

    Upon an Event of Default, the proceeds from the sale of collateral securing the Exchange Notes will likely be insufficient to satisfy the Issuers' obligations under the Exchange Notes. No appraisals of any of the collateral have been prepared in connection with the exchange offer. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the collateral at the time of such sale, as well as the timing and manner of such sale. By its nature, all or some of the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral, if saleable, can be sold in a short period of time.

    To the extent third parties hold Permitted Liens (as defined herein), such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the collateral. Given the intangible nature of certain of the collateral, any such sale of such collateral separately from the Company as a whole may not be feasible. Additionally, the inclusion of the Company's fixtures in the collateral securing the Exchange Notes will be limited by the extent to which such fixtures (a) are deemed not to be personal property, and (b) any applicable state laws would, for purposes of perfecting security interests with respect thereto, require that the Collateral

Agent effectuates certain filings in applicable real estate land records. The ability of the Company to grant a first priority security interest in certain collateral may be limited by legal or other logistical considerations. The ability of the holders of Exchange Notes to realize upon the collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "--Certain Bankruptcy Limitations."

    Subject to the restrictions on incurring Indebtedness and Liens set forth herein, the Company and its Subsidiaries will have the right to grant (and suffer to exist) Liens on Purchase Money Indebtedness against fixed assets of the Company or such Subsidiaries and to acquire any such assets subject to such Liens. The Collateral Agent's Liens are intended to be, and shall be, at all times automatically subordinate in priority to all such Liens.

    The collateral release provisions of the Indenture permit the release of collateral without substitution of collateral of equal value under certain circumstances, including assets sales made in compliance with the Indenture.

    Neither the Company nor any of its Subsidiaries will encumber any asset or property of the Company or such Subsidiaries or suffer to exist any Lien thereon, other than as expressly permitted herein.

    So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture, the Credit Agreement, the Collateral Agreements and the Intercreditor Agreement, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the capital stock of any Subsidiary and to exercise any voting, consensual rights and other rights pertaining to such collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Intercreditor Agreement, (a) all rights of the Company to exercise such voting, consensual rights, or other rights shall cease upon notice from the Trustee, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, and (c) the Collateral Agent may sell the collateral or any part thereof in accordance with and subject to the terms of the Collateral Agreements. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the holders of the notes shall be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

    Upon the full and final payment and performance of all obligations of the Company under the Indenture and the Exchange Notes, the Collateral Agreements shall terminate, subject to the Intercreditor Agreement, and the pledged collateral shall be released.

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Collateral Agent to repossess and dispose of the collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy and insolvency legislation if a bankruptcy proceeding were to be commenced by or against the Company or any of its Subsidiaries prior to the Collateral Agent having repossessed and disposed of the collateral or otherwise completed the realization of the collateral security pertaining to the Exchange Notes. Under the Bankruptcy Code or foreign bankruptcy or involvency legislation other than in Canada, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Under Canadian bankruptcy and insolvency legislation, a secured creditor such as the Collateral Agent could be prohibited from repossessing its security from a debtor subject to a bankruptcy or insolvency filing, or from disposing of security repossessed from such debtor, without court approval. Moreover, the Bankruptcy Code and Canadian bankruptcy and insolvency legislation permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, PROVIDED that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the collateral or whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

INTERCREDITOR AGREEMENT

    On April 3, 2002, the Issuers, the guarantors, the Trustee and the Collateral Agent, on behalf of the holders of the notes, General Electric Capital Corporation and General Electric Capital Canada, Inc. entered into the Intercreditor Agreement. The Intercreditor Agreement provides, among other things, that the lenders under the seasonal working capital facilities have a first ranking lien on the accounts receivable, inventories and related assets of the Issuers and their North American Subsidiaries and a second ranking lien on substantially all of their other assets and the Collateral Agent on behalf of the holders of the notes will have a first ranking lien on substantially all of their assets, other than accounts receivables, inventories and related assets for which it will have a second ranking lien. The Intercreditor Agreement provides the procedure for enforcing such liens including (1) the distribution of sale, insurance or other proceeds resulting from the collateral securing the seasonal working capital facilities and the Exchange Notes and (2) during specified time periods, permitting the lenders under the seasonal working capital facilities to enter into and use the collateral securing the Exchange Notes in order to realize on their collateral.

GUARANTEES

    The full and prompt payment of the Issuers' payment obligations under the Exchange Notes and the Indenture will be guaranteed, jointly and severally, by all present and future Restricted Subsidiaries, excluding KHF Sports Oy and KHF Finland Oy (collectively, the "Guarantors"). In addition, The Hockey Company will guarantee the full and prompt payment of Sport Maska Inc.'s payment obligations under the Subsidiary Notes and the Indenture. Each Guarantor will fully and unconditionally guarantee on a senior secured basis (the "Guarantee"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Issuers' obligations under the Indenture and the notes, including the payment of principal of and interest on the Exchange Notes. The Guarantee of each Guarantor will rank senior in right of payment to all subordinated indebtedness of such Guarantor and equally in right of payment with all other senior obligations of such Guarantor including borrowings under the Credit Agreement. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another

Guarantor without limitation. See "--Certain Covenants--Mergers, Consolidation and Sale of Assets" and "--Limitation on Asset Sales."

CHANGE OF CONTROL

    In the event of a Change of Control, which event shall constitute a triggering event (hereinafter referred to as a "Change of Control Triggering Event") and thus an event of failure under the terms of the Indenture within the meaning of subparagraph 212(1)(b)(vii) of the Income Tax Act (Canada), the Issuers shall make a joint offer to purchase all of their respective Notes, as Units, from each Holder pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

    Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Issuers must send, by first class mail, a joint offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such offer is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Unit purchased pursuant to a Change of Control Offer will be required to surrender the Unit, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Unit completed, to the paying agent at the address specified in the offer prior to the close of business on the third business day prior to the Change of Control Payment Date.

    The Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Units validly tendered and not withdrawn under such Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet its purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing and the terms of the Credit Agreement and the European Credit Agreement may restrict the ability of the Issuers to obtain such financing.

    Neither the Boards of Directors of the Issuers nor the Trustee may waive the Issuers' covenant to offer to purchase the notes upon a Change of Control Triggering Event. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may result in a triggering event and thus require the Issuers to make an offer to repurchase the notes or consider jointly redeeming the notes, and there can be no assurance that the Issuers or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); PROVIDED, HOWEVER, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuers or any of their Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.00 to 1.0.

    Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur the following Indebtedness ("Permitted Indebtedness"):

    (1) Indebtedness under the Notes issued in the offering in an aggregate principal amount not to exceed $125.0 million and the related Guarantees;

    (2) Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $35.0 million; PROVIDED that the Company will cause all Indebtedness incurred pursuant to this clause to be repaid in its entirety at least once each fiscal year;

    (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (excluding Indebtedness incurred pursuant to clause (2) above);

    (4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

    (5) Indebtedness under Currency Agreements entered into in the ordinary course of business as a BONA FIDE hedge and not for speculative purposes in order to protect the Company against fluctuations in currency exchange rates;

    (6) Indebtedness of a Wholly Owned Subsidiary of an Issuer that is a Guarantor to an Issuer or to a Wholly Owned Subsidiary of an Issuer that is a Guarantor for so long as such Indebtedness is held by an Issuer or a Wholly Owned Subsidiary of the Company that is a Guarantor, in each case subject to no Lien held by a Person other than an Issuer or a Wholly Owned Subsidiary of an Issuer that is a Guarantor or the lenders under the Credit Agreement and Permitted Liens; PROVIDED that if as of any date any Person other than an Issuer, a Wholly Owned Subsidiary of an Issuer that is a Guarantor or the lenders under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

    (7) Indebtedness of an Issuer to a Restricted Subsidiary of an Issuer for so long as such Indebtedness is held by a Restricted Subsidiary of an Issuer, in each case, subject to no Lien other than Liens under the Credit Agreement and Permitted Liens; PROVIDED that (a) any such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Issuers' obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of an Issuer owns or holds any such Indebtedness or any Person other than the lenders under the Credit Agreement holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by an Issuer;

    (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within five business days of incurrence;

    (9) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements, including in connection with license agreements, in the ordinary course of business; provided, however, that the face amount of such letters of credit may not exceed $10.0 million at any one time outstanding;

   (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase of the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the agreement or instrument governing such Indebtedness plus the amount of reasonable expenses incurred by the Company in connection with such Refinancings)) not to exceed $7.0 million at any one time outstanding;

   (11) Refinancing Indebtedness of Indebtedness incurred pursuant to the first paragraph or clauses (1), (3), or (11) of the second paragraph hereof; and

   (12) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million less the principal amount of Indebtedness incurred pursuant to clause (10) above at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Facilities).

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock;

    (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

    (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

    (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"); if at the time of such Restricted Payment or immediately after giving effect thereto,

        (i) a Default or an Event of Default shall have occurred and be continuing; or

        (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant; or

       (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

           (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the "Reference Date") (treating such period as a single accounting period); plus

           (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company or from the issuance of debt securities of the Company that have been converted into or exchanged for Qualified Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

           (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

           (z) to the extent not included in Consolidated Net Income, an amount equal to the net reduction (received by the Company or any Restricted Subsidiary in cash or Cash Equivalents) in Investments (other than Permitted Investments) since the Issue Date (including reductions resulting from return of equity capital, repayments of the principal of loans or advances, the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or other dispositions of Investments), not to exceed, in the case of any Investment, the amount of Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries in such Person since the Issue Date (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid).

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

    (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either
(i) solely in exchange for shares of Qualified Capital Stock of the Company or
(ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

    (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either
(i) solely in exchange for shares of Qualified Capital Stock of the Company, or
(ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

    (4) if no Default or Event of Default shall have occurred and be continuing, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

    (5) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from an employee of the Company or any of its Subsidiaries upon the death, disability or termination of employment of such employee, in an aggregate amount not to exceed $500,000 in any fiscal year; and

    (6) if no Default or Event of Default shall have occurred and be continuing, the payment of management fees in an amount not to exceed $200,000 in any fiscal year.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4) and
(5) shall be included in such calculation.

    Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

    (2) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents (provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as there is no further recourse to the Company and its Restricted Subsidiaries with respect to such liabilities) and is received at the time of such disposition; and

    (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets") or to repay in full or in part any Indebtedness (other than the Notes) incurred within 180 days prior to such Asset Sale and used to acquire Replacement Assets in contemplation of such Asset Sale.

    Subject to the following paragraph, if on the 181st day after an Asset Sale there remains Net Cash Proceeds which have not been applied as permitted in clause (3) of the preceding paragraph or if on an earlier date the Issuers jointly determine not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3) of the preceding paragraph, then each such event shall constitute a "Net Proceeds Offer Trigger Date" (and an event of failure under the terms of the Indenture within the meaning of subparagraph 212(1)(b)(vii) of the Income Tax Act (Canada)), and in the event of a Net Proceeds Trigger Date then the aggregate amount of such Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (3) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Issuers to make a joint offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a PRO RATA basis, that amount of their respective Notes (as Units) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

    The Issuers may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

    In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the Surviving Entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold for purposes of this covenant shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notwithstanding the immediately preceding paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

    (1) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

    (2) such Asset Sale is for fair market value; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the immediately preceding paragraphs of this covenant.

    Each notice of a Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Units in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Units in an amount exceeding the Net Proceeds Offer Amount, Units of tendering Holders will be purchased on a PRO RATA basis (based on amounts tendered). To the extent Holders tender Units in an amount less than the Net Proceeds Offer Amount, such excess funds may be used for any corporate purpose permitted by the Indenture. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    The Issuers will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

    (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

    (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

    (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

           (a) applicable law;

           (b) the Indenture;

           (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

           (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

           (e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Credit Facilities; or

           (f) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF SUBSIDIARIES. The Issuers will not permit or cause any of its Subsidiaries to issue or sell any Capital Stock (other than director's qualifying shares and other than to the Issuers or to a Wholly-Owned Subsidiary of the Issuers) or permit any Person (other than the Issuers or a Wholly-Owned Subsidiary of the Issuers) to own or hold any Capital Stock of any Subsidiary of the Issuers or any Lien or security interest therein other than the lenders under the Credit Agreement; PROVIDED, HOWEVER, that this provision shall not prohibit the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the "Limitations on Asset Sales" covenant.

    LIMITATION ON LIENS. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

        (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

        (2) in all other cases, the Notes are equally and ratably secured, except for:

           (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

           (b) Liens securing the Notes and the Guarantees;

           (c) Liens securing borrowings under the Credit Facilities (whether incurred pursuant to clause (2) of the definition of "Permitted Indebtedness" or any other clause thereof or pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant) and all additional Obligations thereunder (which Liens may extend only to or cover the types of collateral securing the Credit Facilities on the Issue Date);

           (d) Liens of the Company or a Wholly Owned Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

           (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this covenant and which Indebtedness has been incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" provisions of the Indenture; PROVIDED, HOWEVER, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

           (f) Permitted Liens; and

           (g) Liens incurred with respect to obligations that do not exceed $2.0 million at any one time outstanding.

    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon the intellectual property of the European Subsidiaries other than the Collateral Agent on behalf of the holders of the Notes.

    MERGER, CONSOLIDATION AND SALE OF ASSETS. Neither Issuer will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of such Issuer's assets (determined, in the case of the Company, on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as art entirety or substantially as an entirety to any Person unless:

        (1) either:

           (a) such Issuer shall be the surviving or continuing corporation; or

           (b) the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of such Issuer and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

               (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (or, in the case of a merger, amalgamation, continuation, consolidation or sale involving Sport Maska, Inc., Canada or any political subdivision thereof); and

               (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment (as primary obligor or as guarantor, as the case may be) of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of such Issuer to be performed or observed;

        (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (a) such Issuer or such Surviving Entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Issuer immediately prior to such transaction and (b) the Company shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant;

        (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

        (4) such Issuer or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of an Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of that Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of that Issuer.

    The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of an Issuer in accordance with the foregoing, in which such Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which such Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, that Issuer under the Indenture and the Notes with the same effect as if such surviving entity had been named as such and that Issuer shall be released from its obligations under the Indenture and the Notes.

    Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor that is a Wholly-Owned Subsidiary unless:

        (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia (or, in the case of a Guarantor organized outside of the United States, Canada or any member state of the European Union or any political subdivision thereof);

        (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

        (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

        (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuers could satisfy the provisions of clause (2) of the first paragraph of this covenant.

    Any merger or consolidation of a Guarantor with and into either of the Issuers (with such Issuer being the surviving entity) or another Guarantor that is a Wholly Owned Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

    LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

    All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

    The restrictions set forth in the first paragraph of this covenant shall not apply to:

        (1) reasonable fees and compensation paid to, advances made in the ordinary course of business to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

        (2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

        (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and

        (4) Restricted Payments and Permitted Investments permitted by the Indenture.

    ADDITIONAL GUARANTEES. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary, then such transferee or acquired or other Restricted Subsidiary shall:

        (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Issuers' obligations under the Notes and the Indenture on the terms set forth in the Indenture;

        (2) (a) execute and deliver to the Collateral Agent and the Trustee such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to Collateral Agent, for the benefit of the Holders, a perfected first priority security interest in the Capital Stock of such new Subsidiary and a perfected security interest in the debt securities of such new Subsidiary, subject to the liens under the Credit Agreement and Permitted Liens, which are owned by the Company or any Subsidiary and required to be pledged pursuant to the Security Agreement,
    (b) deliver to Collateral Agent the certificates representing such Capital Stock and debt securities, together with (i) in the case of such Capital Stock, undated stock powers endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by a Officer of the Company or such Subsidiary, as the case may be;

        (3) cause such new Subsidiary to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders and the Trustee a perfected first priority security interest in the collateral described in the Security Agreements with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreements or by law or as may be reasonably requested by the Collateral Agent;

        (4) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

        (5) deliver to the Trustee an opinion of counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

    Notwithstanding the foregoing, neither KHF Sports Oy nor KHF Finland Oy shall be required to comply with the foregoing for so long as a guarantee by it shall be a violation of the Finnish Companies Act.

    IMPAIRMENT OF SECURITY INTEREST. Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the Notes, with respect to the Collateral. Neither the Company nor any of its Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Agent), any interest whatsoever in the Collateral other than Permitted Liens or the Liens permitted under the provisions of the "Limitation on Liens" covenant. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Intercreditor Agreement and the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Restricted Subsidiary to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

    The Company shall take all necessary action to grant to the Collateral Agent a perfected security interest in and to the Collateral located in Sweden as soon as practicable. In the event that the Company fails to comply with the foregoing provision, then additional interest shall accrue on the Notes at a rate of 0.50% per annum if such action has not been completed within 30 business days after the Issue Date, increasing by an additional 0.25% per annum if such action has not been completed within 60 business days after the Issue Date and by an additional 0.25% per annum (for a total increase of 1.00% per annum) if such action has not been completed within 90 business days after the Issue Date. All such additional interest shall cease to accrue upon completion of all necessary action.

    REAL ESTATE MORTGAGES AND FILINGS. With respect to any real property (individually and collectively, the "Premises") with a purchase price of greater than $1,000,000 intended to be owned by the Issuers or any Restricted Subsidiary subsequent to the Issue Date to the extent permitted by applicable law:

        (1) with respect to properties located outside the Province of Quebec, the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of Mortgages, each dated as of the date of acquisition of such property, duly executed by the Issuers or the applicable Subsidiary, together with (i) evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to create a valid, perfected Lien, subject to Permitted Liens and the Liens permitted under the provisions of the "Limitation on Liens" covenant, against the properties purported to be covered thereby;

        (2) with respect to properties located outside the Province of Quebec, the Collateral Agent shall have received mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in amounts and in form and substance and issued by insurers, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than Permitted Liens and the Liens permitted under the provisions of the

    "Limitation on Liens" covenant, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as the Collateral Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon;

        (3) the Issuers shall deliver to the Collateral Agent, with respect to each of the covered Premises, filings, surveys, local counsel opinions and fixture filings, along with such other documents, instruments, certificates and agreements as the Collateral Agent and its counsel shall reasonably request; and

        (4) with respect to properties located in the Province of Quebec, the Issuers shall deliver to the Quebec Collateral Agent evidence of registration against such Premises of the notice or summary required under applicable law to register the applicable Deed of Hypothec subject to Permitted Liens and the Liens permitted under the provisions of the "Limitation on Liens" covenant, against such Premises.

    LEASEHOLD MORTGAGES AND FILINGS. With respect to properties located outside the Province of Quebec, the Issuers and each of their Restricted Subsidiaries shall deliver Mortgages with respect to the Issuers' leasehold interests in the premises (the "Leased Premises") occupied by the Issuers pursuant to leases entered into after the Issue Date (collectively, the "Leases", and individually, a "Lease").

    Prior to the effective date of any Lease, the Issuers and such Subsidiaries shall provide to the Trustee with respect to properties located outside the Province of Quebec all of the items described in clauses (ii) and (iii) of "REAL ESTATE MORTGAGES AND FILINGS" above and in addition shall use its reasonable commercial efforts to obtain an agreement executed by the lessor of the Lease, whereby the lessor consents to the Mortgage or the Deed of Hypothec, as applicable, and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent.

    CONDUCT OF BUSINESS. The Company and its Restricted Subsidiaries will not engage in any businesses other than any business in the sporting goods industry or any business reasonably related thereto. KHF Sports Oy and Jofa Holding AB shall not incur any Indebtedness or engage in any business other than the business of owning their respective intellectual property and the Capital Stock and Indebtedness of Restricted Subsidiaries. The Company will vote its shares as to not permit CCM Holdings to incur any indebtedness or engage in any business other than the business of owning its intellectual property.

    REPORTS TO HOLDERS. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Units are outstanding, the Company will furnish the Holders of Units:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

    In addition, following the consummation of this exchange offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing). In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

POSSESSION, USE AND RELEASE OF COLLATERAL

    Unless an Event of Default shall have occurred and be continuing, the Issuers shall have the right to remain in possession and retain exclusive control of the collateral securing the Notes (other than as set forth in the Collateral Agreements), to freely operate the collateral and to collect, invest and dispose of any income therefrom.

    RELEASE OF COLLATERAL. Upon compliance by the Issuers with the conditions set forth below in respect of any release of items of collateral, and upon delivery by the Issuers to the Collateral Agent of an opinion of counsel to the effect that such conditions have been met, the Collateral Agent will release the Released Interests (as hereinafter defined) from the Lien of the Collateral Agreements and reconvey the Released Interests to the Issuers.

    ASSET SALE RELEASE. The Issuers have the right to obtain a release of items of collateral (the "Released Interests") subject to an Asset Sale permitted hereunder upon compliance with the condition that the Issuers deliver to the Collateral Agent the following:

        (1) A notice from the Issuers requesting the release of Released
    Interests: (i) describing the proposed Released Interests; (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"); (iii) stating that the purchase price received is at least equal to the fair market value of the Released Interests;
    (iv) stating that the release of such Released Interests will not be expected to interfere with the Trustee's or Collateral Agent's ability to realize the value of the remaining collateral and will not impair the maintenance and operation of the remaining collateral; and (v) certifying that such Asset Sale complies with the terms and conditions of the Indenture and the applicable Collateral Agreements with respect thereto; and

        (2) An Officers' Certificate of the Issuers stating that: (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales; (ii) all Net Cash Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indenture in respect of Asset Sales;
    (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale; (iv) the release of the collateral will not result in a Default or Event of Default under the Indenture; and (v) all conditions precedent in the Indenture relating to the release in question have been or will be complied with.

    RELEASE OF INVENTORY AND ACCOUNTS RECEIVABLE COLLATERAL. Notwithstanding any provision to the contrary in the Indenture, collateral comprised of accounts receivable, inventory or (prior to an Event of Default) the proceeds of the foregoing shall be subject to release upon sales of such inventory and collection of the proceeds of such receivables in the ordinary course of business. If requested in writing by the Issuers or any other pledgor, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Issuers or any other pledgor may request to evidence or confirm that the collateral falling under this "Release of

Inventory and Accounts Receivable Collateral" provision has been released from the Lien of each of the Security Documents. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default":

        (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

        (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

        (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Units (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $2.0 million or more at any time;

        (5) one or more judgments in an aggregate amount in excess of $2.0 million (other than judgments as to which an insurance company rated A-or better by AM Best and having minimum assets of $250 million has accepted full liability, subject only to customary deductibles) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

        (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

        (7) any Collateral Agreement at any time for any reason shall cease to be in full force and effect, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the Indenture, or any judgment creditor having a Lien against any Collateral commences legal action to foreclose such Lien or otherwise exercise its remedies against any Collateral and the value of the claim of such creditor is greater than $1.5 million; or

        (8) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant

    Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

    If an Event of Default (other than an Event of Default specified in clause (6) above with respect to an Issuer) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Units may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

    If an Event of Default specified in clause (6) above with respect to an Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the immediately preceding paragraphs, the Holders of a majority in principal amount of the Units may rescind and cancel such declaration and its consequences:

        (1) if the rescission would not conflict with any judgment or decree;

        (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

        (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

        (4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

        (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

    No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in principal amount of the Units may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Units have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    No past, present or future director, officer, employee, stockholder or incorporator, as such, of the Issuers or of the Trustee shall have any liability for any obligations of the Issuers under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Unit waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Units.

    Under the Indenture, the Issuers are required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Issuers may, at their joint option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Exchange Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

        (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest and additional interest, if any, on the Exchange Notes when such payments are due;

        (2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

        (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

        (4) the Legal Defeasance provisions of the Indenture.

    In addition, the Issuers may, at their joint option and at any time, elect to have their obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1) the Issuers must irrevocably deposit jointly with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

        (2) in the case of Legal Defeasance, the Issuers shall have jointly delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

           (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

           (b) since the date of the Indenture, there has been a change in the applicable federal income tax law;

           (c) in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3) in the case of Covenant Defeasance, the Issuers shall have jointly delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

        (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (6) the Issuers shall have jointly delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

        (7) the Issuers shall have jointly delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

        (8) the Issuers shall have jointly delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Issuers, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

        (9) certain other customary conditions precedent are satisfied.

    Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Exchange Notes not theretofore delivered to the Trustee for cancellation
(1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes when:

        (1) either:

           (a) all the Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes which have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

           (b) all Exchange Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangement satisfactory to the Trustee, and the Issuers have jointly irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and additional interest, if any, on the Exchange Notes to the date of deposit together with irrevocable joint instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

        (2) the Issuers have paid all other sums payable under the Indenture by the Issuers; and

        (3) the Issuers have jointly delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

    From time to time, the Issuers, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Units issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

        (1) reduce the amount of Exchange Units whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Exchange Notes;

        (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Exchange Notes;

        (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Exchange Notes, or change the date on which any Exchange Notes may be subject to redemption or reduce the redemption price therefor;

        (4) make any notes payable in money other than that stated in the Exchange Notes;

        (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Exchange Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Exchange Notes to waive Defaults or Events of Default;

        (6) after the Issuers' obligation to offer to purchase Exchange Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control Triggering Event or make and consummate a Net Proceeds Offer following a Net Proceeds Offer Trigger Date or, after such Change of Control Triggering Event or Net Proceeds Offer Trigger Date has occurred, modify any of the provisions or definitions with respect thereto;

        (7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Exchange Notes or any Guarantee in a manner which adversely affects the Holders;

        (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

        (9) release all or substantially all of the Collateral.

GOVERNING LAW

    The Indenture provides the Exchange Units, the Exchange Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

ENFORCEABILITY OF JUDGMENTS

    Since a substantial portion of the assets of the Company and certain of its subsidiaries are outside the United States, any judgement obtained in the United States against the Company, including judgments with respect to the payment of principal, premium, if any, or interest on the Exchange Notes may not be collectible within the United States

    The Company has been informed by its New Brunswick counsel, Stewart McKelvey Stirling Scales, that (subject to (i) any order of the Restrictive Trade Practices Commission under the Competition Act restricting the enforcement of a judgment that would restrict or injure trade or commerce in Canada and (ii) any order of the Attorney-General of Canada under the Foreign Extra-Territorial Measures Act restricting the enforcement of a judgment arising in an anti-trust proceeding or that would affect international trade or commerce or otherwise infringe Canadian sovereignty), the Foreign Judgments Act (New Brunswick) (the "Foreign Judgments Act") would permit an action to be brought against Sport Maska Inc. in a court of competent jurisdiction in the Province of New Brunswick (a "New Brunswick Court") to enforce a judgment IN PERSONAM of any federal or state court located in the Borough of Manhattan in the City of New York (a "New York Court") if the New York Court had jurisdiction in the action in which the judgment was obtained (and the agreement by Sport Maska Inc. to submit to the jurisdiction of the New York Court would be sufficient for such purposes). Under the Foreign Judgments Act it would be a defense to the enforcement of the judgment of the New York Court that (i) Sport Maska Inc. was not duly served with the process of the New York Court and did not appear, notwithstanding that it agreed to submit to the jurisdiction of such New York Court, (ii) the judgment of the New York Court was obtained by fraud or was not a final judgment or was not for a sum certain in money or was for payment of a penalty or a sum of money due under the revenue laws of a foreign country (including those of the State of New York), (iii) the judgment had been satisfied or for any other reason was not a subsisting judgment, (iv) the judgment was in respect of a cause of action that, for reasons of public policy, would not have been entertained by the New Brunswick Court or (v) the proceedings in which the judgment of the New York Court were obtained were contrary to natural justice. The existence of the judgment of the New York Court would not of itself prevent Sport Maska Inc. from raising in the New Brunswick Court any right or defense based on either law or fact which had accrued subsequent to the entering of the judgment of the New York Court. In addition, the amount of the judgment of the New York Court will be converted by the New Brunswick Court into Canadian currency at the rate of exchange prevailing on the date of the hearing by the New Brunswick Court of the action to enforce the judgment of the New York Court. Proceedings to enforce the judgment of the New York Court must be commenced in New Brunswick within the prescribed limitation period of six years.

    The Issuers have been advised by Stewart McKelvey Stirling Scales that there is doubt as to the enforceability in Canada against Sport Maska Inc. or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

    In the opinion of such counsel, except as set forth above or under "Risk Factors", "Security" and "Certain Bankruptcy Limitations", there are no reasons under present laws of the Province of New

Brunswick for avoiding recognition of such judgments of New York Courts under the Indenture, the notes and Sport Maska Inc.'s Guarantee based upon public policy with respect to New Brunswick.

    To the extent that assets constituting collateral are located in other Canadian provinces or other foreign jurisdictions, different laws regarding the enforceability of judgments will apply.

CONSENT TO JURISDICTION AND SERVICE

    The Indenture provides that each of the Company, Sport Maska Inc. and the Guarantors will irrevocably appoint CT Corporation System, 1633 Broadway, New York, New York 10019 as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Exchange Notes, the Parent Guarantee, the Guarantees, or the Exchange Units and for actions brought under the federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in The City of New York, and each of the Company, Sport Maska Inc. and the Guarantors shall submit to the non-exclusive jurisdiction of such courts.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person becomes a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

    "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "ASSET ACQUISITION" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor (PROVIDED that in the event the Company or its Restricted Subsidiaries make any such transfer to Jofa Holding AB or any Subsidiary of Jofa Holding AB, such transferee shall grant to the Collateral Agent a security interest in such assets) of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $750,000; and (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Merger, Consolidation and Sale of Assets"; and (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenant or that constitutes a Permitted Investment.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

    "CAPITAL STOCK" means:

        (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

        (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

    "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "CASH EQUIVALENTS" means:

        (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

        (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

        (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

        (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
    (5) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

        (1) any Person or "Group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of 50% or more of the total outstanding Voting Stock of the Company; or

        (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; or

        (3) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) that are not controlled, directly or indirectly, by the Permitted Holders; or

        (4) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture).

    "COLLATERAL" means Collateral as such term is defined in the Security Agreements, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreements.

    "COLLATERAL AGENT" means the Collateral Agent or Collateral Agents and the Quebec Collateral Agent specified in the Collateral Documents.

    "COLLATERAL AGREEMENTS" means, collectively, this Indenture, the collateral agency agreements in connection therewith, the Security Agreements, and each Mortgage, in each case, as the same may be in force from time to time.

    "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

        (1) Consolidated Net Income; and

        (2) to the extent Consolidated Net Income has been reduced thereby:

           (a) all income and capital taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business);'

           (b) Consolidated Interest Expense, amortization expense and depreciation expense;

           (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

           (d) management fees permitted to be paid pursuant to the Indenture;
       and

           (e) any non-recurring restructuring and extraordinary charges (including executive termination costs).

    "CONSOLIDATED FIXED CHAISE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

        (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

        (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period, and including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act; PROVIDED that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

    Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

        (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness during the Four Quarter Period ending on or prior to the Transaction Date; and

        (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

        (1) Consolidated Interest Expense (including amortization or write-off of deferred financing costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

        (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; (c) net cash costs under all Interest Swap Obligations (including amortization of fees); (d) all capitalized interest; and (e) the interest portion of any deferred payment obligations for such period.

    "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom:

        (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

        (2) after-tax items classified as extraordinary or nonrecurring gains;

        (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

        (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract (other than, solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, restrictions under the Credit Agreement as in effect on the Issue Date), operation of law or otherwise;

        (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

        (6) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

        (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

        (8) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries; and

        (9) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

    To the extent net income of any Person (the "Excluded Person") is excluded from Consolidated Net Income any other Person (the "Referent Person"), then Interest Expense of the Excluded Person shall be excluded from Consolidated Fixed Charges of the Referent Person up to the amount of net income so excluded.

    "CONSOLIDATED NET WORTH" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

    "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

    "CREDIT AGREEMENT" means (i) the Credit Agreement dated as of November 19, 1998, between Maska U.S., Inc., the Company, certain other subsidiaries of the Company, the lenders party thereto in their capacities as lenders thereunder and General Electric Capital Corporation, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements, security documents and cash management agreements) and (ii) the Credit Agreement dated as of November 19, 1998, between Sport Maska Inc., the Company, certain other subsidiaries of the Company, the lenders party thereto in their capacities as lenders thereunder and General Electric Capital Canada Inc., as agent, together with the related documents thereto (including, without limitation, any guarantee agreements, security documents and cash management agreements), in each case as such agreements and documents may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "CREDIT FACILITIES" means the Credit Agreement and the European Credit Agreement.

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

    "DEEDS OF HYPOTHEC" means the Deeds of Hypothec entered into between each of the Guarantors having assets in the Province of Quebec and the Quebec Collateral Agent.

    "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

    "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes for cash.

    "EUROPEAN CREDIT AGREEMENT" means (i) the Credit Agreement dated as of
July 10, 2001, between KHF Finland Oy and Nordea Bank in Finland, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents) and (ii) the Credit Agreement dated as of March 18, 1999, between Jofa AB and Nordea Bank in Sweden and the Credit Agreement dated as of May 22, 2000, between Jofa AB and Nordea Bank in Sweden, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

    "EUROPEAN SUBSIDIARIES" means KHF Sports Oy, KHF Finland Oy, Jofa Holding AB and Jofa AB.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

    "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "GUARANTOR" means each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

    "HOLDER" means the Person in whose name a Unit is registered on the registrar's books.

    "INDEBTEDNESS" means with respect to any Person, without duplication:

        (1) all Obligations of such Person for borrowed money;

        (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3) all Capitalized Lease Obligations of such Person;

        (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company's past practice);

        (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

        (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

        (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

        (8) all Obligations under currency agreements and interest swap agreements of such Person; and

        (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

    "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized firm:
(1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and
(2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,
(i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

    "ISSUE DATE" means the date of original issuance of the Notes.

    "LIEN" means any lien, mortgage, deed of hypothec, priority, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

    "MORTGAGES" means the mortgages, deeds of hypothec, deeds of trust, deeds to secure debt or other similar documents securing liens on the Premises and/or the Leased Premises, as well as the other collateral secured by and described in the mortgages, deeds of hypothec, deeds of trust, deeds to secure debt or other similar documents.

    "NET CASH PROCEEDS" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuers or any of its Restricted Subsidiaries from such Asset Sale net of:

        (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

        (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

        (3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

        (4) appropriate amounts to be provided by the Issuers or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuers or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other amounts payable under the documentation governing any Indebtedness.

    "PERMITTED HOLDERS" means WS Acquisition LLC or any entity controlled thereby.

    "PERMITTED INVESTMENTS" means:

        (1) Investments by the Issuers or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Subsidiary of the Company that is a Guarantor or that will merge or consolidate into the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor; PROVIDED that in the event the Company or its Restricted Subsidiaries make an Investment in Jofa Holding AB or any Subsidiary of Jofa Holding AB, such Person shall grant to the Collateral Agent a security interest by way of a floating charge in an amount equal to the fair market value of the Investment made in such Person;

        (2) Investments in the Issuers by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Issuers' obligations under the notes and the Indenture;

        (3) Investments in cash and Cash Equivalents;

        (4) loans and advances to employees and officers of the Issuers and Restricted Subsidiaries of the Company in the ordinary course of business for BONA FIDE business purposes not in excess of the amount outstanding on the Issue Date plus $750,000 at any one time outstanding;

        (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Issuers' or the Company's Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

        (6) Investments in the notes;

        (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

        (8) Investments made by the Issuers or any Restricted Subsidiary of the Company as a result of an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; and

        (9) additional Investments not to exceed $2.0 million at any one time outstanding.

    "PERMITTED LIENS" means the following types of Liens:

        (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuers or any Restricted Subsidiary of the Company shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

        (5) casements, rights-of-way, zoning restrictions, title irregularities and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

        (7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness"; PROVIDED, HOWEVER, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Issuers or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

        (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuers or any Restricted Subsidiary of the Company, including rights of offset and set-off;

        (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

        (12) Liens securing Indebtedness under Currency Agreements;

        (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

           (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuers or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

           (b) such Liens do not extend to or cover any property or assets of the Issuers or of any Restricted Subsidiary of the Company other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

        (14) Liens upon appropriate amounts to be provided by the Issuers or any Restricted Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuers or any Restricted

    Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

        (15) Liens arising by operation of law that secure amounts owing for Canada Pension Plan, Quebec Pension Plan, employment insurance, workers' compensation, employee income tax withholdings and other claims of a similar nature.

    "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

    "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

    "QUEBEC COLLATERAL AGENT" means the holder of the power of attorney (FONDE DE POUVOIR) of the Holders in accordance with the Civil Code of Quebec.

    "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the first paragraph or clauses (1), (3) or (11) of the second paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant, in each that does not:

        (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

        (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Issuers, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

    "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

    "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

    "SECURITY AGREEMENTS" means the Pledge and Security Agreement, Canadian Security Agreements and Swedish Security Agreements, as amended or supplemented from time to time in accordance with its terms, and such other security agreements which may be entered into from time to time.

    "SIGNIFICANT SUBSIDIARY", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

    "SUBSIDIARY", with respect to any Person, means:

        (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

        (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

    "UNRESTRICTED SUBSIDIARY" of any Person means:

        (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

        (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that:

        (1) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

        (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

        (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant; and

        (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "VOTING STOCK" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

    "WHOLLY OWNED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

REGISTRATION RIGHTS AGREEMENT

    We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under the Registration Rights Agreement, dated April 3, 2002, among the Issuers and the Initial Purchaser.

BOOK-ENTRY, DELIVERY AND FORM

    The Units were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Securities"). Units were also able to be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Securities"). The Parent Notes and the Subsidiary Notes comprising each Unit will not be separable and will be transferable only as a Unit. The Units will be issued in the form of a fully registered global security (the "Global Security").

    Units that are originally issued to or transferred to "Institutional Accredited Investors" who are not Qualified Institutional Buyers ("QIBs") or to any other persons who are not QIBs (the "Non-Global Purchasers") will be issued in registered form (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the applicable Global Security has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Security representing the principal amount of Units being transferred. For a description of the restrictions on the transfer of Certificated Securities, see "Notice to Investors."

    Rule 144A Securities initially will be represented by one 144A global security (the "144A Global Security"). Regulation S Securities initially will be represented by one Regulation S global note (the "Regulation S Global Security"). The Rule 144A Global Security and the Regulation S Global Security are collectively referred to herein as the "Global Securities." The Global Securities will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the original issue date of the Units (such period, the "Applicable Restricted Period"), beneficial interests in the Regulation S Global Securities may be held only through the Euroclear System ("Euroclear") and Clearstream, S.A. ("Clearstream") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Security in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Securities may not be exchanged for beneficial interests in the Regulation S Global Securities at any time except in the limited circumstances described below. See "Exchanges between Regulation S Securities and Rule 144A Securities."

    Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Securities may not be exchanged for Units in certificated form except in the limited circumstances described below. See "Exchange of Book-Entry Securities for Certificated Securities." Except in the limited circumstances described below, owners of beneficial interests in the Global Securities will not be entitled to receive physical delivery of Certificated Securities.

    Rule 144A Securities (including beneficial interests in the Rule 144A Global Securities) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Regulation S Securities (including beneficial interests in the Regulation S Global

Securities) will also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. Initially, the Trustee will act as Paying Agent and Registrar with respect to the Units. The Exchange Units may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Securities, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Securities and (ii) ownership of such interests in the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Securities).

    Investors in the Rule 144A Global Securities may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Securities must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Applicable Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Securities through Participants that are in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Securities on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold such interests in the Regulation S Global Securities in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Global Security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Units, see "Exchange of Book-Entry Securities for Certificated Securities," "Exchange of Certificated Securities for Book-Entry Securities" and "Exchanges Between Regulation S Securities and Rule 144A Securities."

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL SECURITIES WILL NOT HAVE UNITS REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF UNITS IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, premium, if any, and interest on any Units, and registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Units, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Units (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Units will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Units, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Except for trades involving only Euroclear and Clearstream participants, interest in the Global Securities are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "Same Day Settlement and Payment." Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the Units described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

    DTC has advised the Company that it will take any action permitted to be taken by a Holder of Units only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Securities and only in respect of such portion of the aggregate principal amount of the Units as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Units, DTC reserves the right to exchange the Global Securities for legended Units in certificated form, and to distribute such Units to its Participants. Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Securities and in the Rule 144A Global Securities among Participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee, nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES

    A Global Security is exchangeable for definitive Units in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Security and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Securities or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Units. In addition, beneficial interests in a Global Security may be exchanged for Certificated Securities upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Securities delivered in exchange for any Global Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

EXCHANGE OF CERTIFICATED SECURITIES FOR BOOK-ENTRY SECURITIES

    Units issued in certificated form may not be exchanged for beneficial interests in any Global Security unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Units, as described under "Notice to Investors." In the case of any such exchange for an interest in the Regulation S Global Security, such transfer must occur pursuant to Regulation S or Rule 144 (if available).

EXCHANGES BETWEEN REGULATION S SECURITIES AND RULE 144A SECURITIES

    Prior to the expiration of the Applicable Restricted Period, beneficial interests in the Regulation S Global Securities may be exchanged for beneficial interests in the Rule 144A Global Securities only if such exchange occurs in connection with a transfer of the Units pursuant to Rule 144A and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Units are being transferred to a person who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of the states of the United States and other jurisdictions. Beneficial interests in a Rule 144A Global Security may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Security, whether before or after the expiration of the Applicable Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Applicable Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

    Transfers involving an exchange of a beneficial interest in the Regulation S Global Security for a beneficial interest in a Rule 144A Global Security or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Security and a corresponding increase in the principal amount of the Rule 144A Global Security or vice versa, as applicable. Any beneficial interest in one of the Global Securities that is transferred to a person who takes delivery in the form of an interest in the other Global Securities will, upon transfer, cease to be an interest in such Global Security and will become an interest in the other Global Security and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Security for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Security prior to the expiration of the Applicable Restricted Period.

SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Units represented by the applicable Global Securities (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Units in certificated form, the Company will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Units represented by the Global Securities are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Units will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Units will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Security from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Security by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

                                TAX CONSEQUENCES

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    This section describes the material United States federal income tax consequences of the exchange offer and owning Notes. Any reference to "Notes" in this prospectus refers to both Notes and Exchange Notes, unless the context requires otherwise. Although the following summary does not purport to describe all of the tax considerations that may be relevant to a holder of Notes, such summary describes the material United States federal income tax consequences to a United States holder or, as the case may be, a United States alien holder. It applies to you only if you hold your Notes as capital assets for tax purposes and you acquired your Notes upon original issuance. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

    - a dealer in securities or currencies;

    - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

    - a bank;

    - a life insurance company;

    - a tax-exempt organization;

    - a person that owns securities that are a hedge or that are hedged against interest rate or currency risks;

    - a person that owns securities as part of a straddle or conversion transaction for tax purposes; or

    - a person whose functional currency for tax purposes is not the U.S.
      dollar.

    This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

    Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

    This subsection describes the material United States federal income tax consequences to a United States holder of the exchange offer and of owning, selling and disposing of Notes. You are a United States holder if you are a beneficial owner of Notes and you are:

    - a citizen or resident of the United States;

    - a domestic corporation;

    - an estate whose income is subject to United States federal income tax regardless of its source; or

    - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

    If you are not a United States holder, this section does not apply to you and you should refer to "--United States Alien Holders" below.

    PAYMENTS OF INTEREST. You will be taxed on any interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Interest received or accrued by a United States holder will be United States source income to the extent paid or accrued with respect to the Parent Notes and foreign source income to the extent paid or accrued with respect to the Subsidiary Notes. A United States holder may be able, subject to generally applicable limitations, to claim a foreign tax credit or deduction for Canadian withholding taxes, if any, imposed on payments of foreign source interest. United States holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit to their particular situation.

    EXCHANGE FOR EXCHANGE NOTES. The exchange of your Notes for Exchange Notes in the exchange offer should not constitute an exchange for federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you if you exchange your Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the federal income tax consequences of holding and disposing of your Exchange Notes should also be the same as those applicable to your Notes.

    PURCHASE, SALE AND RETIREMENT OF THE NOTES. Your tax basis in your Notes will generally be the United States dollar cost, as defined below, of your note.

    You will generally recognize gain or loss on the sale or retirement of your Notes equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Notes.

    You will recognize capital gain or loss when you sell or retire your Notes, except to the extent attributable to accrued but unpaid interest;

    Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year and 18% where the property is held more than five years.

UNITED STATES ALIEN HOLDERS

    This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of Notes and are, for United States federal income tax purposes:

    - a nonresident alien individual;

    - a non-United States corporation;

    - a non-United States partnership; or

    - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from Notes.

    If you are a United States holder, this section does not apply to you.

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of Notes, in respect of payments of interest that are treated as United States source income:

    - we and other United States payors generally are not be required to deduct United States withholding tax from payments of interest, to you if:

        (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

        (2) you are not a controlled foreign corporation that is related to us through stock ownership;

        (3) you are not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

        (4) you satisfy one of the following documentation requirements:

           (a) you have furnished to the United States payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person;

           (b) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as a person who is not a United States person;

           (c) the United States payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

            (i) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

            (ii) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

           (iii) a United States branch of a non-United States bank or of a non-United States insurance company; and the withholding foreign partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

           (d) the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business:

            (i) certifying to the United States payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

            (ii) to which is attached a copy of the Internal Revenue Service
                 Form W-8BEN or acceptable substitute form; or

           (e) the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with United States Treasury regulations.

    With respect to payments of interest that are not treated as United States source income, no United States federal income tax or withholding tax should apply unless such payments of interest or amounts realized are effectively connected with the conduct of a United States trade or business of the United States alien holder.

    A United States alien holder generally is not subject to United States federal income tax on gain realized on the sale, exchange or other disposition of Notes unless:

    - such United States alien holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or

    - the gain is effectively connected with a United States trade or business of the United States alien holder.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    UNITED STATES HOLDERS. In general, if you are a noncorporate United States holder, we and other payors are required to report to the United States Internal Revenue Service all payments of principal and interest on your Notes. In addition, we and other payors are required to report to the United States Internal Revenue Service any payment of proceeds of the sale of your Notes before maturity within the United States. In general, any payments with respect to Notes, made within the United States to you are subject to backup withholding tax if you are a non-corporate United States person and you:

    - fail to provide an accurate taxpayer identification number;

    - are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

    - in certain circumstances, fail to comply with applicable certification requirements.

    UNITED STATES ALIEN HOLDERS. If you are a United States alien holder, you generally are exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures regarding your status as a United States alien holder.

    United States holders and United States alien holders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    This section provides fair summaries of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) and the regulations thereunder (which we refer to in this section as the "Act" and the "Regulations", respectively) in effect at the date hereof generally applicable to you of the exchange offer and owning Notes if you are a holder of the Notes who:

    - acquired Notes upon original issuance;

    - holds the Notes as capital property (in general the Notes are considered to be capital property to you unless you hold the Notes as inventory in the course of carrying on a business, or you acquired the Notes in a transaction or transactions considered to be an adventure or concern in the nature of trade);

    - deals at arm's length with us for purposes of the Act at all times (under the Act, related persons are deemed not to deal at arm's length with each other, and it is a question of fact whether persons not related to each other deal at arm's length) and is not affiliated (as defined in the Act) with us; and

    - does not ever use or hold and is not deemed ever to use or hold the units in connection with a business that you carry on, or are deemed to carry on, in Canada at any time.

    Any reference to "Notes", "Parent Notes" or "Subsidiary Notes" in this prospectus refers to both Notes and Exchange Notes, Parent Notes and Exchange Parent Notes or Subsidiary Notes and Exchange Subsidiary Notes, respectively, unless the context requires otherwise.

    Notes held by certain "financial institutions" (as defined in the Act) will generally be subject to special "mark-to-market rules" contained in the Act. These summaries do not take into account these mark-to-market rules and holders to whom these rules may be relevant should consult their own tax advisors.

    These summaries are based on the current provisions of the Act and the Regulations, all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to in this section as the "Proposals") and our Canadian counsel's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency. These summaries assume that the Act and the Regulations will be amended in accordance with the Proposals as so announced although we cannot assure you that this will occur.

    These summaries do not otherwise take into account or anticipate any changes in law or practice, whether by judicial, governmental or legislative decision or action, nor do they take into account tax legislation of any province, territory or foreign jurisdiction. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases from federal income tax legislation.

    These summaries are of a general nature only and are not intended to be, nor should they be construed to be, legal or tax advice to any particular holder, and no representations with respect to the income tax consequences to any particular holder are made. Accordingly, you should consult your own tax advisor for advice with respect to the tax consequences to you of having acquired or holding and disposing of Notes, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

    For purposes of the Act, all amounts relating to the acquisition, holding or disposition of Notes, including interest, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. Each unit consists of a Parent Note and a Subsidiary Note. For Canadian income tax purposes, a holder of a unit is considered to hold the Parent Note and the Subsidiary Note comprising the unit and is required to allocate the purchase price paid for the unit on a reasonable basis between the Parent Note and the Subsidiary Note.

    The exchange of your Notes for Exchange Notes in the exchange offer should not constitute a disposition for Canadian federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you if you exchange your Notes for the Exchange Notes. There should be no change in your adjusted cost base and as such the adjusted cost base to you following the exchange of the Exchange Parent Notes and the Exchange Subsidiary Notes forming part of the Exchange Units will be the same to you as the Parent Notes and Subsidiary Notes, respectively, which formed part of the Units exchanged. In addition, the Canadian federal income tax consequences of holding and disposing of your Exchange Notes should also be the same as those applicable to your Notes.

RESIDENTS OF CANADA

    The following summary is generally applicable to you if you, at all relevant times, for purposes of the Act and any applicable tax treaty or convention, are or are deemed to be resident in Canada. Certain holders whose Subsidiary Notes might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making the irrevocable election permitted by subsection 39(4) of the Act.

    If you are a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary, you are required to include in your income for a taxation year any interest that accrues to you to the end of that taxation year or becomes receivable or is received by you before the end of that year, except to the extent that such amount was included in your income for a preceding taxation year.

    If you are any other holder of Notes, including an individual, you are required to include in income for a taxation year any interest received or receivable by you in that year (depending upon the method regularly followed by you in computing income), except to the extent that such amount was included in your income for a preceding taxation year.

    Where you are required to include in income interest on the Notes that accrued in respect of the period prior to your date of acquisition, you will be entitled to a deduction in computing income of an equivalent amount. Your adjusted cost base of the Notes will be reduced by the amount which is so deductible.

    Any premium paid by us because of the exercise of the right to redeem the Notes before the maturity thereof will be deemed to be interest received at that time by a holder to the extent that such premium can reasonably be considered to relate to, and does not exceed the value at the time of the redemption of, the interest that would have been paid or payable by the us on those Notes for a taxation year ending after the redemption.

    On a disposition of Notes, including a redemption or a purchase for cancellation, you will generally be required to include in income any premium deemed to be interest and the amount of interest accrued on the Notes from the date of the last interest payment to the date of disposition to the extent that such amount has not otherwise been included in your income for the taxation year or a previous taxation year. In general, a disposition or deemed disposition of Notes will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any accrued interest or any amount deemed to be interest and any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Notes to you immediately before the disposition.

    One half of the amount of any capital gain (a "taxable capital gain") realized by you in a taxation year generally must be included in income in that year, and one half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year must be deducted from taxable capital gains realized by you in that year. Allowable capital losses in excess of taxable capital gains in that year ordinarily may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years to the extent and under the circumstances described in the Act. Capital gains realized by an individual may be subject to alternative minimum tax.

    If you are a "Canadian-controlled private corporation" (as defined in the Act), you may be liable for the additional refundable tax of 6 2/3% on certain investment income, including interest and taxable capital gains.

    If you hold Parent Notes and you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amount of "specified foreign property", including such Parent Notes, at any time in the year or fiscal period exceeds $100,000, you are required to file an information return for the year or period disclosing certain prescribed information in respect of such Parent Notes. With some exceptions, generally, a taxpayer resident in Canada in the year is a specified Canadian entity. If you are a holder of Parent Notes, you should consult your own advisors with respect to the application of these foreign property reporting rules to you.

    Under the Act and the Regulations, the Notes are not a qualified investment for you if you are a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, or a registered education savings plan (each a "Plan"), are a prohibited investment for a registered pension plan in respect of which we are or, generally, any person with whom we do not deal at arm's length is, a participating employer, and are not a prescribed investment for certain registered investments. There are numerous adverse consequences under the Act to you if you acquired and hold a Parent Note or Subsidiary Note. Accordingly, if you are a Plan, a registered pension plan or a registered investment you are urged to consult your own tax advisors with respect to the potential consequences to you of having acquired or holding and disposing of the Notes.

    A Parent Note is foreign property for purposes of Part XI of the Act to you if you are a holder that is a Plan (other than registered education savings plans which are not subject to the foreign property rules), a registered investment or a registered pension plan that is subject to the foreign property rules of Part XI of the Act. There may be adverse tax consequences under the Act to you if you are such a holder who has acquired and holds a Parent Note. Accordingly, if you are such a Plan, registered pension plan or registered investment you are urged to consult your own tax advisors with respect to the potential application to you of the foreign property rules in Part XI of the Act in respect of the Parent Notes.

NON-RESIDENTS OF CANADA

    The following summary is generally applicable to you if you, at all relevant times, for purposes of the Act and any applicable tax treaty or convention, are, or are deemed to be, a non-resident of Canada, do not use or hold and are not deemed to use or hold the Notes in carrying on a business in Canada, and, if you are a non-resident holder that is an insurer whose Notes are not designated insurance property.

    Interest, premium, if any, and principal paid to you if you are a non-resident holder by the Hockey Company and Sport Maska Inc. on the Parent Notes and the Subsidiary Notes, respectively, is exempt from Canadian non-resident withholding tax. However, in the event that Sport Maska Inc. pays amounts to you in accordance with the Guarantee granted by Sport Maska Inc. in satisfaction of any amounts that may reasonably be regarded as being or being attributable to interest payable under the Parent Notes, such amounts may be subject to non-resident withholding tax at a rate determined pursuant to the Act and any applicable income tax treaty or convention to which Canada is a party. We have agreed to gross up any such payment made by it pursuant to its Guarantee. See "Description of the Notes--Additional Amounts". Similarly, depending upon the precise arrangements and circumstances, there may be withholding taxes following: (a) any of the events or arrangements summarized in this prospectus under the sub-headings "Legal Defeasance and Covenant Defeasance", "Satisfaction and Discharge" or "Certain Covenants--Merger, Consolidation or Sale of Assets" set forth under the heading "Description of Notes"; or (b) assumption of obligations under the Notes by any other party, and there are provisions for the gross up for withholding taxes in these instances as well in accordance with and subject to the terms of the provisions set out under "Description of the Notes--Additional Amounts". Accordingly, you are urged to consult your own tax advisors with respect to the potential consequences to you in respect of any payments that you may receive following the aforesaid events or arrangements.

    No other taxes on income (including taxable capital gains) are payable by you in respect of the holding or disposition (including sale or redemption) of the Notes or the receipt of interest, principal or premium thereon.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Units for its own account in exchange for Units pursuant to the exchange offer, where such Units were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Units. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Units received in exchange for Units where such Units were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days or any shorter period as provided in the Registration Rights Agreement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of Exchange Units by broker-dealers. Exchange Units received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Units or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Units. Any broker-dealer that resells Exchange Units that were received by it for its own account pursuant to the exchange offer and that participates in a distribution of such Exchange Units may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Units and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of up to 180 days or any shorter period as provided in the Registration Rights Agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one special counsel for all of the holders of the Units, other than commissions or concessions of any broker-dealers. We will indemnify the holders of the Units, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the issuance of the Exchange Units and Exchange Notes and certain legal matters in connection with this exchange offer will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters in connection with this exchange offer regarding Canadian law will be passed upon for us by Davies Ward Phillips & Vineberg LLP.

                              INDEPENDENT AUDITORS

    Our consolidated balance sheets as of December 31, 2000 and December 31, 2001 and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for each year in the three-year period ended December 31, 2001 included in this prospectus have been audited by Ernst and Young LLP, our independent auditors.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any document we file with the SEC at the SEC's public reference rooms at the following locations:

    Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings also are available to the public at the SEC's web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Auditors..............................    F-2

Consolidated Balance Sheets as of December 31, 2000, and
  December 31, 2001.........................................    F-3

Consolidated Statements of Operations for the years ended
  December 31, 1999, December 31, 2000, and December 31,
  2001......................................................    F-4

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1999, December 31, 2000 and
  December 31, 2001.........................................    F-5

Consolidated Statements of Comprehensive Loss for the years
  ended December 31, 1999, December 31, 2000 and
  December 31, 2001.........................................    F-6

Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, December 31, 2000 and December 31,
  2001......................................................    F-7

Notes to Consolidated Financial Statements..................    F-8

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
THE HOCKEY COMPANY

    We have audited the accompanying consolidated balance sheets of THE HOCKEY COMPANY as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for each year in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hockey Company at December 31, 2000 and 2001, and the consolidated results of its operations and its cash flows for each year of the three year period ended December 31, 2001, in conformity with United States generally accepted accounting principles.

                                                                                 /s/ Ernst & Young LLP
                                                                                 Chartered Accountants

Montreal, Canada,
March 8, 2002,
[except for notes 19 and 20, as to which the date is May 3, 2002]

                               THE HOCKEY COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2000            2001
                                                              -------------   -------------
ASSETS (NOTE 7)
Current Assets
  Cash and cash equivalents.................................    $  2,423        $  6,503
  Accounts receivable, net (See Notes 3)....................      39,376          50,551
  Inventories (See Note 4)..................................      42,110          42,865
  Prepaid expenses..........................................       3,931           4,891
  Income taxes and other receivables........................       4,043           1,718
                                                                --------        --------
  Total current assets......................................      91,883         106,528
Property, plant and equipment, net of accumulated
  depreciation (See Note 5).................................      21,142          16,834
Intangible and other assets, net of accumulated amortization
  (See Note 6)..............................................      82,554          76,061
                                                                --------        --------
  Total assets..............................................    $195,579        $199,423
                                                                ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Short-term debt (See Note 7)..............................    $ 12,282        $ 27,792
  Accounts payable..........................................       7,607           7,301
  Accrued liabilities.......................................      12,600          11,683
  Accrued restructuring expenses (See Note 9)...............         488           1,886
  Current portion of long-term debt (See Note 7)............         264             243
  Income taxes payable......................................       3,322           3,470
                                                                --------        --------
  Total current liabilities.................................      36,563          52,375
Long-term debt (See Note 7).................................      91,252          86,350
Accrued dividends payable (see Note 8)......................       3,676           5,779
Deferred income taxes and other long-term liabilities (See
  Note 13)..................................................         495           1,128
                                                                --------        --------
  Total liabilities.........................................     131,986         145,632
                                                                --------        --------
Commitments and Contingencies (See Notes 7, 11, 12 and 16)
13% Pay-in-Kind redeemable preferred stock (See Note 8).....      11,333          11,571
Stockholders' equity:
Common stock, par value $0.01 per share, 20,000,000 shares
  authorized, 6,500,549 shares issued and outstanding.......          65              65
Re-organization warrants, 300,000 issued and 299,451
  outstanding (See Note 8)..................................          --              --
Common stock purchase warrants, 699,101 issued and
  outstanding (See Note 8)..................................       1,665           5,115
Additional paid-in capital..................................      66,515          66,515
Deficit.....................................................      (9,290)        (22,090)
Accumulated other comprehensive loss........................      (6,695)         (7,385)
                                                                --------        --------
  Total stockholders' equity................................      52,260          42,220
                                                                --------        --------
  Total liabilities and stockholders' equity................    $195,579        $199,423
                                                                ========        ========

   The accompanying notes form an integral part of the financial statements.

                               THE HOCKEY COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            YEARS ENDED DECEMBER 31
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1999       2000       2001
                                                              --------   --------   --------
Net Sales...................................................  $190,603   $194,463   $198,187
Cost of goods sold before restructuring charges.............   109,778    117,221    117,916
Restructuring and unusual charges (See Note 9)..............        --         --      1,198
                                                              --------   --------   --------
Gross profit................................................    80,825     77,242     79,073
Selling, general and administrative expenses................    58,990     65,080     61,148
Restructuring and unusual charges (See Note 9)..............        --         --      4,495
Amortization of excess reorganization value and goodwill....     4,572      4,500      4,390
                                                              --------   --------   --------
Operating income............................................    17,263      7,662      9,040
Other expense, net..........................................     1,736        861      1,390
Interest expense............................................    12,025     13,599     13,643
                                                              --------   --------   --------
Income (loss) before income taxes and extraordinary item....     3,502     (6,798)    (5,993)
Income taxes (See Note 13)..................................     5,276      1,293      3,375
                                                              --------   --------   --------
Net loss before extraordinary item..........................    (1,774)    (8,091)    (9,368)
Extraordinary item--Loss on early extinguishment of debt,
  net of income taxes.......................................        --         --      1,091
                                                              --------   --------   --------
Net loss....................................................    (1,774)    (8,091)   (10,459)
Preferred stock dividends...................................     1,625      1,861      2,103
Accretion of 13% Pay-in-Kind preferred stock................       226        237        238
                                                              --------   --------   --------
Net loss attributable to common stockholders................  $ (3,625)  $(10,189)  $(12,800)
                                                              ========   ========   ========
Basic loss per share before extraordinary item (See Note
  14).......................................................  $  (0.54)  $  (1.53)  $  (1.65)
Diluted loss per share before extraordinary item (See Note
  14).......................................................  $  (0.54)  $  (1.53)  $  (1.65)
Basic loss per share (See Note 14)..........................  $  (0.54)  $  (1.53)  $  (1.81)
Diluted loss per share (See Note 14)........................  $  (0.54)  $  (1.53)  $  (1.81)

   The accompanying notes form an integral part of the financial statements.

                               THE HOCKEY COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            YEARS ENDED DECEMBER 31
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             COMMON                               ACCUMULATED
                                       COMMON STOCK           STOCK     ADDITIONAL   RETAINED        OTHER
                                  -----------------------   PURCHASE     PAID-IN     EARNINGS    COMPREHENSIVE
                                   # OF STOCK     AMOUNT    WARRANTS     CAPITAL     (DEFICIT)        LOSS         TOTAL
                                  ------------   --------   ---------   ----------   ---------   --------------   --------
Balance at December 31, 1998....      6,501        $65       $1,665      $66,515     $  4,524       $(3,531)      $ 69,238
Net Loss........................                                                       (1,774)                      (1,774)
Dividend on preferred stock (see
  Note 8).......................                                                       (1,625)                      (1,625)
Accretion of 13% Pay-in-Kind
  preferred stock...............                                                         (226)                        (226)
Foreign currency translation
  adjustment....................                                                                     (1,976)        (1,976)
                                      -----        ---       ------      -------     --------       -------       --------
Balance at December 31, 1999....      6,501         65        1,665       66,515          889        (5,507)        63,637
Net loss........................                                                       (8,091)                      (8,091)
Dividend on preferred stock (See
  Note 8).......................                                                       (1,861)                      (1,861)
Accretion of 13% Pay-in-Kind
  preferred stock...............                                                         (237)                        (237)
Foreign currency translation
  adjustment....................                                                                     (1,188)        (1,188)
                                      -----        ---       ------      -------     --------       -------       --------
Balance at December 31, 2000....      6,501         65        1,665       65,515       (9,290)       (6,695)        52,260
Net loss........................                                                      (10,459)                     (10,459)
Dividend on preferred stock (See
  Note 8).......................                                                       (2,103)                      (2,103)
Accretion of 13% Pay-in-Kind
  preferred stock...............                                                         (238)                        (238)
Issuance of Warrants (See Note
  8)............................                              3,450                                                  3,450
Foreign currency translation
  adjustment....................                                                                       (690)          (690)
                                      -----        ---       ------      -------     --------       -------       --------
Balance at December 31, 2001....      6,501        $65       $5,115      $66,515     $(22,090)      $(7,385)      $ 42,220
                                      =====        ===       ======      =======     ========       =======       ========

   The accompanying notes form an integral part of the financial statements.

                               THE HOCKEY COMPANY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                            YEARS ENDED DECEMBER 31
                                 (IN THOUSANDS)

                                                                1999       2000       2001
                                                              --------   --------   --------
Net loss....................................................  $(1,774)   $(8,091)   $(10,459)
Foreign currency translation adjustments....................   (1,976)    (1,188)       (690)
                                                              -------    -------    --------
Comprehensive loss for the year.............................  $(3,750)   $(9,279)   $(11,149)
                                                              =======    =======    ========

   The accompanying notes form an integral part of the financial statements.

                               THE HOCKEY COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31
                                 (IN THOUSANDS)

                                                                1999       2000       2001
                                                              --------   --------   --------
OPERATING ACTIVITIES:
Net loss before extraordinary items.........................  $ (1,774)  $(8,091)   $ (9,368)
Adjustment to reconcile net loss to net cash provided by
  (used in) operating activities:
  Restructuring charges.....................................        --        --       5,693
  Depreciation and amortization.............................    10,664    11,070      11,522
  Change in provisions for inventory, doubtful account and
    other...................................................     6,352     7,815       8,427
  Deferred income taxes.....................................      (245)      274          20
  Provision in lieu of taxes................................     3,519        --       1,360
  (Gain) loss on disposal of property, plant & equipment....        24       (17)        (23)
  (Gain) loss on foreign exchange...........................     1,475      (297)     (1,598)
Change in operating assets and liabilities:
  Accounts receivable.......................................   (10,899)   (3,036)    (18,921)
  Inventories...............................................    (7,087)    2,843      (4,533)
  Prepaid expenses..........................................       916      (466)      2,036
  Income taxes receivable...................................       249      (973)         --
  Other receivables.........................................     1,191         4          --
  Accounts payable and accrued liabilities..................    (2,893)   (4,617)     (4,070)
  Interest payable..........................................      (699)      404          --
  Income taxes payable......................................       174       328         333
  Other.....................................................       (91)       --          --
                                                              --------   -------    --------
    Net cash provided by (used in) operating activities.....       876     5,241      (9,122)
                                                              --------   -------    --------
INVESTING ACTIVITIES:
  Deferred expenses.........................................        --    (1,271)         --
  Purchases of property, plant & equipment..................    (4,821)   (3,558)     (1,478)
  Proceeds from disposal of property, plant & equipment.....       172        30         341
                                                              --------   -------    --------
    Net cash provided by (used in) financing activities.....    (4,649)   (4,799)     (1,137)
                                                              --------   -------    --------
FINANCING ACTIVITIES:
  Net change in short-term borrowings.......................     5,428    (1,404)     16,060
  Principal payments on debt................................      (300)     (138)       (245)
  Proceeds from long-term debt..............................        --     1,139         677
  Issuance of warrants......................................        --        --       3,450
  Deferred financing costs..................................        --      (866)     (5,545)
  Liabilities subject to compromise.........................      (432)       --          --
                                                              --------   -------    --------
  Net cash used in investing activities.....................     4,696    (1,269)     14,397
  Effect of foreign exchange rate on cash...................         3      (269)        (58)
                                                              --------   -------    --------
  Net change in cash and cash equivalents...................       926    (1,096)      4,080
  Cash and cash equivalents at beginning of year............     2,593     3,519       2,423
                                                              --------   -------    --------
  Cash and cash equivalents at end of year..................  $  3,519   $ 2,423    $  6,503
                                                              --------   -------    --------
SUPPLEMENTAL INFORMATION:
Income taxes paid...........................................  $  2,714   $ 2,050    $  2,640
Interest paid...............................................  $ 12,153   $11,168    $ 12,167

                               THE HOCKEY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

1.  DESCRIPTION OF BUSINESS

    Description of Business, Change of Corporate Name and Principles Of
Consolidation:

    The Hockey Company was incorporated in September 1991 and reorganized in April 1997.

    On January 31, 1999, the Board of Directors of The Hockey Company ("THC") unanimously adopted an amendment to the Company's Certificate of Incorporation to change the name of the Company from SLM International Inc. to The Hockey Company. The amendment was filed with the Secretary of the State of the State of Delaware on February 9, 1999.

    The consolidated financial statements include the accounts of THC and its wholly-owned subsidiaries (collectively, the "Company"). The Company designs, develops, manufactures and markets a broad range of sporting goods. The Company manufactures hockey and hockey related products, including hockey uniforms, hockey sticks, protective equipment, hockey, figure and inline skates as well as street hockey products, marketed under the CCM, KOHO, JOFA, TITAN, CANADIEN and HEATON brand names. The Company sells its products worldwide to a diverse customer base consisting of mass merchandisers, retailers, wholesalers, sporting goods shops and international distributors. The Company manufactures and distributes most of its products at facilities in North America, Finland and Sweden and sources products internationally.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  BASIS OF PRESENTATION:

    The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain of the preceding years figures have been reclassified to conform to the presentation adopted in the current year.

B.  CASH EQUIVALENTS:

    Cash equivalents consist of highly liquid short-term investments with original maturities of three months or less. The Company invests excess funds in bank term deposits, Canadian Government promissory notes and in U.S. Treasury bills. At December 31, 2000 and 2001, the Company had no investments in bank term deposits.

C.  CONCENTRATION OF CREDIT RISK:

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and accounts receivable. The Company restricts its cash investments to temporary investments in institutions with high credit standing and to short-term securities backed by the full faith and credit of the United States and Canadian and Quebec Governments. The Company sells its products principally to retailers and distributors and, in accordance with industry practice, grants extended payment terms to qualified customers. Concentration of accounts receivable credit risk is mitigated due to the performance of credit reviews that are considered in determining credit policies and allowances for doubtful accounts. The Company provides allowances for expected sales returns, net of related inventory cost recoveries, discounts, rebates and

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) cooperative advertising. The Company does not collateralize its receivables, except with respect to its debt agreements as described in Note 7 in the Notes to Consolidated Financial Statements. As at December 31, 2000 and 2001, no single account receivable represented more than 10% of the Company's consolidated accounts receivable and no single customer accounted for more than 10% of the Company's consolidated net sales for each of the years in the three year period ended December 31, 2001.

D.  REVENUE RECOGNITION:

    Revenue is recognized when products are shipped to customers. The Company follows the guidance of Accounting Principles Board ("APB") Opinion no. 29, "Accounting for non-monetary transactions." This APB provides guidance on accounting for transactions that involve primarily an exchange of non-monetary assets, liabilities or services. Revenues include transactions which represent an exchange by the Company of hockey equipment and related apparel for advertising. Revenues and expenses from these transactions are recorded at the lower of estimated fair value of the services or the goods delivered. Revenue and expenses recognized from the transactions were $690 in 2000 and $1,551 in 2001.

E.  INVENTORIES:

    Inventories are stated at the lower of cost or net realizable value for finished products and work in process, and replacement cost for raw materials and supplies. Cost is determined using the first-in, first-out method. The Company provides allowances for excess, obsolete and slow moving inventories.

F.  RESEARCH & DEVELOPMENT EXPENSES:

    Costs for new product research and development as well as changes to existing products are expensed as incurred and totaled $2,289, $2,259 and $1,545 for the years ended December 31, 1999, 2000, and 2001, respectively.

G.  PREPAID EXPENSES:

    The Company expenses advertising and promotion costs incurred when the advertising takes place. Royalty payments are deferred to the extent that the related sales have not yet been recorded. Such costs are included in prepaid expenses.

H. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using principally the straight-line method of depreciation.

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The estimated service lives of the respective assets are as follows:

                                                               YEARS
                                                              --------
Buildings and improvements..................................    5-40
Machinery and equipment.....................................    3-10
Tools, dies and molds.......................................     3-5
Office furniture and equipment..............................    3-10

    Accelerated methods of depreciation are used for tax reporting purposes where required. Significant additions or major improvements are capitalized, while normal maintenance and repair costs are expensed. When assets are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation are removed from the accounts, and the resulting gain or loss is recognized.

    The Company periodically reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When such circumstances occur, the Company estimates future cash flows expected to result from the use and eventual disposition of the assets. If the expected future cash flows are less than the carrying amount, the Company recognizes an impairment loss.

I.  INCOME TAXES:

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of both the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    The Company does not provide for withholding income taxes on the undistributed earnings of its non-U.S. subsidiaries, since such earnings are not expected to be remitted to the Company in the foreseeable future. The Company has provided, in its U.S. tax provision, taxes on all of the unremitted earnings of its non-U.S. subsidiaries to December 31, 2001.

    Fresh-start reporting requires the Company to report a provision in lieu of income taxes when there is a book taxable income and utilization of a pre-reorganization net operating loss carry-forward. This requirement applies despite the fact that the Company's pre-reorganization net operating loss carry-forward and other deferred tax assets would eliminate the related federal income tax payable. The current and future year tax benefit related to the carry forward is recorded as a reduction of reorganizational value in excess of amounts allocable to identifiable assets until exhausted and then as a direct increase to paid-in capital.

J.  FOREIGN CURRENCY TRANSLATION:

    The balance sheets of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the end of each year. Revenues, expenses and cash flows are translated at weighted average rates of exchange. Gains or losses resulting from foreign currency transactions are included in

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) earnings, while those resulting from translation of financial statement balances are shown as a separate component of stockholders' equity. The functional currencies of our non-U.S. subsidiaries, which are primarily located in Canada, Finland and Sweden, are the respective local currencies in each foreign country.

    The Company's investment in the Canadian subsidiary is effectively hedged by the Canadian dollar denominated debt up to the investment in the Canadian subsidiary. For the year ended December 31, 2001, approximately $2,000 was credited to accumulated other comprehensive loss as a result of the hedge (2000--$l,400).

K. INTANGIBLE ASSETS:

    Intangible assets are recorded at cost and are amortized on a straight-line basis over 25 years. These amounts include the excess purchase price over fair values assigned ("goodwill"), reorganizational value in excess of amounts allocable to identifiable assets ("excess reorganizational value") (see Note 6) and deferred financing costs (amortized over the life of the financing). Effective January 1, 2002 goodwill will no longer be amortized but will be tested annually for impairment.

    Excess reorganizational value is amortized on a straight-line basis over twenty years and is being reduced by the realization of deferred tax assets.

L.  EARNINGS PER SHARE:

    Basic earnings per share is calculated using the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed based on the average number of shares of common stock assumed to be outstanding during each year. Common stock equivalents are included when dilutive (see Notes 8, 14 and 15).

M. PENSION LIABILITY

    The Company provides a defined-benefit pension plan covering its senior executives. Pension benefits are based on age, years of service and compensation rates. Pension expense was $267 in 2001, and the unfunded liability amounted to $687 at December 31, 2001, which is included in deferred income taxes and other long-term liabilities.

3.  ACCOUNTS RECEIVABLE

    Net accounts receivable include:

                                                                        2000       2001
                                                                      --------   --------
        Allowance for doubtful accounts.............................   $2,022     $2,837
        Allowance for returns, discounts, rebates and cooperative
          advertising...............................................    5,607      6,947
                                                                       ------     ------
                                                                       $7,629     $9,784
                                                                       ======     ======

    Bad debt expense for the years ended December 31, 1999, 2000, and 2001 was $480, $670, and $1,381, respectively.

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

4.  INVENTORIES

    Inventories consist of:

                                                                        2000       2001
                                                                      --------   --------
        Finished product............................................  $29,745    $31,892
        Work in process.............................................    2,727      2,665
        Raw materials and supplies..................................    9,638      8,308
                                                                      -------    -------
                                                                      $42,110    $42,865
                                                                      =======    =======

    Allowances for excess, obsolete and slow moving inventories were $3,890 and $2,568 at December 31, 2000 and 2001, respectively.

5.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of:

                                                                        2000       2001
                                                                      --------   --------
        Land and improvements.......................................  $   241    $   230
        Buildings and improvements..................................    6,901      7,149
        Machinery and equipment.....................................   17,487     16,044
        Tools, dies and molds.......................................    3,178      3,275
        Office furniture and equipment..............................    5,645      5,692
                                                                      -------    -------
                                                                       33,452     32,390
        Less: accumulated depreciation and amortization.............   12,310     15,556
                                                                      -------    -------
                                                                      $21,142    $16,834
                                                                      =======    =======

    Depreciation and amortization expense for the years ended December 31, 1999, 2000, and 2001, was $4,330, $4,502, and $4,311, respectively.

    Included above are land and building in the amount of $622 held for resale, as a result of the Company's restructuring in 2001 related to the apparel segment which approximates fair value.

6.  INTANGIBLE AND OTHER ASSETS

    Net intangible and other assets consist of:

                                                                        2000       2001
                                                                      --------   --------
        Goodwill....................................................  $46,643    $42,883
        Excess reorganizational value...............................   30,052     26,367
        Deferred financing costs....................................    2,084      3,817
        Other.......................................................    3,775      2,994
                                                                      -------    -------
                                                                      $82,554    $76,061
                                                                      =======    =======

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

6.  INTANGIBLE AND OTHER ASSETS (CONTINUED)
    Amortization expense for intangible and other assets was $6,334, $6,569 and $7,211 at December 31, 1999, 2000 and 2001, respectively.

    Excess reorganizational value was reduced by $1,360 for the year ended December 31, 2001 (2000--nil) by the realization of deferred tax assets.

7.  REVOLVING CREDIT FACILITIES AND LONG-TERM DEBT

A.  REVOLVING CREDIT FACILITIES:

    Revolving credit facilities consist of the following:

                                                                        2000       2001
                                                                      --------   --------
        Revolving credit facilities with General Electric Capital
          Inc.......................................................  $12,282    $27,792
                                                                      =======    =======

    Effective November 19, 1998, two of our U.S. subsidiaries, Maska U.S., Inc. and SHC Hockey Inc. entered into a credit agreement (the "U.S. Credit Agreement") with the lenders referred to therein and with General Electric Capital Corporation, as Agent and Lender. Simultaneously, two of the Company's Canadian subsidiaries, Sport Maska Inc. and Tropsport Acquisitions Inc., entered into a credit agreement (the "Canadian Credit Agreement") with the lenders referred to therein and with General Electric Capital Canada Inc., as Agent and Lender. The Credit Agreements are collateralized by all accounts receivable, inventories and related assets of the borrowers and the Company's other North American subsidiaries and are further collateralized by a second lien on all of the Company's and the Company's North American subsidiaries' other tangible and intangible assets.

    On March 14, 2001, the Second Amendment to the U.S. Credit Agreement was entered into by Maska U.S., Inc., as borrower, the Credit Parties, the U.S. Lenders and General Electric Capital Corporation, as Agent and Lender. Simultaneously, the Second Amendment to the Canadian Credit Agreement was entered into by Sport Maska Inc., as borrower, the Credit Parties, the Canadian Lenders and General Electric Capital Canada Inc., as Agent and Lender. On terms and subject to the conditions of each of the Second Amendments, the Credit Agreements were amended to reflect the Amended and Restated Credit Agreement (as hereinafter defined). The maximum amount of loans and letters of credit that may be outstanding under the two credit agreements is $60,000. Each of the Credit Agreements is subject to a minimum excess requirement of $1,750 in certain months. Total borrowings outstanding under the Credit Agreement at December 31, 2000 and December 31, 2001 were $12,282 and $27,792, respectively (excluding outstanding letters of credit of $5,732 (2000--927)). The Credit Agreements will mature on October 17, 2002. Management believes the Credit Agreements can be renewed or refinanced upon maturity.

    Borrowings under the U.S. Credit Agreement bear interest at rates of either U.S. prime rate plus 0.50%-1.25% or LIBOR plus 1.75%-2.75% depending on the Company's Operating Cash Flow Ratio, as defined in the agreement. Borrowings under the Canadian Credit Agreement bear interest at rates of either the Canadian prime rate plus 0.75%-1.50%, or LIBOR plus 1.75%-2.75% depending on the Company's Operating Cash Flow Ratio, as defined in the agreement. In addition, the borrowers are charged a monthly commitment fee at an annual rate of up to 3/8 of 1% on the unused portion of the revolving credit facilities under the Credit Agreements and certain other fees.

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

7.  REVOLVING CREDIT FACILITIES AND LONG-TERM DEBT (CONTINUED)
    The Credit Agreements contain customary negative and affirmative covenants including those relating to capital expenditures, minimum interest coverage and fixed charges coverage ratio. The agreement restricts, among others, the ability to pay cash dividends on the preferred shares.

    Effective March 18, 1999, Jofa AB (Jofa), a Swedish subsidiary of the Company, entered into a credit agreement with Nordea Bank in Sweden. The maximum amount of loans and letters of credit that may be outstanding under the agreement is SEK 50,000 ($4,900). The facility is collateralized by the assets of Jofa, excluding intellectual property, bears interest at a rate of STIBOR (3.9% at December 31, 2001) plus 0.65% and is renewable annually. Total borrowings as at December 31, 2001 and 2000 were nil. Effective 2002, this credit agreement was amended to a maximum amount of loans and letters of credit of SEK 90,000 ($8,800).

    Effective July 10, 2001, KHF Finland Oy (KHF), a Finnish subsidiary of the Company, entered into a credit agreement with Nordea Bank in Finland, replacing the former credit facility for FIM 30,000 ($4,600) which was terminated during 2001. The maximum amount of loans and letters of credit that may be outstanding under the agreement is EUR 2,400 ($2,100). The facility is collateralized by the assets of KHF and bears interest at a rate of EURIBOR (3.3% at December 31, 2001) plus 0.9% and is renewable annually. Total borrowings as at December 31, 2000 and 2001 were nil.

    The weighted average interest rate on short-term debt outstanding at December 31, 1999, 2000 and 2001 was 8.32%, 8.49% and 6.96%, respectively.

B.  LONG-TERM DEBT

    Long-term debt at December 31 was as follows:

                                                                        2000       2001
                                                                      --------   --------
        Secured loans from Caisse de depot et placement du Quebec
          (Canadian $135,800).......................................  $90,521    $85,923
        Other long-term debt........................................      995        670
                                                                      -------    -------
                                                                       91,516     86,593
        Less: amounts contractually due within one year.............      264        243
                                                                      -------    -------
        Total long-term debt, excluding current portion.............  $91,252    $86,350
                                                                      =======    =======

SECURED LOANS

    On November 19,1998, in connection with its acquisition of Sports Holdings Corp., the Company and Sport Maska Inc. entered into a Secured Loan Agreement with the Caisse de depot et placement du Quebec ("Caisse") to borrow a total of Canadian $135,800. The loan was initially for a period of two years that was extended until March 14, 2001, on which date, an Amended and Restated Credit Agreement was entered into by the Company and Sport Maska Inc., as borrowers, Caisse, as Agent and Lender, and Montreal Trust Company, as Paying Agent (the "Amended and Restated Credit Agreement"). On the terms and subject to the conditions of the Amended and Restated Credit Agreement, Facility 1 of the Caisse Loan, which is a facility in the maximum amount of Canadian $90,000, was extended to June 30, 2004, and Facility 2 of the Caisse Loan, which is a facility in the

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

7. REVOLVING CREDIT FACILITIES AND LONG-TERM DEBT (CONTINUED) maximum amount of Canadian $45,800, was extended to October 31, 2002. A repayment of Facility 1 in the minimum amount of Canadian $5,000 is due on January 31, 2004. Facility 1 and Facility 2 have been fully utilized and no new advances are expected to be made under the Amended and Restated Credit Agreement. Each facility bears interest equal to the Canadian prime rate plus 5%, and Facility 2 bears additional interest of 3.5% which is to be capitalized and repaid on Facility 2 maturity. At December 31, 2001, Facility 2 included $654 (2000--nil) of capitalized interest. The loan is collateralized by all of the tangible and intangible assets of the Company subject to the prior ranking claims on accounts receivable and inventories by the lenders under the Company's revolving credit facilities. The loan is guaranteed by the Company and certain of its subsidiaries.

    The loan contains customary negative and affirmative covenants including those relating to capital expenditures, total indebtedness to EBITDA and minimum interest coverage, and a minimum EBITDA requirement which was met in 2001. The agreement restricts, among others, the ability to pay cash dividends on the preferred shares.

    On March 8, 2002, the Company acquired an option from the lender to extend the maturity of Facility 2 plus capitalized interest to February 28, 2003 in exchange for a nominal fee. The unconditional and irrevocable option maintains all the terms of the Amended and Restated Credit Agreement and expires on April 30, 2002. As a result, Facility 2 plus capitalized interest has been classified as a non-current liability in the consolidated Balance Sheet at December 31, 2001. Management is proceeding with a debt offering which is intended to repay Facility 1 and Facility 2 plus capitalized interest entirely. If the debt offering does not close, upon maturity of Facility 2 on February 28, 2003, the Company will have to seek alternative financing sources with a third party or will be dependent on the lender to extend the maturity of Facility 2 or to convert the debt into common stock of the Company.

    In May 2000, Jofa AB, a subsidiary of the Company, entered into a loan agreement with Nordea Bank Sweden to borrow SEK 10,000 ($973). The loan is for 4 years with annual principal repayments of SEK 2,500 ($243). The loan is secured by a chattel mortgage on the assets of the subsidiary and bears an interest rate of STIBOR plus 1.25%.

    Based on the borrowing rates currently available to the Company for bank loans and other financing with similar terms, the Company estimated that the fair value of its short-term debt and long-term debt at December 31, 2000 and 2001 was equivalent to the carrying values in the financial statements. These values represent a general approximation of possible value and may never be realized.

8.  COMMON STOCK, WARRANTS AND PREFERRED STOCK

    The Company has authorized 20,000,0000 shares of common stock of which of 6,500,549 are issued and outstanding.

    Pursuant to the Warrant Agreement, dated as of March 14, 2001, between the Company and Caisse, the Company issued a warrant to Caisse to purchase 539,974 shares of common stock, par value $.01 per share, of the Company, representing approximately 7.5% of the outstanding common stock, on a fully diluted basis, at an exercise price of $.01 per share. The number of shares issuable upon exercise

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

8. COMMON STOCK, WARRANTS AND PREFERRED STOCK (CONTINUED) of the warrants is subject to certain adjustments as provided in the Warrant Agreement. The fair value of the warrants was determined to be $3,450 and has been recorded in Stockholders' equity as stock purchase warrants. In addition, the Company also issued warrants to Caisse to acquire 409,653 shares of common stock, par value $0.01 per share, which are only exercisable by Caisse if Facility 2 is not repaid in cash by October 31, 2002.

    On April 11, 1997, in connection with a re-organization, THC's old common stock was extinguished and the holders received a total of 300,000 five-year warrants to purchase an aggregate of 300,000 shares of common stock at an exercise price of $16.92 per share (subject to adjustments for stock splits, stock dividends, recapitalizations and similar transactions). Each holder of 67 shares of old common stock can receive one warrant to purchase, for cash, one share of common stock, with no fractional warrants issued.

    On November 19, 1998, the Company issued 100,000 shares of 13% Pay-In-Kind redeemable preferred stock, $0.01 par value per share, cumulative preferred stock together with warrants to purchase 159,127 common shares of the Company at a purchase price of $0.01 per share, for cash consideration of $12,500 (par value). The fair value of the warrants was determined to be $1,665 and has been recorded in Stockholder's equity as common stock purchase warrants. The balance of the proceeds, $10,835, has been recorded as 13% Pay-In-Kind preferred stock. The difference between the redemption value of the preferred stock and the recorded amount is being accreted on a straight-line basis over the seven-year period ending November 19, 2005, by a charge to retained earnings.

    Dividends, which are payable semi-annually from November 19, 1998, may be paid in cash or in shares of the 13% Pay-In-Kind preferred stock, at the Company's option. The preferred stock is non-voting. If the Company fails to redeem the preferred stock on or before the mandatory redemption date and for a sixty day period or more after being notified of its failure to redeem the preferred stock, then the preferred stockholders, as a class of stockholders, have the option to elect one director to our Board of Directors with the provision that the preferred stockholders are to elect 28% of the Company's directors. In connection with the debt offering as described in Note 7, the Company has obtained an agreement from the holder to extend the redemption of the preferred stock to six months beyond the maturity of the notes, conditional upon closing of the debt offering. At December 31, 2001 unpaid dividends of $5,779 (2000--$3,676) have been accrued on the preferred stock and are included as long-term liabilities, given the restrictions of our Credit Agreements and accordingly prior year's amounts have been reclassified.

    The preferred stock is redeemable. However, under the terms of the Company's debt covenants the preferred stock may not be redeemed while its debt is outstanding.

    The preferred stock must be redeemed by the Company upon a change of control or by the mandatory redemption date.

9.  RESTRUCTURING AND UNUSUAL CHARGES

    In 2001, the Company embarked on a plan to rationalize its operations and consolidate its facilities. This rationalization involved the elimination of certain redundancies, both in terms of personnel and operations as well as the consolidation of facilities including the closure of the Mount

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

9.  RESTRUCTURING AND UNUSUAL CHARGES (CONTINUED)
Forest, Ontario plant, and the Paris, France sales office, and the consolidation of North American distribution into Canada. Approximately 380 employees were affected, of which 240 were from the apparel segment. Accordingly, the Company has set up reserves of approximately $5,700 for the expected cost of the restructuring. Of this amount, approximately $4,300 is to cover the cost of severance packages to affected employees, with the remainder representing other closure costs. Of these amounts, approximately $1,900 remained unpaid at year-end.

10.  RELATED PARTY TRANSACTIONS

    In 2001, the Company was charged a management fee of $100 by Wellspring Capital Management LLC, the controlling shareholder, and, in 2000, a fee of $180 for services performed in connection with the extension of the Caisse loan.

11.  LEASES

    Certain of our subsidiaries lease office and warehouse facilities and equipment under operating lease agreements. Some lease agreements provide for annual rent increases based upon certain factors including the Consumer Price Index.

    The following is a schedule of future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year at December 31, 2001:

2002........................................................   $2,994
2003........................................................    2,559
2004........................................................    2,188
2005........................................................      514
2006 and beyond.............................................    1,294
                                                               ------
                                                               $9,549
                                                               ======

    Rental expense for the years ended December 31, 1999, 2000 and 2001 was approximately $3,293, $3,376 and $3,068, respectively.

12.  ROYALTIES AND ENDORSEMENTS

    Certain of the Company's subsidiaries have entered into agreements that call for royalty payments generally based on net sales of certain products and product lines. Certain agreements require guaranteed minimum payments over the royalty term. The Company also pays certain professional

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

12.  ROYALTIES AND ENDORSEMENTS (CONTINUED)
players and teams an endorsement fee in exchange for the promotion of the Company's brands. The following is a schedule of the future minimum payment and annual obligations under these contracts.

2002........................................................  $12,924
2003........................................................   11,985
2004........................................................   11,816
2005........................................................    5,908
2006 and beyond.............................................       38
                                                              -------
                                                              $42,671
                                                              =======

    Royalty and endorsement expenses for the years ended December 31, 1999, 2000 and 2001 were $7,436, $10,461 and $11,914, respectively. In the 2001-2002 license year, if the earned royalties are less than 50% of the minimum royalties in force for that year ($6,900) then a penalty of $1,000 must be paid to National Hockey League Enterprises.

13.  INCOME TAXES

    The components of income taxes are:

                                                                         1999       2000       2001
                                                                       --------   --------   --------
        Current:.........................................  U.S.         $  468     $  229     $   80
                                                           Non-U.S.      1,534        790      1,915
                                                                        ------     ------     ------
                                                                         2,002      1,019      1,995
        Deferred:........................................  U.S.           (352)        --         --
                                                           Non-U.S.        107        274         20
                                                                        ------     ------     ------
                                                                          (245)       274         20
        Provision in Lieu of Taxes:......................  U.S.          3,201         --      1,360
                                                           Non-U.S.        318         --         --
                                                                        ------     ------     ------
                                                                         3,519         --      1,360
                                                                        ------     ------     ------
                                                                        $5,276     $1,293     $3,375
                                                                        ======     ======     ======

    The Company's effective income tax rate from continuing operations differed from the federal statutory rate as follows:

                                                                1999       2000       2001
                                                              --------   --------   --------
Income taxes based on U.S. federal tax rate.................      34%        34%        34%
Non-U.S. and state tax rates................................     (4)%         1%         4%
Valuation allowance.........................................    (52)%       (7)%      (21)%
Goodwill amortization.......................................      48%      (27)%      (29)%
Deemed dividend under subpart F, net of foreign tax
  credit....................................................     112%      (16)%      (36)%
Other, net..................................................      12%       (4)%       (8)%
                                                               -----      -----      -----
Effective income tax rate...................................     150%      (19)%      (56)%
                                                               =====      =====      =====

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

13.  INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2000 and 2001 are as follows:

                                                                   2000                   2001
                                                           --------------------   --------------------
                                                             U.S.     NON-U.S.      U.S.     NON-U.S.
                                                           --------   ---------   --------   ---------
Accounts receivable, principally due to an allowance for
  doubtful accounts......................................  $ 1,461    $     --    $ 3,013    $      --
Inventories, principally due to additional costs
  inventoried for tax purposes...........................      390          --        661           --
Accrued interest and royalties...........................    2,355          --      2,355           --
Other, net...............................................      109          --        100           --
                                                           -------    ---------   -------    ---------
                                                             4,315          --      6,129           --
Valuation Allowance......................................   (4,315)         --     (6,129)          --
                                                           -------    ---------   -------    ---------
Total current deferred tax assets (liabilities)..........  $    --    $     --    $    --    $      --
                                                           =======    =========   =======    =========

                                                                2000                  2001
                                                         -------------------   -------------------
                                                           U.S.     NON-U.S.     U.S.     NON-U.S.
                                                         --------   --------   --------   --------
Net operating loss and investment tax credit
  carry-forwards.......................................  $ 20,556   $   438    $ 19,689   $   756
Plant, equipment and depreciation......................       (81)   (2,422)        (65)   (2,375)
Restructuring accruals.................................        --       677          --       275
Other, net.............................................        --     1,250          --     1,659
                                                         --------   -------    --------   -------
                                                           20,475       (57)     19,624       315
Valuation allowance....................................   (20,475)     (438)    (19,624)     (756)
                                                         --------   -------    --------   -------
Total non-current deferred tax assets (liabilities)....  $     --   $  (495)   $     --   $  (441)
                                                         ========   =======    ========   =======

    Realization of deferred tax assets is dependent on future earnings, the timing and amounts of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1,281 (2000--increased by $464) during the year.

    Fresh-start reporting requires the Company to report a provision in lieu of income taxes when there is a book taxable income and utilization of a pre-reorganization net operating loss carry-forward. This requirement applies despite the fact that the Company's pre-reorganization net operating loss carry-forward and other deferred tax assets would eliminate the related federal income tax payable. The current and future year tax benefit related to the carry-forward is recorded as a reduction of reorganizational value in excess of amounts allocable to identifiable assets until exhausted and then as a direct increase to paid in capital. The amount of income tax provision which has been used to reduce the reorganizational value in excess of amounts allocable to identifiable assets has been reflected as a provision in lieu of income taxes in the Company's Consolidated Statements of Operations.

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

13.  INCOME TAXES (CONTINUED)

    At December 31, 2001, the Company has net operating loss carry-forwards related to U.S. operations for income tax purposes of approximately $49,000 ($54,100 in 2000). The carry-forward balances begin to expire in 2010 and have been fully reserved by a valuation allowance. Of this valuation allowance, $18,227 would reduce intangible and other assets if reversed. The Company's ability to use remaining loss carry-forwards is limited in use on an annual basis as a result of a change in control of the Company on April 11, 1997 in connection with the Reorganization Plan and its acquisition of SHC in 1998.

    The Company has post-reorganization foreign tax credit carryover in the amount of $8,400, which will begin to expire December 31, 2005.

    There are no undistributed earnings from continuing operations of subsidiaries outside the U.S., for which no provision for U.S. taxes has been made.

14.  EARNINGS PER SHARE

                                         1999                      2000                      2001
                                -----------------------   -----------------------   -----------------------
                                  BASIC       DILUTED       BASIC       DILUTED       BASIC       DILUTED
                                ----------   ----------   ----------   ----------   ----------   ----------
Net loss before extraordinary
  item attributable to common
  stockholders................  $   (3,625)  $   (3,625)  $  (10,189)  $  (10,189)  $  (11,709)  $  (11,709)
Net loss attributable to
  common stockholders.........  $   (3,625)  $   (3,625)  $  (10,189)  $  (10,189)  $  (12,800)  $  (12,800)
Weighted average common and
  common equivalent shares
  outstanding:
Common stock..................   6,500,549    6,500,549    6,500,549    6,500,549    6,500,549    6,500,549
Common equivalent shares(a)...     158,977      193,741      158,930      158,930      585,530      585,530
Total weighted average common
  and common equivalent shares
  outstanding.................   6,659,526    6,694,290    6,659,479    6,659,479    7,086,079    7,086,079
Net loss before extraordinary
  item per common share(b)....  $    (0.54)  $    (0.54)       (1.53)  $    (1.53)  $    (1.65)  $    (1.65)
Net loss per common
  share(b)....................  $    (0.54)  $    (0.54)       (1.53)  $    (1.53)  $   (1.815)  $    (1.81)

------------------------

(a) Common equivalent shares include warrants and stock options issuable for little or no cash consideration.

(b) Other warrants and stock options are considered in diluted earnings per share when dilutive. The Company used the average book value of its common stock in calculating the common equivalent shares as required by statement of Financial Accounting Standards No. 128 due to the fact that the Company's stock had extremely limited trading volume during the period.

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

14.  EARNINGS PER SHARE (CONTINUED)
(c) Options to purchase 1,322,222 shares of common stock and warrants to purchase 299,451 shares of common stock were outstanding during 2001 (982,222 and 299,451 in 2000 respectively) but were not included in the computation of diluted earnings per share because the options exercise price was greater than the average book value of the common stock.

15.  STOCK OPTION PLAN

    During 2001, 440,000 additional stock options were granted at an exercise price of $8.50 per share. In addition, the Company has approved the reduction of the exercise price per share of stock options held by certain employees relating to 160,000 shares at prices of $10.00 to $14.00 to $8.50, of which 150,000 shares are subject to options held by executive officers. Prior to 2001, the Company granted stock options to purchase 982,222 shares of Common Stock in the Company at a weighted average exercise price of $11.64 to certain key employees. The exercise prices of the stock options are not less than the estimated fair market value of the shares at the time the options were granted. Generally, these stock options become exercisable over a five-year vesting period and expire 10 years from the date of the grant. Options granted for the Common Stock are as follows:

                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
December 31, 2000...........................................    982,222    $10.00-16.00
Options granted.............................................    440,000           $8.50
Options canceled............................................    100,000    $10.00-14.00
Options Exercised...........................................         --
                                                              ---------
December 31, 2001...........................................  1,322,222
                                                              =========

    The following table summarizes information about stock options outstanding at December 31, 2001.

                                                                  OUTSTANDING                 EXERCISABLE
                                                        -------------------------------   -------------------
                                                                               AVERAGE               AVERAGE
                                                                    AVERAGE    EXERCISE              EXERCISE
                                                         SHARES     LIFE(A)     PRICE      SHARES     PRICE
                                                        ---------   --------   --------   --------   --------
Exercise Price Range
$8.50-$9.99...........................................    600,000      10       $ 8.50    175,000     $ 8.50
$10.00-11.99..........................................    361,112       5       $10.00    361,112     $10.00
$12.00-14.00..........................................    216,666       5       $13.00    216,666     $13.00
Over $15.00...........................................    144,444       5       $15.50    144,444     $15.50
                                                        ---------     ---       ------    -------     ------
Total.................................................  1,322,222     7.3       $10.41    897,222     $11.32
                                                        =========     ===       ======    =======     ======

------------------------

(a) Average contractual life remaining in years.

    The Company applies APB Opinion No. 25 and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the stock options been determined based on the fair value at the grant dates for awards, consistent with the alternative method set forth under Statement of Financial Accounting Standards No. 123 ("SFAS 123"),

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

15.  STOCK OPTION PLAN (CONTINUED)
Accounting for Stock-Based Compensation, there would have been no change in the Company's net loss and net loss per share. The impact of SFAS 123 may not be representative of the effect on income in the future years because options vest over several years and additional option grants may be made each year.

16.  CONTINGENCIES

    Other than certain legal proceedings arising from the ordinary course of business, which we believe will not have a material adverse effect, either individually or collectively, on the financial position, results of operations or cash flows, there is no other litigation pending or threatened against us.

17.  SEGMENT INFORMATION

    REPORTABLE SEGMENTS

    The Company has two reportable segments: Equipment and Apparel. The Equipment segment derives its revenue from the sale of skates, including ice hockey, roller hockey and figure skates, as well as protective hockey equipment and sticks for both players and goaltenders. The Apparel segment derives its revenue from the sale of hockey apparel, such as authentic and replica hockey jerseys, as well as a high quality line of licensed and branded apparel, baseball style caps and jackets.

    MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on gross profit. Segment assets include only inventory.

    INFORMATION ABOUT SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

    For the year ended and as at December 31, 1999:

                                                              EQUIPMENT   APPAREL    SEGMENT TOTALS
                                                              ---------   --------   --------------
Net Sales...................................................  $147,852    $42,751       $190,603
Gross profit................................................    61,679     19,146         80,825
Inventory...................................................    35,752     13,203         48,955

    For the year ended and as at December 31, 2000:

                                                              EQUIPMENT   APPAREL    SEGMENT TOTALS
                                                              ---------   --------   --------------
Net Sales...................................................  $141,102    $53,361       $194,463
Gross profit................................................    55,645     21,597         77,242
Inventory...................................................    28,653     13,457         42,110

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

17.  SEGMENT INFORMATION (CONTINUED)
    For the year ended and as at December 31, 2001:

                                                              EQUIPMENT   APPAREL    SEGMENT TOTALS
                                                              ---------   --------   --------------
Net Sales...................................................  $135,160    $63,027       $198,187
Gross profit................................................    52,997     26,076         79,073
Inventory...................................................    25,750     17,115         42,865

RECONCILIATION OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS FOR THE YEARS ENDED
  DECEMBER 31:

SEGMENT PROFIT OR LOSS                                          1999       2000       2001
----------------------                                        --------   --------   --------
Gross Profit................................................  $80,825    $77,242    $79,073
Unallocated amounts:
Selling, general and administrative expenses................   58,990     65,080     61,148
Restructuring and unusual charges...........................       --         --      4,495
Amortization of excess re-organizational value and
  goodwill..................................................    4,572      4,500      4,390
Other expense, net..........................................    1,736        861      1,390
Interest expense............................................   12,025     13,599     13,643
                                                              -------    -------    -------
Income (loss) before income taxes and extraordinary item....  $ 3,502    $(6,798)   $(5,993)
                                                              =======    =======    =======

SEGMENT ASSETS                                                  1999       2000       2001
--------------                                                --------   --------   --------
Total assets for reportable segments........................  $ 48,955   $ 42,110   $ 42,865
Unallocated amounts:
Cash........................................................     3,519      2,423      6,503
Account receivable..........................................    42,998     39,376     50,551
Prepaid expenses............................................     2,622      3,931      4,891
Income taxes and other receivables..........................     2,963      4,043      1,718
Property, plant and equipment, net..........................    22,860     21,142     16,834
Intangible and other assets, net............................    85,694     82,554     76,061
                                                              --------   --------   --------
Total assets................................................  $209,611   $195,579   $199,423
                                                              ========   ========   ========

GEOGRAPHIC INFORMATION

NET SALES                                                       1999       2000       2001
---------                                                     --------   --------   --------
United States...............................................  $ 79,230   $ 85,952   $ 89,069
Canada......................................................    65,299     65,411     62,903
Sweden......................................................    20,791     20,273     20,593
Finland and other...........................................    25,283     25,827     25,622
                                                              --------   --------   --------
Total net sales.............................................  $190,603   $194,463   $198,187
                                                              ========   ========   ========

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

18.  NEW ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Under the new rules, goodwill and intangible assets with indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their estimated useful lives.

    The Company will apply the new rules on accounting for goodwill beginning the first quarter of 2002. The Company will test goodwill annually for impairment using a two-step process prescribed in Statement 142. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company expects to complete the required testing of indefinite lived assets as of January 1, 2002 in the first half of 2002.

    In August 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144, IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Under the new rules, assets held for sale would be recorded at the lower of the assets' carrying amounts and fair values and would cease to be depreciated. The Company believes the impact of this statement will not significantly affect its financial position or results of operations.

19. SUBSEQUENT EVENTS

    On April 3, 2002, the Company issued $125,000 11 1/4% Senior Secured Note Units due April 15, 2009, [the "Notes"] a discount of 1.194%, each such Unit consisting of $0.5 principal amount of 11 1/4% Senior Secured Notes due
April 15, 2009 of THC and $0.5 principal amount of 11 1/4% Senior Secured Notes due April 15, 2009 of Sport Maska Inc., a wholly-owned subsidiary of THC through a private placement.

    THC has fully and unconditionally guaranteed the Sport Maska Inc. Notes on a senior secured basis. Sport Maska Inc. has fully and unconditionally guaranteed the Company Notes. Also, certain subsidiaries of the Company and Sport
Maska Inc., excluding the Finnish subsidiaries, have fully and unconditionally guaranteed the Notes on a senior secured basis. The Notes and guarantees are secured by substantially all the tangible and intangible assets of the Company, excluding the Finnish subsidiaries, subject to the prior ranking claims by lenders under the revolving credit facilities [see Note 7a] and by a pledge of stock of the Finnish subsidiaries. The security interest in the Company's Swedish subsidiaries [other than intellectual property] is limited to $15,000. [See Note 20]

    The Notes may be redeemed at any time after April 15, 2006 at the following redemption prices [expressed as percentages of the principal amount thereof] plus accrued and unpaid interest to the date of redemption, if redeemed during the twelve-month period commencing on April 15 of the year set forth below:

YEAR                                                           PERCENTAGE
----                                                           ----------
2006........................................................    105.625%
2007........................................................    102.813%
2008 and thereafter.........................................    100.000%

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

19. SUBSEQUENT EVENTS (CONTINUED)
    In addition, up to one third of the Notes may be redeemed with the net proceeds of an equity offering at any time until April, 15, 2005 at a redemption price of 111.25% of the principal amount plus accrued and unpaid interest to the date of redemption. If the Company undergoes a change of control, the Company will be required to offer to purchase the units from the holders at 101% of principal amount plus accrued and unpaid interest to the date of repurchase.

    The proceeds of $123,508 were used (i) to repay all outstanding secured loans under the Amended and Restated Credit Agreement, dated March 14, [See
Note 7b] (ii) to repay a portion of the secured indebtedness under the U.S. and Canadian Credit Agreement [See Note 7a], (iii) to pay fees and expenses of the Offering and (iv) for general corporate purposes. The Amended and Restated Credit Agreement with Caisse and any documents related thereto have been terminated and are of no further force and effect. Among other financial covenants, the Notes restrict the Company's ability to borrow under its revolving credit facilities to a maximum of $35,000 and limit payment of dividends or repurchase of stock.

    Also, concurrent with the repayment of the Caisse loan, the Caisse exercised its warrants to purchase 539,974 shares of common stock at $.01 per share. [See
Note 8]

20. SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    THC's and Sport Maska Inc.'s payment obligations under the Notes [Note 19] are guaranteed by certain subsidiaries of the THC's and Sport Maska Inc.'s wholly owned subsidiaries [the "Other Guarantors"] excluding the Finnish subsidiaries which is a pledge of the stock. Such guarantees are full, unconditional and joint and several. Under the Company's revolving credit facilities, both Sport Maska Inc. and Maska U.S., Inc. are restricted from paying dividends or providing loans or advances to the Company. The following supplemental financial information sets forth, on an unconsolidated basis, balance sheets, statements of operations and statements of cash flows information for THC, Sport Maska Inc., Other Guarantors and for the Company's other subsidiaries [the "Non-Guarantor Subsidiaries"] which have been included in the eliminations column. The supplemental financial information reflects the investments of the THC, Sport Maska Inc. and the Other Guarantors in the Other Guarantor Subsidiaries and Non-Guarantor Subsidiaries using the equity method of accounting. The supplemental financial information also reflects pushdown of the Company's loan with the Caisse in connection with the acquisition of Sports Holdings Corp. on November 19, 1998.

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

20. SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                                                                        NON-GUARANTOR
                                           THE HOCKEY                        OTHER      SUBSIDIARIES/
DECEMBER 31, 2001                           COMPANY     SPORT MASKA INC.   GUARANTORS   ELIMINATIONS     TOTAL
-----------------                          ----------   ----------------   ----------   -------------   --------
ASSETS
Current Assets
  Cash and cash equivalents..............   $     --        $      6        $  2,002      $   4,495     $  6,503
  Accounts receivable, net...............         --          17,615          32,268            668       50,551
  Inventories............................         --          27,539          15,726           (400)      42,865
  Prepaid expenses.......................        790           2,438           1,581             82        4,891
  Income taxes and other receivable......        420           1,187             111             --        1,718
  Intercompany accounts..................     66,325          35,262          33,492       (135,079)          --
                                            --------        --------        --------      ---------     --------
  Total current assets...................     67,535          84,047          85,180       (130,234)     106,528
Property, plant and equipment, net of
  accumulated depreciation...............         --          12,579           2,199          2,056       16,834
Intangible and other assets, net of
  accumulated amortization...............      1,119          25,781          48,606            555       76,061
Investments in subsidiaries..............     36,769              --          43,470        (80,239)          --
Intercompany accounts....................     11,092              --          24,058        (35,150)          --
                                            --------        --------        --------      ---------     --------
  Total assets...........................   $116,515        $122,407        $203,513      $(243,012)    $199,423
                                            ========        ========        ========      =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Short-term debt........................   $     --        $ 12,769        $ 15,023      $      --     $ 27,792
  Accounts payable and accrued
    liabilities and restructuring
    expenses.............................        933          10,961           8,744            232       20,870
  Current portion of long term debt......         --              --             243             --          243
  Income taxes payable...................         --           2,046           1,265            159        3,470
  Intercompany accounts..................      1,534          27,309          84,437       (113,280)          --
                                            --------        --------        --------      ---------     --------
  Total current liabilities..............      2,467          53,085         109,712       (112,889)      52,375
Long-term debt...........................     22,586          39,279          24,485             --       86,350
Deferred income taxes and other long-term
  liabilities............................      5,779           2,135           1,122         (2,129)       6,907
Intercompany accounts....................     24,058              --          43,930        (67,988)          --
                                            --------        --------        --------      ---------     --------
  Total liabilities......................     54,890          94,499         179,249       (183,006)     145,632
13% pay-in-kind redeemable preferred
  stock..................................     11,571              --              --             --       11,571
Stockholders' equity
Common stock, par value $0.01 per
  share,.................................         65          29,281           4,770        (34,051)          65
Common stock purchase warrants...........      5,115              --              --             --        5,115
Additional paid-in capital...............     66,515              --          19,344        (19,344)      66,515
Retained earnings (deficit)..............    (22,089)           (668)            799           (132)     (22,090)
Accumulated other comprehensive loss.....        448            (705)           (649)        (6,479)      (7,385)
                                            --------        --------        --------      ---------     --------
  Total stockholders' equity.............     50,054          27,908          24,264        (60,006)      42,220
                                            --------        --------        --------      ---------     --------
  Total liabilities and stockholders'
    equity...............................   $116,515        $122,407        $203,513      $(243,012)    $199,423
                                            ========        ========        ========      =========     ========

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

20. SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                                                                        NON-GUARANTOR
                                           THE HOCKEY                        OTHER      SUBSIDIARIES/
DECEMBER 31, 2000                           COMPANY     SPORT MASKA INC.   GUARANTORS   ELIMINATIONS     TOTAL
-----------------                          ----------   ----------------   ----------   -------------   --------
ASSETS
Current Assets
  Cash and cash equivalents..............   $     --        $    925        $    516      $     982     $  2,423
  Accounts receivable, net...............         --          15,857          22,966            553       39,376
  Inventories............................         --          29,136          13,357           (383)      42,110
  Prepaid and other expenses.............        760           1,810           1,262             99        3,931
  Income taxes receivable................        421           3,101             357            164        4,043
  Intercompany accounts..................     65,380          26,476          26,813       (118,669)          --
                                            --------        --------        --------      ---------     --------
  Total current assets...................     66,561          77,305          65,271       (117,254)      91,883
Property, plant and equipment, net of
  accumulated depreciation...............         --          15,812           2,705          2,625       21,142
Intangible and other assets, net
  accumulated amortization...............        662          28,137          53,316            439       82,554
Investment in subsidiaries...............     44,275              --          41,442        (85,717)          --
Intercompany accounts....................     11,092              --          25,345        (36,437)          --
                                            --------        --------        --------      ---------     --------
  Total assets...........................   $122,590        $121,254        $188,079      $(236,344)    $195,579
                                            ========        ========        ========      =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Short-term debt........................   $     --        $  6,362        $  5,920      $      --     $ 12,282
  Accounts payable and accrued
    liabilities and restructuring
    expenses.............................      1,027          10,631           8,066            971       20,695
  Current portion of long term debt......         --              --             264             --          264
  Income taxes payable...................         --           1,989           1,303             30        3,322
  Intercompany accounts..................         --          24,161          72,964        (97,125)          --
                                            --------        --------        --------      ---------     --------
  Total current liabilities..............      1,027          43,143          88,517        (96,124)      36,563
Long-term debt...........................     23,795          41,381          26,076             --       91,252
Deferred income taxes and other long-term
  liabilities............................      3,676           2,071             599         (2,175)       4,171
Intercompany accounts....................     25,345              --          43,930        (69,275)          --
                                            --------        --------        --------      ---------     --------
  Total liabilities......................     53,843          86,595         159,122       (167,574)     131,986
13% pay-in-kind redeemable preferred
  stock                                       11,333              --              --             --       11,333
Stockholders' equity
Common stock, par value $0.01 per
  share,.................................         65          31,085           4,869        (35,954)          65
Common stock purchase warrants...........      1,665              --              --             --        1,665
Additional paid-in capital...............     66,515              --          19,344        (19,344)      66,515
Retained earnings (deficit)..............     (9,290)          4,095           5,088         (9,183)      (9,290)
Accumulated other comprehensive loss.....     (1,541)           (521)           (344)        (4,289)      (6,695)
                                            --------        --------        --------      ---------     --------
  Total stockholders' equity.............     57,414          34,659          28,957        (68,770)      52,260
                                            --------        --------        --------      ---------     --------
  Total liabilities and stockholders'
    equity...............................   $122,590        $121,254        $188,079      $(236,344)    $195,579
                                            ========        ========        ========      =========     ========

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

20. SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                                                                           NON-GUARANTOR
YEAR ENDED                                    THE HOCKEY                        OTHER      SUBSIDIARIES/
DECEMBER 31, 2001                              COMPANY     SPORT MASKA INC.   GUARANTORS   ELIMINATIONS     TOTAL
-----------------                             ----------   ----------------   ----------   -------------   --------
Net sales...................................   $     --        $122,769        $120,047      $ (44,629)    $198,187
Cost of goods sold before restructuring
  charges...................................         --          89,024          79,498        (50,606)     117,916
Restructuring and unusual charges...........         --           1,198              --             --        1,198
                                               --------        --------        --------      ---------     --------
  Gross profit..............................         --          32,547          40,549          5,977       79,073
Selling, general and administrative
  expenses..................................         59          25,434          33,024          2,631       61,148
Restructuring and unusual charges...........         --           2,424           2,071             --        4,495
Amortization of excess reorganization value
  and goodwill..............................         --           1,253           3,345           (208)       4,390
                                               --------        --------        --------      ---------     --------
  Operating income (loss)...................        (59)          3,436           2,109          3,554        9,040
Other expense, net([1]).....................      7,280             963          (1,883)        (4,970)       1,390
Interest expense............................      2,832           6,562           4,434           (185)      13,643
                                               --------        --------        --------      ---------     --------
Income (loss) before income taxes and
  extraordinary item........................    (10,171)         (4,089)           (442)         8,709       (5,993)
                                               --------        --------        --------      ---------     --------
Income taxes................................         --             176           2,256            943        3,375
                                               --------        --------        --------      ---------     --------
Net income (loss) before extraordinary
  item......................................    (10,171)         (4,265)         (2,698)         7,766       (9,368)
Extraordinary item
Loss on early extinguishing of debt, net....        288             499             304             --        1,091
                                               --------        --------        --------      ---------     --------
Net income (loss)...........................   $(10,459)       $ (4,764)       $ (3,002)     $   7,766     $(10,459)
                                               ========        ========        ========      =========     ========

--------------------------

[1] Other expense, net for The Hockey Company and Other Guarantors includes equity in net income (loss) of subsidiaries of ($7,506) and $2,028 respectively.

                                                                                        NON-GUARANTOR
YEAR ENDED                                THE HOCKEY                        OTHER       SUBSIDIARIES/
DECEMBER 31, 2000                          COMPANY     SPORT MASKA INC.   GUARANTORS     ELIMINATIONS      TOTAL
-----------------                         ----------   ----------------   ----------   ----------------   --------
Net sales...............................   $     --        $119,983        $104,925       $ (30,445)      $194,463
Cost of goods sold......................                     88,323          65,394         (36,496)       117,221
                                           --------        --------        --------       ---------       --------
  Gross profit..........................         --          31,660          39,531           6,051         77,242
Selling, general and administrative
  expenses..............................         15          29,389          32,750           2,926         65,080
Amortization of excess reorganization
  value and goodwill....................         --           1,306           3,391            (197)         4,500
                                           --------        --------        --------       ---------       --------
  Operating income (loss)...............        (15)            965           3,390           3,322          7,662
Other expense, net([1]).................      5,249            (179)         (1,522)         (2,687)           861
Interest expense........................      2,827           6,555           4,181              36         13,599
                                           --------        --------        --------       ---------       --------
Income (loss) before income taxes.......     (8,091)         (5,411)            731           5,973         (6,798)
Income taxes............................         --            (643)            853           1,083          1,293
                                           --------        --------        --------       ---------       --------
Net income (loss).......................     (8,091)         (4,768)           (122)          4,890         (8,091)
                                           ========        ========        ========       =========       ========

--------------------------

[1] Other expense, net for The Hockey Company and Other Guarantors includes equity in net income (loss) of subsidiaries of ($5,264) and $1,767 respectively.

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

20. SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                                                                        NON-GUARANTOR
YEAR ENDED                                THE HOCKEY                        OTHER       SUBSIDIARIES/
DECEMBER 31, 1999                          COMPANY     SPORT MASKA INC.   GUARANTORS     ELIMINATIONS      TOTAL
-----------------                         ----------   ----------------   ----------   ----------------   --------
Net sales...............................   $     --        $123,621        $103,134       $ (36,152)      $190,603
Cost of goods sold......................         --          85,779          64,785         (40,786)       109,778
                                           --------        --------        --------       ---------       --------
  Gross profit..........................         --          37,842          38,349           4,634         80,825
Selling, general and administrative
  expenses..............................        409          26,910          28,605           3,066         58,990
Amortization of excess reorganization
  value and goodwill....................         --           1,304           3,432            (164)         4,572
                                           --------        --------        --------       ---------       --------
  Operating income (loss)...............       (409)          9,628           6,312           1,732         17,263
Other expense, net([1]).................     (1,948)          1,132          (1,197)          3,749          1,736
Interest expense........................      2,544           5,443           3,862             176         12,025
                                           --------        --------        --------       ---------       --------
Income (loss) before income taxes.......     (1,005)          3,053           3,647          (2,193)         3,502
Income taxes............................        769           1,338           3,168               1          5,276
                                           --------        --------        --------       ---------       --------
Net income (loss).......................     (1,774)          1,715            (479)         (2,194)        (1,774)
                                           ========        ========        ========       =========       ========

--------------------------

[1] Other expense net for The Hockey Company and Other Guarantors include equity in net income (loss) of subsidiaries of, ($2,731) and $933 respectively.

                                                                                        NON-GUARANTOR
YEAR ENDED                                THE HOCKEY                        OTHER       SUBSIDIARIES/
DECEMBER 31, 2001                          COMPANY     SPORT MASKA INC.   GUARANTORS     ELIMINATIONS      TOTAL
-----------------                         ----------   ----------------   ----------   ----------------   --------
Net cash provided by (used in) operating
  activities............................        498          (5,531)         (6,412)          2,323         (9,122)

INVESTING ACTIVITIES:
Purchases of property, plant and
  equipment.............................         --          (1,288)            (97)            (93)        (1,478)
Proceeds from disposal of property,
  plant and equipment...................         --             715             765          (1,139)           341
                                           --------        --------        --------       ---------       --------
Net cash provided by (used in) investing
  activities............................         --            (573)            668          (1,232)        (1,137)
                                           --------        --------        --------       ---------       --------

FINANCING ACTIVITIES:
Net change in short-term debt
  borrowings............................         --           6,957           9,103              --         16,060
Principal payments on debt..............         --              --            (245)             --           (245)
Proceeds from long-term debt............        370             307              --              --            677
Issuance of warrants....................      3,450              --              --              --          3,450
Deferred financing cost.................     (4,318)         (2,060)         (1,541)          2,374         (5,545)
                                           --------        --------        --------       ---------       --------
Net cash provided by (used in) financing
  activities............................       (498)          5,204           7,317           2,374         14,397
Effects of foreign exchange rate on
  cash..................................         --             (19)            (87)             48            (58)
                                           --------        --------        --------       ---------       --------
Net change in cash and cash
  equivalents...........................         --            (919)          1,486           3,513          4,080
Cash and cash equivalents at beginning
  of year...............................         --             925             516             982          2,423
                                           --------        --------        --------       ---------       --------
Cash and cash equivalents at end of
  year..................................         --               6           2,002           4,495          6,503
                                           --------        --------        --------       ---------       --------

                               THE HOCKEY COMPANY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

20. SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                                                                        NON-GUARANTOR
YEAR ENDED                                THE HOCKEY                        OTHER       SUBSIDIARIES/
DECEMBER 31, 2000                          COMPANY     SPORT MASKA INC.   GUARANTORS     ELIMINATIONS      TOTAL
-----------------                         ----------   ----------------   ----------   ----------------   --------
Net cash provided by (used in) operating
  activities............................      2,148           2,097           7,727          (6,731)         5,241
                                           --------        --------        --------       ---------       --------

INVESTING ACTIVITIES:
Purchases of property, plant and
  equipment.............................         --          (3,100)           (303)           (155)        (3,558)
Proceeds from disposal of property,
  plant and equipment, and deferred
  expenses..............................         --              30          (1,271)             --         (1,241)
                                           --------        --------        --------       ---------       --------
Net cash used in investing activities...         --          (3,070)         (1,574)           (155)        (4,799)
                                           --------        --------        --------       ---------       --------

FINANCING ACTIVITIES:
Net change in short-term borrowings.....         --           2,568          (8,004)          4,032         (1,404)
Principal payments on debt..............         --              --            (138)             --           (138)
Proceeds from long-term debt............         --              --           1,092              47          1,139
Deferred financing cost.................     (2,148)           (427)           (228)          1,937           (866)
                                           --------        --------        --------       ---------       --------
Net cash provided by (used in) financing
  activities............................     (2,148)          2,141          (7,278)          6,016         (1,269)
Effects of foreign exchange rate on
  cash..................................         --              12             (80)           (201)          (269)
                                           --------        --------        --------       ---------       --------
Net change in cash and cash
  equivalents...........................         --           1,180          (1,205)         (1,071)        (1,096)
Cash and cash equivalents at beginning
  of year...............................         --            (255)          1,721           2,053          3,519
                                           --------        --------        --------       ---------       --------
Cash and cash equivalents at end of
  year..................................         --             925             516             982          2,423
                                           --------        --------        --------       ---------       --------

                                                                                        NON-GUARANTOR
YEAR ENDED                                THE HOCKEY                        OTHER       SUBSIDIARIES/
DECEMBER 31, 1999                          COMPANY     SPORT MASKA INC.   GUARANTORS     ELIMINATIONS      TOTAL
-----------------                         ----------   ----------------   ----------   ----------------   --------
Net cash provided by (used in) operating
  activities............................        432           4,450          (5,020)          1,014            876
                                           --------        --------        --------       ---------       --------

INVESTING ACTIVITIES:
Purchases of property, plant and
  equipment.............................         --          (4,288)           (283)           (250)        (4,821)
Proceeds from disposal of property,
  plant and equipment...................         --             172              --              --            172
                                           --------        --------        --------       ---------       --------
Net cash used in investing activities...         --          (4,116)           (283)           (250)        (4,649)
                                           --------        --------        --------       ---------       --------

FINANCING ACTIVITIES:
Net change in short-term borrowings.....         --          (1,377)          6,372             433          5,428
Proceeds from long-term debt............         --              --            (830)            530           (300)
Liabilities subject to compromise.......       (432)             --              --              --           (432)
                                           --------        --------        --------       ---------       --------
Net cash provided by (used in) financing
  activities............................       (432)         (1,377)          5,542             963          4,696
Effects of foreign exchange rate on
  cash..................................         --              81             (24)            (54)             3
                                           --------        --------        --------       ---------       --------
Net change in cash and cash
  equivalents...........................         --            (962)            215           1,673            926
Cash and cash equivalents at beginning
  of year...............................         --             707           1,506             380          2,593
                                           --------        --------        --------       ---------       --------
Cash and cash equivalents at end of
  year..................................         --            (255)          1,721           2,053          3,519
                                           --------        --------        --------       ---------       --------

    In order to tender, a holder must send or deliver a properly completed and signed Letter of Transmittal, certificates for Units, if any, and any other required documents to the Exchange Agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

    THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

    The Bank of New York

    By Registered & Certified Mail:

           The Bank of New York
           Reorganization Unit
           15 Broad Street--16th Floor
           New York, New York 10007
           Attention: William T. Buckley

    By Regular Mail or Overnight Courier:

           The Bank of New York
           Reorganization Unit
           15 Broad Street--16th Floor
           New York, New York 10007
           Attention: William T. Buckley

    In Person by Hand Only:

           The Bank of New York
           Reorganization Unit
           15 Broad Street--16th Floor
           New York, New York 10007
           Attention: William T. Buckley

    BY FACSIMILE (FOR ELIGIBLE INSTITUTIONS ONLY):

           212-235-2261

    FOR INFORMATION OR CONFIRMATION BY TELEPHONE:

           212-235-2352

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Hockey Company, SLM Trademark Acquisition Corp., Sports Holdings Corp. and WAP Holdings Inc. are Delaware corporations, Sport Maska Inc. and SLM Trademark Acquisition Canada Corp. are New Brunswick corporations, Maska
U.S., Inc. is a Vermont corporation and Jofa AB and Jofa Holding AB are Swedish companies.

    Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any director or officer who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to obtain a judgment in its favor) because the person is or was a director or officer of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding. This indemnification is allowed only if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. In the case of a criminal proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful. A corporation may advance expenses incurred in defending any proceeding prior to the final disposition of the proceeding if the corporation receives an undertaking by or on behalf of the director or officer to repay that amount if it is ultimately determined that the person is not entitled to be indemnified. A corporation may also indemnify a director or officer against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action by or in the right of the corporation to obtain a judgment in its favor. This indemnification is allowed only if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

    The decision of whether indemnification will be provided in a particular case will be made by (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if a quorum is not obtainable, by independent legal counsel in a written opinion, (iii) approval of a majority of the shareholders, excluding the shares of the person to be indemnified; or
(iv) the court in which the proceeding is or was pending.

    Indemnification is not allowed if it would be inconsistent with (i) a resolution of the shareholders, (ii) the company's articles of incorporation or by-laws, (iii) an agreement in effect at the time of the cause of action, or
(iv) any condition expressly imposed by a court in approving a settlement.

    In addition, a Delaware corporation may obtain and maintain insurance on behalf of any director or officer of the corporation for any liability asserted against him or her, whether or not the corporation has the power to indemnify him or her against liability under the Corporations Code.

    Article IV of the by-laws of each of The Hockey Company and SLM Trademark Acquisition Corp. and Article 8 of the by-laws of each of Sports Holdings Corp. and WAP Holdings Inc. (together with The Hockey Company and SLM Trademark Acquisition Corp., the "Delaware Companies") provides for the indemnification under certain conditions of directors, officers, employees and agents acting in their official capacities.

    The Delaware Companies have not entered into separate indemnification agreements with any of their officers or directors.

    The Delaware Companies have directors' and officers' liability insurance insuring each company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities.

    Section 81 of the New Brunswick Business Corporation Act authorizes a corporation, except in respect of an action by or on behalf of the corporation or Another Body Corporate (as hereinafter defined) to procure a judgement in its favour, to indemnify each director and officer of the corporation and each former director and officer of the corporation and each person who acts or acted at the corporation's request as a director or officer of Another Body Corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or Another Body Corporate, as the case may be, if he acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. "Another Body Corporate" means a body corporate of which the corporation is or was a shareholder or creditor.

    Section 22 of the by-laws of each of Sport Maska Inc. and SLM Trademark Acquisition Canada Corp. (together, the "Canadian Companies") provides for the indemnification under certain conditions of directors and officers.

    The Canadian Companies have not entered into separate indemnification agreements with any of their officers or directors.

    The Canadian Companies have directors' and officers' liability insurance insuring each company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities.

    Section 8.51 of the Vermont Business Corporation Act authorizes a corporation to indemnify a director made a party to a proceeding because the person is or was a director of the corporation. This indemnification is allowed only if the person acted in good faith and in a manner the director reasonably believed to be in the best interests of the corporation in cases of conduct in the director's official capacity and in all other cases at least not opposed to the corporation's best interests and in any proceding brought by a government entity, the director had reasonable cause to believe their conduct was unlawful and the conduct was not found to be reckless intentionally unlawful. A corporation may advance expenses incurred in defending any proceeding prior to the final disposition of the proceeding if the corporation receives a written affirmation of the director that the director met the standard of conduct described in Section 8.51 together with an undertaking by or on behalf of the director to repay that amount if it is ultimately determined that the director is not entitled to be indemnified. A corporation may also indemnify a director against reasonable expenses incurred by that person in connection with the defense or settlement of the action by or in the right of the corporation to obtain a judgment in its favor.

    The decision of whether indemnification will be provided prior to resolution of the proceeding in a particular case will be made by (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if a quorum is not obtainable, by vote of a committee of the board of directors
(iii) by independent legal counsel in a written opinion; or (iv) approval of the shareholders.

    Indemnification is not permitted in connection with (i) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Section 8.56 of the Vermont Business Corporation Act provides for indemnification of officers of the corporation, in the same manner described above with respect to directors.

    Maska U.S., Inc. has not entered into separate indemnification agreements with any of its officers or directors.

    Maska U.S., Inc. has directors' and officers' liability insurance insuring its officers and directors against certain liabilities and expenses incurred by such persons in such capacities.

    Jofa AB and Jofa Holding AB are limited liability companies without general liabilities for controlling persons, directors and officers, except when such controlling persons, directors or officers are acting contradictory to statute law or negligent. There are no specific rights to indemnification of controlling persons, directors or officers under Swedish statutory law, by-laws, contracts or other arrangements.

    Jofa AB and Jofa Holding AB have not entered into separate indemnification agreements with any of their officers or directors.

    Jofa AB and Jofa Holding AB have directors' and officers' liability insurance insuring each company's officers and directors against certain liabilities and expenses incurred by such persons in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
         2.1            First Amended Joint Chapter 11 Plan (as modified), dated
                        November 12, 1996, filed with the United States Bankruptcy
                        Court for the District of Delaware. Filed as Exhibit 1 to
                        the Company's Current Report on Form 8-K dated December 6,
                        1996, and incorporated herein by reference.

         2.2            First Modification, dated January 15, 1997, to First Amended
                        Joint Chapter 11 Plan. Filed as Exhibit 2.2 to the Company's
                        Annual Report on Form 10-K for the year ended December 31,
                        1996, and incorporated herein by reference.

         2.3            Second Modification, dated January 23, 1997, to First
                        Amended Joint Chapter 11 Plan (as modified), dated November
                        12, 1996. Filed as Exhibit 2.3 to the Company's Annual
                        Report on Form 10-K for the year ended December 31, 1996,
                        and incorporated herein by reference.

         2.4            Third Modification, dated March 14, 1997, to First Amended
                        Joint Chapter 11 Plan (as modified), dated November 12,
                        1996. Filed as Exhibit 2.4 to the Company's Annual Report on
                        Form 10-K for the year ended December 31, 1996, and
                        incorporated herein by reference.

         3.1            Amended and Restated Certificate of Incorporation of the
                        Company dated March 31, 1997. Filed as Exhibit 3.1 to the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 1996, and incorporated herein by reference.

         3.2            Amended and Restated By-Laws of the Company. Filed as
                        Exhibit 3.2 to the Company's Annual Report on Form 10-K for
                        the year ended December 31, 1996, and incorporated herein by reference.

         3.3            Certificate of Amendment to Certificate of Incorporation and
                        Certificate of Designation, dated November 19, 1998. Filed as Exhibit 3.3 to the Company's Annual Report on Form 10-K
                        for the year ended December 31, 2000, and incorporated
                        herein by reference.

         3.4 Certificate of Amendment to Certificate of Incorporation, dated February 1, 2000. Filed as Exhibit 3.4 to the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 2000, and incorporated herein by reference.

         3.5            Certificate of Amendment to Certificate of Incorporation,
                        dated March 14, 2001. Filed as Exhibit 3.5 to the Company's
                        Annual Report on Form 10-K for the year ended December 31,
                        2000, and incorporated herein by reference.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
         3.6            Certificate of Amendment of the Company, dated April 3,
                        2002. Filed as Exhibit 3.1 to the Company's Current Report
                        on Form 8-K dated April 11, 2002, and incorporated herein by reference.

         4.1            Purchase Agreement, dated March 26, 2002, among the Company,
                        Sport Maska Inc. and Jefferies & Company, Inc. Filed as
                        Exhibit 4.10 to the Company's Current Report on Form 8-K
                        dated April 11, 2002, and incorporated herein by reference.

         4.2            Indenture, dated April 3, 2002, among the Company, Sport
                        Maska Inc., The Bank of New York, as Trustee, and the
                        Subsidiary Guarantors named therein, relating to Units
                        consisting of 11 1/4% Senior Secured Notes due 2009 of The
                        Hockey Company and 11 1/4% Senior Secured Notes due 2009 of
                        Sport Maska Inc. Filed as Exhibit 4.2 to the Company's
                        Current Report on Form 8-K dated April 11, 2002, and
                        incorporated herein by reference.

         4.3            Registration Rights Agreement, dated April 3, 2002, among
                        the Company, Sport Maska Inc. and Jefferies & Company, Inc.,
                        as Initial Purchaser. Filed as Exhibit 4.3 to the Company's
                        Current Report on Form 8-K dated April 11, 2002,
                        incorporated herein by reference.

         5              Opinion of Morgan, Lewis & Bockius LLP**

        10.1            Cash Option Agreement, dated January 6, 1997 between the
                        Company and Wellspring Associates LLC. Filed as Exhibit 10.1
                        to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996, and incorporated herein by
                        reference.

        10.2            Amendment to Cash Option Agreement, dated April 8, 1997,
                        between the Company and Wellspring Associates LLC. Filed as
                        Exhibit 10.2 to the Company's Annual Report on Form 10-K for
                        the year ended December 31, 1996, and incorporated herein by reference.

        10.3            Stockholders Agreement, dated as of April 11, 1997, between the Company and the persons set forth on Schedule A thereto.
                        Filed as Exhibit 10.3 to the Company's Annual Report on Form
                        10-K for the year ended December 31, 1996, and incorporated herein by reference.

        10.4            Warrant Agreement, dated as of April 11, 1997, between the
                        Company and American Stock Transfer & Trust Company, as
                        Warrant Agent. Filed as Exhibit 10.4 to the Company's Annual
                        Report on Form 10-K for the year ended December 31, 1996,
                        and incorporated herein by reference.

        10.5            Retail License Agreement, dated March 8, 1995, between Maska
                        U.S., Inc. and NHL Enterprises Inc. Filed as Exhibit 10.30
                        to the Company's Annual Report on Form 10-K for the year
                        ended December 31, 1994, and incorporated herein by
                        reference.

        10.6            Retail License Agreement, dated March 8, 1995, between Sport
                        Maska Inc. and NHL Enterprises Canada Inc. Filed as Exhibit
                        10.31 to the Company's Annual Report on Form 10-K for the
                        year ended December 31, 1994, and incorporated herein by
                        reference.

        10.7            Retail License Agreement, dated October 6, 1995, between NHL
                        Enterprises and Maska U.S., Inc. Filed as Exhibit 10.31 to
                        the Company's Annual Report on Form 10-K for the year ended
                        December 31, 1995, and incorporated herein by reference.

        10.8            Retail License Agreement, dated October 6, 1995, between NHL
                        Enterprises and Sport Maska Inc. Filed as Exhibit 10.32 to
                        the Company's Annual Report on Form 10-K for the year ended
                        December 31, 1995, and incorporated herein by reference.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
        10.9            Deed of Lease, dated April 11, 1997, between ZMD Sports
                        Investments Inc. and Sport Maska Inc. Filed as Exhibit 10.38
                        to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996, and incorporated herein by
                        reference.

        10.10           Deed of Lease, dated April 11, 1997, between ZMD Sports
                        Investments Inc. and Sport Maska Inc. Filed as Exhibit 10.40
                        to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996, and incorporated herein by
                        reference.

        10.11           Deed of Lease, dated April 11, 1997, between ZMD Sports
                        Investments Inc. and Sport Maska Inc. Filed as Exhibit 10.41
                        to the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996, and incorporated herein by
                        reference.

        10.12           Deed of Lease, dated April 11, 1997 between 2938201 Canada
                        Inc. and Sport Maska Inc. Filed as Exhibit 10.42 to the
                        Company's Annual Report on Form 10-K/A for the year ended
                        December 31, 1996, and incorporated herein by reference.

        10.13           Settlement Agreement, dated November 21, 1995, among the
                        Company, certain subsidiaries, the Buddy L Creditors
                        Committee and certain Lenders. Filed as Exhibit 10.40 to the
                        Company's Annual Report on Form 10-K for the year ended
                        December 31, 1995, and incorporated herein by reference.

        10.14           Form of U.S. Debenture Delivery Agreement, dated as of April
                        1, 1997. Filed as Exhibit 10.44 to the Company's Annual
                        Report on Form 10-K/A for the year ended December 31, 1996, and incorporated herein by reference.

        10.15           License and sponsorship agreement, dated September 25, 1998, among NHL Enterprises, L.P., NHL Enterprises Canada, L.P.,
                        NHL Enterprises B.V., Sport Maska Inc. and Maska U.S. Inc.
                        Filed as Exhibit 10.15 to the Company's Annual Report on
                        Form 10-K for the year ended December 31, 2000, and
                        incorporated herein by reference.

        10.16           Amendment to license agreement dated October 27, 1998, among
                        NHL Enterprises, L.P., NHL Enterprises Canada, L.P., NHL
                        Enterprises B.V., Sport Maska, Inc. and Maska U.S., Inc.
                        Filed as Exhibit 10.16 to the Company's Annual Report on
                        Form 10-K for the year ended December 31, 2000, and
                        incorporated herein by reference.

        10.17           Credit Agreement, dated as of November 19, 1998, among Maska
                        U.S., Inc., SHC Hockey Inc., the other Credit Parties
                        signatory thereto, General Electric Capital Corporation and the other Lenders signatory thereto from time to time. Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K
                        dated November 19, 1998 (and filed on March 9, 1999) and
                        incorporated herein by reference.

        10.18           Credit Agreement, dated as of November 19, 1998, among Sport
                        Maska Inc., Tropsport Acquisitions Inc., the Company, the
                        other Credit Parties signatory thereto, General Electric
                        Capital Canada Inc. and the other Lenders signatory thereto from time to time. Filed as Exhibit 10.2 to the Company's
                        Current Report on Form 8-K dated November 19, 1998 (and
                        filed on March 9, 1999) and incorporated herein by
                        reference.

        10.19           Agreement, dated as of March 14, 2001, among Caisse de depot et placement du Quebec, WS Acquisition LLC and the Company, filed as Exhibit 10.4 to the Company's Current Report on
                        Form 8-K dated March 26, 2001, and incorporated herein by
                        reference.

        10.20           Registration Rights Agreement, dated as of March 14, 2001, between the Company and Caisse de depot et placement du
                        Quebec, filed as Exhibit 10.5 to the Company's Current
                        Report on Form 8-K dated March 26, 2001, incorporated herein by reference.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
        10.21           Second Amendment to Credit Agreement, dated as of March 14,
                        2001, among Maska U.S., Inc., as the borrower, the Credit
                        Parties, the Lenders and General Electric Capital
                        Corporation, as Agent and Lender, filed as Exhibit 10.6 to the Company's Current Report on Form 8-K dated March 26,
                        2001, and incorporated herein by reference.

        10.22           Second Amendment to Credit Agreement, dated as of March 14,
                        2001, among Sport Maska Inc., as borrower, the Credit
                        Parties, the Lenders and General Electric Capital Canada
                        Inc., as Agent and Lender, filed as Exhibit 10.7 to the
                        Company's Current Report on Form 8-K dated March 26, 2001, and incorporated herein by reference.

        10.23           Pledge and Security Agreement, dated April 3, 2002, among
                        The Hockey Company, Sports Holdings Corp., Maska U.S., Inc.,
                        SLM Trademark Acquisition Corp., WAP Holdings Inc. and The
                        Bank of New York, as Collateral Agent. Filed as Exhibit 10.1
                        to the Company's Annual Report on Form 10-K for the year
                        ended December 31, 2001, and incorporated herein by
                        reference.

        10.24           General Security Agreement, dated April 3, 2002, by Sport
                        Maska Inc. in favor of BNY Trust Company of Canada, as
                        Collateral Agent. Filed as Exhibit 10.2 to the Company's
                        Current Report on Form 8-K dated April 11, 2002, and incorporated herein by reference.

        10.25           General Security Agreement, dated April 3, 2002, by SLM
                        Trademark Acquisition Canada Corp. in favor of BNY Trust
                        Company of Canada, as Collateral Agent. Filed as Exhibit
                        10.3 to the Company's Current Report on Form 8-K dated April
                        11, 2002, and incorporated herein by reference.

        10.26           Securities Pledge Agreement, dated April 3, 2002, by Sport
                        Maska Inc. in favor of BNY Trust Company of Canada, as
                        Collateral Agent. Filed as Exhibit 10.4 to the Company's
                        Current Report on Form 8-K dated April 11, 2002, and incorporated herein by reference.

        10.27           Securities Pledge Agreement, dated April 3, 2002, by SLM
                        Trademark Acquisition Canada Corp. in favor of BNY Trust
                        Company of Canada, as Collateral Agent. Filed as Exhibit
                        10.5 to the Company's Current Report on Form 8-K dated April
                        11, 2002, and incorporated herein by reference.

        10.28           Deed of Hypothec, dated April 3, 2002, between BNY Trust
                        Company of Canada, as Collateral Agent, and Sport Maska Inc.
                        Filed as Exhibit 10.6 to the Company's Current Report on
                        Form 8-K dated April 11, 2002, and incorporated herein by
                        reference.

        10.29           Deed of Hypothec, dated April 3, 2002, between BNY Trust
                        Company of Canada, as Collateral Agent, and SLM Trademark
                        Acquisition Canada Corp. Filed as Exhibit 10.7 to the
                        Company's Current Report on Form 8-K dated April 11, 2002, and incorporated herein by reference.

        10.30           Intercreditor Agreement, dated April 3, 2002, among General
                        Electric Capital Corporation, General Electric Capital
                        Canada Inc., The Bank of New York, as U.S. Collateral Agent,
                        BNY Trust Company of Canada, as Canadian Collateral Agent,
                        The Bank of New York, as Trustee, The Hockey Company, Sport
                        Maska Inc., Sports Holdings Corp., Maska U.S., Inc., SLM
                        Trademark Acquisition Canada Corp., SLM Trademark
                        Acquisition Corp. and WAP Holdings Inc. Filed as Exhibit
                        10.8 to the Company's Current Report on Form 8-K dated April
                        11, 2002, and incorporated herein by reference.

EXHIBIT NUMBER          DESCRIPTION
--------------          -----------
        10.31           Third Amendment to Credit Agreement, dated April 3, 2002,
                        among Maska U.S., Inc., as borrower, the Credit Parties, the
                        Lenders and General Electric Capital Corporation, as Agent
                        and Lender. Filed as Exhibit 10.9 to the Company's Current
                        Report on Form 8-K dated April 11, 2002, and incorporated
                        herein by reference.

        10.32           Fourth Amendment to Credit Agreement, dated April 3, 2002, among Sport Maska Inc., as borrower, the Credit Parties, the
                        Lenders and General Electric Capital Canada Inc., as Agent
                        and Lender. Filed as Exhibit 10.10 to the Company's Current
                        Report on Form 8-K dated April 11, 2002, and incorporated
                        herein by reference.

        12.1            Computation of Ratio of Earnings to Fixed Charges*

        21              List of the Company's subsidiaries, filed as Exhibit 21 to the Company's Annual Report on Form 10-K, for the year ended
                        December 31, 2001, incorporated herein by reference.

        23.1            Consent of Ernst & Young LLP*

        23.2            Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                        5)**

        23.3            Consent of Davies Ward Phillips & Vineberg LLP**

        24 Power of Attorney (included as part of the signature pages to this registration statement)*

        25              Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture related to the 11 1/4% Senior Secured
                        Note Units due 2009*

        99.1            Form of Letter of Transmittal*

        99.2            Form of Notice of Guaranteed Delivery*

        99.3            Form of Letter to Clients*

        99.4            Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees*

------------------------

 *  Filed herewith.

**  Filed by amendment.

ITEM 22. UNDERTAKINGS.

    The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (2) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (i) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (ii) To include any material with respect to the plan of distribution and not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, on the 6th day of May, 2002.

                                                       THE HOCKEY COMPANY

                                                       By:   /s/ ROBERT A. DESROSIERS
                                                             ---------------------------------------
                                                             Name:  Robert A. Desrosiers
                                                             Title: Chief Financial Officer and Vice
                                                                    President, Finance and
                                                                    Administration

                                                       SPORT MASKA INC.

                                                       By:   /s/ ROBERT A. DESROSIERS
                                                             ---------------------------------------
                                                             Name:  Robert A. Desrosiers
                                                             Title: Vice President, Finance and
                                                                    Administration

                                                       MASKA U.S., INC.

                                                       By:   /s/ ROBERT A. DESROSIERS
                                                             ---------------------------------------
                                                             Name:  Robert A. Desrosiers
                                                             Title: Vice President, Finance and
                                                                    Administration

                                                       SLM TRADEMARK ACQUISITION CANADA CORP.

                                                       By:   /s/ ROBERT A. DESROSIERS
                                                             ---------------------------------------
                                                             Name:  Robert A. Desrosiers
                                                             Title: Vice President, Finance and
                                                                    Administration

                                                       SLM TRADEMARK ACQUISITION CORP.

                                                       By:   /s/ ROBERT A. DESROSIERS
                                                             ---------------------------------------
                                                             Name:  Robert A. Desrosiers
                                                             Title: Vice President, Finance and
                                                                    Administration

                                                       SPORTS HOLDINGS CORP.

                                                       By:   /s/ ROBERT A. DESROSIERS
                                                             ---------------------------------------
                                                             Name:  Robert A. Desrosiers
                                                             Title: Vice President, Finance and
                                                                    Administration

                                                       WAP HOLDINGS INC.

                                                       By:   /s/ ROBERT A. DESROSIERS
                                                             ---------------------------------------
                                                             Name:  Robert A. Desrosiers
                                                             Title: Vice President, Finance and
                                                                    Administration

                                                       JOFA AB

                                                       By:   /s/ MATTHEW H. O'TOOLE
                                                             ---------------------------------------
                                                             Name:  Matthew H. O'Toole
                                                             Title: Authorized Signatory

                                                       JOFA HOLDING AB

                                                       By:   /s/ MATTHEW H. O'TOOLE
                                                             ---------------------------------------
                                                             Name:  Matthew H. O'Toole
                                                             Title: Authorized Signatory

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signatures to this Registration Statement appears below hereby appoints each of Greg S. Feldman, Matthew H. O'Toole and Robert A. Desrosiers, as his/her attorney-in-fact, to sign on his/her behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and any such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deemed necessary or appropriate.

                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----
                                                       Chairman of The Hockey Company
/s/ GREG S. FELDMAN                                      and Sport Maska Inc. and
-------------------------------------------              Director of the Subsidiary       May 6, 2002
Greg S. Feldman                                          Guarantors*

                                                       Chief Executive Officer and
                                                         President of The Hockey
                                                         Company, Sport Maska Inc. and
/s/ MATTHEW H. O'TOOLE                                   the Subsidiary Guarantors* and
-------------------------------------------              Director of The Hockey Company,  May 6, 2002
Matthew H. O'Toole                                       Sport Maska Inc., the
                                                         Subsidiary Guarantors* and the
                                                         Swedish Guarantors(+)

                                                       Chief Financial Officer of The
                                                         Hockey Company and Vice
/s/ ROBERT A. DESROSIERS                                 President, Finance and
-------------------------------------------              Administration of The Hockey     May 6, 2002
Robert A. Desrosiers                                     Company, Sport Maska Inc. and
                                                         the Subsidiary Guarantors*

/s/ PHIL BAKES
-------------------------------------------            Director of The Hockey Company     May 6, 2002
Phil Bakes

/s/ MICHEL BARIL
-------------------------------------------            Director of The Hockey Company     May 2, 2002
Michel Baril

/s/ PAUL CHUTE
-------------------------------------------            Director of The Hockey Company     May 6, 2002
Paul Chute

                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----
/s/ JASON B. FORTIN
-------------------------------------------            Director of The Hockey Company     May 6, 2002
Jason B. Fortin

/s/ JAMES C. PENDERGAST                                Director of The Hockey Company,
-------------------------------------------              Sport Maska Inc. and the         May 2, 2002
James C. Pendergast                                      Subsidiary Guarantors*

/s/ ROGER SAMSON
-------------------------------------------            Director of The Hockey Company     May 2, 2002
Roger Samson

/s/ LARS CHRISTENSSON                                  Chief Financial Officer and
-------------------------------------------              Director of the Swedish          May 2, 2002
Lars Christensson                                        Guarantors(+)

/s/ JOHNNY MARTINSSON
-------------------------------------------            Managing Director and Director of  May 2, 2002
Johnny Martinsson                                        the Swedish Guarantors(+)

/s/ LEIF SKOTTHEIM
-------------------------------------------            Director of Jofa AB                May 2, 2002
Leif Skottheim

/s/ JAN PERSSON
-------------------------------------------            Director of Jofa AB                May 2, 2002
Jan Persson

------------------------

* The Subsidiary Guarantors are Maska U.S., Inc., SLM Trademark Acquisition Canada Corp., SLM Trademark Acquisition Corp., Sports Holdings Corp. and WAP Holdings Inc.

+  The Swedish Guarantors are Jofa AB and Jofa Holding AB.